HIGHWAY 407
CONCESSION AND GROUND LEASE AGREEMENT

BETWEEN:

THE CROWN IN RIGHT OF ONTARIO,
AS REPRESENTED BY THE MINISTER WITHOUT PORTFOLIO
WITH RESPONSIBILITY FOR PRIVATIZATION

- and -

407 ETR CONCESSION COMPANY LIMITED

TABLE OF CONTENTS

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HIGHWAY 407 CONCESSION AND GROUND LEASE AGREEMENT

THIS HIGHWAY 407 CONCESSION AND GROUND LEASE AGREEMENT is made as of the 6th day of April, 1999,

B E T W E E N:

THE CROWN IN RIGHT OF ONTARIO, AS REPRESENTED BY THE MINISTER WITHOUT PORTFOLIO WITH RESPONSIBILITY FOR PRIVATIZATION

(the "Grantor")

- and -

407 ETR CONCESSION COMPANY LIMITED

(the "Concessionaire").

For consideration, the receipt and sufficiency of which are acknowledged by each of them, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

Unless otherwise specified or the context otherwise requires, for the purposes of this Agreement the following terms have the following meanings:

"**Additional Lands**" has the meaning ascribed thereto in Subsection 2.24(a).

"**Affected Highway**" means a highway, road or roadway under the jurisdiction and control of the Province, the federal or a municipal government or any other Person (including any private road) that intersects or crosses over or under Highway 407.

"**Affected Highway Protocol**" means the protocol attached as Schedule 1, providing for the allocation of responsibilities for the maintenance, repair and rehabilitation of Affected Highways.

"**Affected Landowner Protocol**" means the protocol attached as Schedule 2, providing for the rights and obligations of the Concessionaire and the Minister of Transportation with respect to lands and landowners affected by the Work.

"**Affected Party**" has the meaning ascribed thereto in Section 18.2.

"Affiliate", when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, and a Person shall be deemed to be controlled by another Person, if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly and whether through share ownership, a trust, a contract or otherwise.

"Agreement" means this Highway 407 concession and ground lease agreement, including, for the avoidance of doubt, all schedules referred to herein.

"Approval", **"Approved"**, **"Approved by the Grantor"** and similar expressions mean approved or consented to by the Grantor in accordance with the provisions of Section 1.19.

"Approved Change Request" means a Change Request which has been Approved by the Grantor.

"Arbitrator" has the meaning ascribed thereto in Section 25.5.

"Archaeological/Historical Finds" means property of archaeological or historical significance or heritage resources located in, under or on the Highway 407 Lands.

"Article", **"Section"**, **"Subsection"**, **"Paragraph"**, **"Subparagraph"** and **"Schedule"** mean and refer to the specified article, section, subsection, paragraph, subparagraph or schedule of or to this Agreement.

"Assignment of Plans and Contracts Security Agreement" has the meaning ascribed thereto in Section 2.13.

"Audit" and similar expressions mean, with respect to any matter or thing relating to the Project or this Agreement, the performance by or on behalf of the Grantor of such reviews, investigations, inspections, audits, confirmations, certifications, tests, studies and determinations of or relating to such matter or thing as the Grantor may determine, in its sole and absolute discretion, to be advisable or desirable in the circumstances conducted in each case in accordance with applicable industry accepted practices, if any.

"Bank Rate" means the bank rate established by the Bank of Canada from time to time as the minimum rate at which the Bank of Canada makes short-term advances to the banks listed in Schedule 1 to the *Bank Act* (Canada).

"Bona Fide Debt" or **"Bona Fide Leasehold Mortgage"** means any debt or Leasehold Mortgage, as the case may be, owing or granted to a Person other than a Person related to the Concessionaire, pursuant to an agreement entered into prior to the occurrence of an event of Force Majeure, Discriminatory Action or other event giving rise to the payment of amounts for or in respect of termination under this Agreement, but for the avoidance of doubt, shall include any refinancing of such debt or Leasehold Mortgage, notwithstanding that the agreement in respect of such refinancing was entered into after the occurrence of the event giving rise to the payment of amounts for or in respect of termination under this Agreement, provided that such refinancing was entered into on commercially reasonable terms having regard to the circumstances of termination.

"Breakage Costs" means any commercially reasonable breakage costs, make-whole payment or other prepayment amounts that are required to be paid by the Concessionaire under any Bona Fide Debt relating to the Project as a result of the early repayment of such debt prior to its scheduled maturity date.

"Business Day" means any day which is not (i) a Saturday or a Sunday or (ii) a day observed as a holiday under a law of the Province of Ontario or a federal law of Canada applicable to the Province of Ontario.

"Change Order" means a written order prepared by or on behalf of the Grantor directing the Concessionaire to

(i) add or perform work in respect of the Project in addition to that provided for in this Agreement, including work related to the integration of Highway 407 with

(A) other highways (whether tolled or not) and

(B) any Expansions or Extensions performed by or on behalf of the Grantor and not otherwise required hereunder,

(ii) dispense with, delete or change the dimensions, character, quantity, quality, description, location or position of the whole or any part of the Work or make other changes to the Work,

(iii) implement and comply with Higher Ministry Safety Standards,

(iv) implement an Expansion or Extension,

(v) cause the Delivery Plan to be revised, or

(vi) accelerate the construction of all or any of the Ultimate Number of Core Lanes (as defined in Schedule 22).

"Change Request" means a written request in respect of the Project prepared by or on behalf of the Concessionaire and addressed to the Grantor seeking to

(i) dispense with, delete or change the dimensions, character, quantity, quality, description, location or position of the whole or any part of the Work or make other changes to the Work in respect of Highway 407, provided that, for the avoidance of doubt, no Change Request shall be necessary to implement any change in the Work not specifically mandated or prohibited or otherwise regulated by the Governing Documentation or Laws and Regulations,

(ii) alter or modify the Delivery Plan, Ministry Safety Standards or, if applicable, Higher Ministry Safety Standards, or

(iii) implement an Expansion or Extension.

"Claim" means any claim, demand, liability, damage, loss, suit, action or cause of action and all costs and expenses relating thereto.

"Commencement of Construction" means that the Concessionaire has actually commenced or caused the commencement of Construction Work or related on-site activities (such as utility relocation, fence removal or demolition or alteration of existing structures) and **"Commence Construction"** has a corresponding meaning.

"Commissioned and Opened" means, with respect to any portion of Highway 407 (excluding the Toll System), that such portion of Highway 407 is determined by notice from the Grantor to the Concessionaire to be available for use by the public as a controlled access highway based on Ministry Safety Standards (and, if applicable, Higher Minister Safety Standards) and Laws and Regulations and for the purposes hereof, Highway 407 Central shall be deemed to be Commissioned and Opened, except for that two (2) kilometre portion of Highway 407 between McCowan Road and Highway 48 and the Highway 407 Central Deferred Interchanges and "Commissioning and Opening" shall have a corresponding meaning.

"Comparable Controlled Access Highways" means high volume controlled access King's Highways designated under Subsection 36(1) of the *Public Transportation and Highway Improvement Act* (Ontario).

"Concession Termination Date" means the ninety-ninth (99th) anniversary of the Effective Date.

"Concessionaire Default" has the meaning ascribed thereto in Section 20.1.

"Concessionaire's Advisors" means the agents, advisors, consultants, engineers, auditors, employees, representatives, contractors, subcontractors and/or workmen of the Concessionaire and all others for whom the Concessionaire is in law responsible, and includes the Designated Consultants and the Designated Contractors.

"Concessionaire's Counsel" means such legal counsel as the Concessionaire may designate in writing from time to time.

"Concessionaire's Interest" means the right, title and interest of the Concessionaire in and to the Project, the Project Agreements, the DDB/OMM Agreements, the Governing Documentation and/or the leasehold estate of the Concessionaire created by this Agreement.

"Construction Work" means the construction of Highway 407 East Partial, Highway 407 West and the Highway 407 Central Deferred Interchanges in accordance with the Governing Documentation and Laws and Regulations, and includes the rehabilitation and/or upgrade of Province Completed Facilities as part thereof.

"Corridor Lands" means lands and rights that are (i) adjacent to, over or under the Highway 407 Lands, (ii) owned by the Province and (iii) not leased to the Concessionaire.

"Corridor Management Protocol" means the protocol describing the responsibilities of the Province and the Concessionaire with respect to the administration and

implementation of the management of the Highway 407 Lands and the Corridor Lands attached as Schedule 3.

"Data" means all plans, materials, records, studies, tests, test results, certificates, investigations, samples, surveys, reports, statements, documents, facts, information, traffic information (including volume counts, classification counts, origin and destination data, speed and travel time information and vehicle jurisdiction data) and data (including test data) provided, prepared, produced, created, collected, recorded, analyzed, characterized, categorized, processed, generated and/or stored by the Toll System or otherwise by the Concessionaire or any of the Concessionaire's Advisors in connection with the Project or the Work and, except as otherwise stated herein to the contrary, does not include Financial Information or financial statements of the Concessionaire.

"DDB/OMM Agreements" means agreements relating to the development, design, operation, management, maintenance, rehabilitation and/or tolling of the Project as in force from time to time, but excludes Leasehold Mortgages and related financing documents.

"DDB Work" means the Development Work, the Design Work and the Construction Work.

"Default" means a Concessionaire Default or a Grantor Default, as the case may be.

"Delay Event" has the meaning ascribed thereto in Section 18.1.

"Delay Period" has the meaning ascribed thereto in Subsection 4.14(b).

"Delivery Plan" means the delivery plan attached as Schedule 4 as the same may be amended pursuant to any Change Order or Approved Change Request.

"Design Work" means the design of Highway 407 West, Highway 407 East Partial and the Highway 407 Central Deferred Interchanges in accordance with the Governing Documentation and Laws and Regulations.

"Designated Consultant" has the meaning ascribed thereto in Subsection 4.3(a), and references to a Designated Consultant refer to the Designated Consultant retained to perform the relevant functions described in the sections of this Agreement in which the reference to such Designated Consultant appears.

"Designated Contractor" has the meaning ascribed thereto in Subsection 4.7(a), and references to a Designated Contractor refer to the Designated Contractor retained to perform the relevant functions described in the sections of this Agreement in which the reference to such Designated Contractor appears.

"Development Work" means the development obligations in this Agreement relating to the Design Work, the Construction Work and/or the Project, or any portion thereof in accordance with the Governing Documentation and Laws and Regulations.

"Discriminatory Action" has the meaning ascribed thereto in Section 19.1.

"Discriminatory Action Compensation" has the meaning ascribed thereto in Section 19.2.

"Discriminatory Action Damages" has the meaning ascribed thereto in Section 19.3.

"Discriminatory Action Termination Value" has the meaning ascribed thereto in Section 19.4.

"Effective Date" means the date of this Agreement.

"Encumbrance" means any mortgage, lien, judgment, execution, pledge, charge, security interest, restriction, claim, trust, deemed trust or encumbrance of any nature whatsoever, whether arising by operation of law or statutory or otherwise created.

"End Date" means the date on which the Term expires or is terminated.

"Environmental Laws" means

(i) all requirements and provisions under or prescribed by the common law and any and all applicable federal, provincial, regional, local or municipal laws, statutes or by-laws,

(ii) all applicable rules, regulations, protocols, guidelines, procedures, judgments, concessions, grants, franchises, licenses, agreements and any other governmental requirements, promulgated under or pursuant to any law referred to in clause (i),

(iii) all applicable orders, decisions and exemptions rendered by any Governmental Authority, and

(iv) any other applicable laws, rules, regulations, orders and decisions

relating to environmental matters that pertain to the Project and that with respect to clauses (ii), (iii) and (iv) would, in the ordinary and usual course of the development, design, construction, operation, management, maintenance, rehabilitation and/or tolling of a Comparable Controlled Access Highway, be recognized, followed and/or implemented.

"Existing Improvements" means

(i) the highway that as of October 19, 1998 was part of the King's Highway known as Number 407 located on the Highway 407 Lands, including as at the Effective Date all improvements (including paving), signage (including all toll road entry and exit signage), the Toll System, chattels, machinery, equipment, materials, supplies, tools, appurtenances and fixtures forming a part of and used in connection with Highway 407,

(ii) all buildings and structures, whether temporary or permanent, erected or located in, on, under or upon the Project Lands as at the Effective Date, including the existing Operations Centre located at 6300 Steeles Avenue West in the Town of Vaughan, Ontario and the existing Patrol Yards

located at 6200 Steeles Avenue West in the Town of Vaughan and at Part of Lot 10, Concession 9, in the Town of Milton, Ontario, together with the systems, facilities and equipment comprising the foregoing or related thereto,

(iii) all other facilities, fixtures, appurtenances and tangible and intangible (other than receivables) personal property as at the Effective Date, including inventories of any nature whatsoever contained on or attaching to the Project Lands or used in connection with the Project Lands,

(iv) all mechanical, electrical and other systems installed or used in connection with any of the foregoing as at the Effective Date, and

(v) the Province Completed Facilities.

"Expansion" means the building of additional lanes, the adding or expanding of interchanges, the construction of tunnels, bridges and/or other structures and the making of other improvements in connection with Highway 407, and for the avoidance of doubt, does not include Highway 407 West, Highway 407 East Partial, or Highway 407 Central Deferred Interchanges or the construction of any additional lanes up to and including the Ultimate Number of Core Lanes (as defined in Schedule 22), and **"Expand"** and **"Expanded"** have corresponding meanings.

"Extension" means the construction of linear additions to Highway 407, and for the avoidance of doubt, does not include Highway 407 West, Highway 407 East Partial, or Highway 407 Central Deferred Interchanges, and **"Extend"** and **"Extended"** have corresponding meanings.

"Financial Information" means any and all information relating to the Project, including income statements, balance sheets, statements of cash flow and changes in financial position, details regarding Toll Revenues (including accounts receivable aging and billable and non-billable trips), operating expenses, capital expenditures and budgeted operating results.

"Fiscal Year" means the twelve (12) month period commencing on April 1 and ending on March 31.

"Force Majeure" means any event beyond the reasonable control of the party to this Agreement claiming Force Majeure, including an intervening act of God or public enemy, war, invasion, armed conflict, act of foreign enemy, blockade, revolution, act of terror, sabotage, civil commotions, interference by civil or military authorities, governmental expropriation or confiscation of property or equipment by any Governmental Authority (other than the Province), nuclear or other explosion, radioactive or chemical contamination or ionizing radiation, fire, tidal wave, earthquake, epidemic, quarantine restriction, stop-work order or injunction issued by a court or public authority having jurisdiction and governmental embargo, which delays or interrupts the performance of any material obligation under this Agreement provided that such event is not otherwise specifically dealt with under this Agreement or does not arise by reason of

(i) the negligence or wilful misconduct of the Affected Party or those for whom it is in law responsible,

(ii) any act or omission by the Affected Party (or those for whom it is in law responsible) in breach of the provisions of this Agreement,

(iii) lack or insufficiency of funds or failure to make payment of monies or provide required security on the part of the Affected Party,

(iv) any strike, labour dispute or other labour protest involving any Person retained, employed or hired by the Concessionaire or any of the Concessionaire's Advisors to supply materials or services for or in connection with the Work and any strike, labour dispute or labour protest caused by or attributable to any act (including any pricing or other practice or method of operation) or omission of the Concessionaire or any of the Concessionaire's Advisors,

(v) any weather conditions (including any flooding) whether or not such weather conditions or the severity of such weather conditions are not or have not ordinarily or customarily been encountered or experienced, save and except hurricanes, tornadoes and similar catastrophic weather conditions encountered or experienced at or in the vicinity of the Highway 407 Lands during the period of the performance of the Construction Work,

(vi) the development, construction or operation of any mode of transportation, including a highway, that may result in the reduction of Toll Revenues or in the number of vehicles using Highway 407,

(vii) any change or development in technology relating to tolling or toll highways,

(viii) the existence of a Ministry Safety Standard, the introduction of a new Minister Safety Standard or any changes to an existing Ministry Safety Standard, or

(ix) any Discriminatory Action.

"Force Majeure Termination Value" has the meaning ascribed thereto in Section 18.6.

"Government Agreements" has the meaning ascribed thereto in Section 3.13.

"Governmental Authority" means any federal, provincial, regional or municipal governmental, quasi-governmental, judicial, public or statutory authority, commission, tribunal, agency, department, ministry, body or other entity.

"Governmental Authorization" means any approval, certificate of approval, authorization, consent, waiver, variance, exemption, declaratory order, exception, license, filing, registration, permit, notarization, special lease or other requirement of any Governmental Authority or any utility, cable television supplier or railway operator, whether existing or to be obtained, which is necessary in connection with the Work or any part thereof.

"Governing Documentation" means this Agreement, Approved Change Requests, Change Orders, Ministry Safety Standards, Higher Ministry Safety Standards (if applicable), Governmental Authorizations and/or Other Authorizations.

"Grantor Default" has the meaning ascribed thereto in Section 20.3.

"Grantor's Counsel" means such legal counsel as the Grantor may designate in writing from time to time.

"Hazardous Substance" means, but is not limited to, any solid, liquid, gas, odour, heat, sound, vibration, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by Environmental Laws or which is classified as hazardous or toxic under Environmental Laws.

"Higher Ministry Safety Standards" means safety standards, specifications, special provisions, directives, codes, policies, procedures, manuals, guidelines and/or processes of the Ministry of Transportation that constitute a higher level of safety standard than the standards set out in the Ministry Safety Standards.

"Highway 407" means the highway that as of October 19, 1998 was that part of the King's Highway known as Number 407 located on the Highway 407 Lands, together with Highway 407 West, Highway 407 East Partial, the Highway 407 Central Deferred Interchanges and the highway as it may be Expanded or Extended on the Highway 407 Lands and including all improvements (including paving), signage (including all toll road entry and exit signage), the Toll System, chattels, machinery, equipment, materials, supplies, tools, appurtenances and fixtures forming a part of and used in connection with such highway from time to time.

"Highway 407 Act" means the *Highway 407 Act, 1998* (Ontario).

"Highway 407 Central" means the portion of Highway 407 built from Highway 403 in Oakville to Highway 48 in Markham, as more particularly described in Schedule 5.

"Highway 407 Central Deferred Interchanges" means those interchanges to be designed and constructed as part of Highway 407 Central, as more particularly described in Schedule 5.

"Highway 407 East Partial" means the portion of Highway 407 to be designed and constructed from Highway 48 to Highway 7 east of Brock Road, as more particularly described in Schedule 6.

"Highway 407 Lands" means the lands described or to be described in regulations made under the Highway 407 Act, including the lands more particularly described in Schedule 7, and for the avoidance of doubt includes such subsurface and air rights as are necessary for the design, construction, use and safety of Highway 407.

"Highway 407 Lands Availability Schedule" means the schedule attached as Schedule 8 that includes

(i) in part 1 thereof, a schedule of the dates by which the Grantor will make available or cause to be made available to the Concessionaire the lands required for Highway 407 West and Highway 407 East Partial (or relevant portions thereof),

(ii) in part 2 thereof, a schedule of the dates by which the leases described therein will be terminated, and

(iii) in part 3 thereof, a list of the agreements of purchase and sale of the properties identified therein containing conditions to be observed and performed by the Concessionaire as part of the Work.

"Highway 407 West" means the portion of Highway 407 to be designed and constructed from the junction of the Queen Elizabeth Way and Highway 403 in Burlington to the existing terminus of Highway 407 at Highway 403 in Oakville, as more particularly described in Schedule 9.

"Highway Purposes" means utilization of the Commissioned and Opened portions of Highway 407 for transportation purposes by means of any mode of transportation then in general use on Comparable Controlled Access Highways, subject only to closures or cessations expressly permitted hereunder or pursuant to the Highway 407 Act.

"Information" means all reports, certificates, schedules, notices requests, information, materials, test results, samples, plans, projections, files, correspondence, Data and proper, complete and accurate books, records, accounts and documents of the Concessionaire relating to the Project, including any of the foregoing stored electronically or on computer-related media but excludes Financial Information or financial statements of the Concessionaire except as otherwise stated herein to the contrary or as may be required to confirm compliance with the Governing Documentation.

"Initiating Party" has the meaning ascribed thereto in Section 25.4.

"Initiation Notice" has meaning ascribed thereto in Section 25.4.

"Interest Rate" means interest at a variable nominal rate per annum equal on each day to the Bank Rate then in effect.

"King's Highway" means any highway designated from time to time as the King's Highway by the Lieutenant Governor in Council pursuant to Subsection 7(1) or Subsection 36(1) of the *Public Transportation and Highway Improvement Act* (Ontario).

"Known Archaeological/Historical Finds" means Archaeological/Historical Finds, the presence or potential presence of which was known by the Concessionaire or described or otherwise referred to in the Reference Documents or the list of reports and materials set out in Schedule 10.

"Known Hazardous Substances" means Hazardous Substances the presence or potential presence of which was known by the Concessionaire or described or otherwise referred to in the Reference Documents or the list of reports and materials set out in Schedule 11.

"Late Payment" has the meaning ascribed thereto in Subsection 4.14(b).

"Laws and Regulations" means any requirements under or prescribed by the common law and any federal, provincial or municipal laws, court orders or judgments, orders-in-council, by-laws, codes, orders, rules, policies, regulations or statutes affecting, applicable to or otherwise relating to, the Concessionaire, the Project or the use thereof, including Environmental Laws.

"Leasehold Mortgage" has the meaning ascribed thereto in Section 22.1.

"Leasehold Mortgagee" has the meaning ascribed thereto in Section 22.1.

"Losses" means all losses (including actual and estimated losses of Toll Revenues), damages, costs (including administrative costs), expenses, liabilities, judgments, awards, taxes, fines, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including

(i) reasonable legal fees on a solicitor and client basis and reasonable fees or other charges of accountants and other advisors, and

(ii) interest computed on money paid by a Person in respect of any of the foregoing at a variable nominal rate per annum equal on each day to the Bank Rate then in effect plus three percent (3%), calculated from the date such payment is made by such Person until the date of demand therefor

less, and to the extent applicable in the circumstances,

(iii) costs and expenses that the party claiming the Losses would otherwise expend or incur in order to comply with the Governing Documentation, and/or

(iv) costs and expenses that the Concessionaire would otherwise expend or incur in the ordinary course of the performance of the Work or the carrying on of business in the ordinary course.

"Management Plan" means the management plan developed by the Concessionaire for the implementation of the Work, as set out in Schedule 12.

"Minister of Transportation" means the Minister of Transportation of the Province of Ontario.

"Ministry of Transportation" means the Ministry of Transportation of the Province of Ontario.

"Ministry Safety Standards" means safety standards, specifications, special provisions, directives, codes, policies, procedures, manuals, guidelines and processes of the Ministry of Transportation that apply to the development, planning, design, construction, operation, maintenance and rehabilitation of Comparable Controlled Access Highways.

"MTO Enforcement Services Agreement" means the enforcement services agreement with the Ministry of Transportation containing the terms set out in Schedule 13.

"Non-Acceptance Notice" has the meaning ascribed thereto in Subsection 23.2(d).

"Notice of Discriminatory Action" has the meaning ascribed thereto in Section 19.3

"Notice of Dispute" has the meaning ascribed thereto in Section 19.3.

"Notice of Force Majeure Termination" has the meaning ascribed thereto in Section 18.5.

"OMM Work" means the operation, management, maintenance, rehabilitation and/or tolling of the Project in accordance with the Governing Documentation and Laws and Regulations.

"OPP" means the Ontario Provincial Police, its successor or any other public law enforcement service provider permitted to assume the responsibilities of the Ontario Provincial Police in connection with the Project.

"Operations Centre" means any building used primarily for activities relating to the control, management or monitoring of Highway 407 and any electronic or other tolling system on Highway 407 and includes the existing Operations Centre located at 6300 Steeles Avenue West in the City of Vaughan, Ontario.

"Operations Centre Lands" means that part of Lot 1 Concession 9 in the City of Vaughan, Region of York, designated as parts 1, 2 and 3 of Reference Plan 65R-16967 and any other lands upon which an Operations Centre is constructed.

"Other Authorizations" has the meaning ascribed thereto in Section 3.10.

"Other Non-Toll Revenues" means all revenues other than Toll Revenues charged by or on behalf of the Concessionaire from all sources in connection with the Project, including any express exclusions from Toll Revenues but excluding any permit fees, revenues or other monies payable to the Concessionaire pursuant to the Corridor Management Protocol.

"Parkway Belt Lands" means those lands which the Province has established by order as the Parkway Belt Planning Area, as such order may be amended from time to time, the current configuration of which is shown on a map prepared by the Ministry of Municipal Affairs and Housing dated March 5, 1999, and in respect of which the Province has the power and authority to exercise the rights conferred upon it pursuant to the Ontario Planning and Development Act, 1994. S.P. 1994. c.23.

"Patrol Yards" means the lands and premises used for patrol yards for Highway 407, including those located as at the date hereof at 6200 Steeles Avenue West, in the City of Vaughan, Ontario and at part of Lot 10, Concession 9, in the Town of Milton, Ontario.

"Patrol Yards Lands" means that part of Lot 1, Concession 9 in the City of Vaughan, Regional Municipality of York, described as Parts 1, 2 and 3 on Reference Plan 65R-20300 and part of Lot 10, Concession 9, New Survey, in the Town of Milton, Regional Municipality of Halton, described as part 1 on Reference Plan 20R-12765.

"Permits" means all approvals, certificates of approval, registrations, licences, permits, exemption orders, or declaratory orders conferred under statute, by agreement or otherwise that are specific in their application to Highway 407 that were possessed by the Province as of the Effective Date in connection with the Project, including the permits listed in Schedule 14.

"Permitted Encumbrance" means

(i) a security interest taken or reserved in personalty forming part of the Project to secure payment of all or part of its price, or

(ii) a security interest taken by a Person who gives value for the purpose of enabling the Concessionaire to acquire rights in or to personalty which is to form part of the Project to the extent that the value is applied to acquire such rights, so long as none of such security interests are in default,

(iii) inchoate or statutory liens for Taxes or utility rates or charges not at the time overdue,

(iv) inchoate or statutory liens for overdue Taxes or utility rates or charges the validity or amount of which the Concessionaire is contesting in good faith, but only for so long as such contestation effectively postpones enforcement of any such liens,

(v) statutory liens (including any deposits to secure same) incurred or deposits made in the ordinary course of the operation of the Project in connection with worker's compensation, employment insurance and similar legislation,

(vi) liens and privileges arising out of any judgments with respect to which the Concessionaire intends to prosecute appeals or proceedings for review, but only for so long as there is a stay of execution pending the determination of such appeals or proceedings for review,

(vii) security given by the Concessionaire to a public or private utility or common carrier or any Governmental Authority when required by such utility, carrier or authority in the ordinary course of operating the Project, which singularly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Concessionaire,

(viii) construction, repair or storage liens arising in the ordinary course of the Concessionaire's business for sums which are not overdue or the validity or amount of which is being contested in good faith, but only for so long as such contestation effectively postpones enforcement of any such liens,

(ix) easements and any registered restrictions or covenants that run with the Project Lands provided they have been complied with and with respect to Highway 407 Lands, do not in the aggregate materially and adversely affect the use of such Highway 407 Lands for Highway Purposes and with

respect to other Project Lands, do not in the aggregate materially and adversely affect the use of such lands for their intended purposes;

(x) easements, rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, cable television, telegraph and telephone lines, telecommunications services and other similar products or services, provided they have been complied with and provided that with respect to Highway 407 Lands, they do not in the aggregate materially and adversely affect the use of such Highway 407 Lands for Highway Purposes and with respect to other Project Lands, do not in the aggregate materially and adversely affect the use of such lands for their intended purposes,

(xi) zoning by-laws, ordinances or restrictions as to the use of real property, and agreements with other Persons registered against title to the Project Lands, provided they have been complied with and provided that with respect to Highway 407 Lands, they do not materially and adversely affect the use of such Highway 407 Lands for Highway Purposes and with respect to other Project Lands, do not in the aggregate materially and adversely affect the use of such lands for their intended purposes,

(xii) any discrepancies or encroachments that up-to-date surveys of the Project Lands might reveal , provided that they do not materially and adversely affect the use of such Highway 407 Lands for Highway Purposes and, with respect to other Project Lands, do not in the aggregate materially and adversely affect the use of such lands for their intended purposes,

(xiii) good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases, surety, customs, performance bonds and other similar obligations,

(xiv) the rights reserved to or vested in any Governmental Authority by any statutory provision,

(xv) agreements contemplated by this Agreement including those provided for in Sections 3.11, 3.12 and 3.13,

(xvi) any Encumbrance permitted hereunder, including the Assignment of Plans and Contracts Security Agreement and any Leasehold Mortgage permitted hereunder, and

(xvii) any amendment, extension, renewal or replacement of any of the foregoing.

"Person" means an individual, corporation, partnership, joint venture, association, trust, pension fund, union, governmental agency, board, tribunal, the Grantor, commission or department and the heirs, beneficiaries, executors, legal representatives or administrators of an individual.

"Plans and Contracts" has the meaning ascribed thereto in Section 2.13.

"Police Services Agreement" means the police services agreement attached as Schedule 15.

"Preliminary Notice" has the meaning ascribed thereto in Section 19.3.

"Preparatory Work" has the meaning ascribed thereto in Section 5.1.

"Project" means

(i) Highway 407,

(ii) all buildings and structures, whether temporary or permanent, erected or located in, on, under or upon the Project Lands from time to time, including the Toll System, the Operations Centre and the Patrol Yards, together with the systems, structures, facilities and equipment comprising the foregoing or relating thereto,

(iii) all other facilities, fixtures, appurtenances and tangible and intangible personal property, including inventories of any nature whatsoever contained on or attaching to the Project Lands from time to time or used in connection with the Project Lands,

(iv) all mechanical, electrical and other systems installed or used in connection with any of the foregoing, and

(v) the Concessionaire's leasehold interest in the Project Lands.

"Project Agreements" means all or any of the material agreements relating to the Project from time to time to which both the Grantor and the Concessionaire are parties, including this Agreement, the Requester Agreement, the Police Services Agreement, the MTO Enforcement Services Agreement and the Tolling, Congestion Relief and Expansion Agreement attached as Schedule 22, but excludes any Leasehold Mortgage and related financing documents and the Share Purchase Agreement made the ____ day of April, 1999, between, among others, the Grantor and the purchaser thereunder.

"Project Fair Market Value" has the meaning ascribed thereto in Subsection 23.2(a).

"Project Lands" means the Highway 407 Lands, the Operations Centre Lands and the Patrol Yard Lands.

"Province" means the Crown in Right of Ontario and any or all departments, ministries, agencies, boards, commissions, corporations or other entities thereof.

"Province Completed Facilities" means the facilities completed or to be completed by the Province and intended to form part of the Project as described in Schedule 16 and includes Highway 407 Central.

"Province Permitted Encumbrances" means

(i) inchoate or statutory liens for Taxes or utility rates or charges not at the time overdue,

(ii) inchoate or statutory liens for overdue Taxes or utility rates or charges the validity or amount of which the Grantor is contesting in good faith, but only for so long as such contestation effectively postpones enforcement of any such liens,

(iii) statutory liens (including any deposits to secure same) incurred or deposits made in the ordinary course of the operation of the Project in connection with worker's compensation, employment insurance and similar legislation,

(iv) liens and privileges arising out of any judgments with respect to which the Grantor intends to prosecute appeals or proceedings for review, but only for so long as there is a stay of execution pending the determination of such appeals or proceedings for review,

(v) security given by the Grantor to a public or private utility or common carrier or any Governmental Authority when required by such utility, carrier or authority in the ordinary course of operating the Project, which singularly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Grantor,

(vi) construction, repair or storage liens arising in the ordinary course of the Grantor's business for sums which are not overdue or the validity or amount of which is being contested in good faith, but only for so long as such contestation effectively postpones enforcement of any such liens,

(vii) easements and any registered restrictions or covenants that run with the Project Lands provided they have been complied with and with respect to Highway 407 Lands, do not in the aggregate materially and adversely affect the use of such Highway 407 Lands for Highway Purposes and with respect to other Project Lands, do not in the aggregate materially and adversely affect the use of such lands for their intended purposes;

(viii) easements, rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, cable television, telegraph and telephone lines, telecommunications services and other similar products or services, provided they have been complied with and provided that with respect to Highway 407 Lands, they do not in the aggregate materially and adversely affect the use of such Highway 407 Lands for Highway Purposes and with respect to other Project Lands, do not in the aggregate materially and adversely affect the use of such lands for their intended purposes,

(ix) zoning by-laws, ordinances or restrictions as to the use of real property, and agreements with other Persons registered against title to the Project Lands, provided they have been complied with and provided that with respect to Highway 407 Lands, they do not materially and adversely affect the use of such Highway 407 Lands for Highway Purposes and with

respect to other Project Lands, do not in the aggregate materially and adversely affect the use of such lands for their intended purposes,

(x) any discrepancies or encroachments that up-to-date surveys of the Project Lands might reveal, provided that with respect to the Highway 407 Lands, they do not materially and adversely affect the use of such Highway 407 Lands for Highway Purposes and with respect to other Project Lands, do not in the aggregate materially and adversely affect the use of such lands for their intended purposes,

(xi) the rights reserved to or vested in any Governmental Authority by any statutory provision,

(xii) agreements contemplated by this Agreement including those provided for in Sections 3.11, 3.12 and 3.13,

(xiii) the license agreements with respect to the existing Operations Centre and existing Patrol Yards, forming part of the DDB/OMM Agreements,

(xiv) any Encumbrance permitted hereunder,

(xv) any subsisting reservations, limitations, provisos and conditions contained in any transfer from the Province to any other Person and statutory exceptions, qualifications or limitations to the title, and

(xvi) any amendment, extension, renewal or replacement of any of the foregoing.

"Province's Interest" means the right, title and interest of the Province in and to the Project, the DDB/OMM Agreements and/or the Governing Documentation.

"Provincial Advisors" means the agents, advisors, consultants, engineers, auditors, employees, representatives, contractors, subcontractors and/or workmen of the Grantor and/or the Province and all others for whom the Grantor and/or the Province is in law responsible, but excludes the Concessionaire and the Concessionaire's Advisors.

"Realty Taxes" means all real property taxes, rates, duties, assessments (including local improvement taxes), imposts, charges or levies, whether general or special, that are levied, rated, charged or assessed against the Project or the leasehold estate of the Concessionaire created by this Agreement by virtue of any Laws and Regulations and any other payments which are imposed in lieu of any of the foregoing and whether or not in existence at the Effective Date.

"Reference Documents" means the documents listed in Schedule 17.

"Related Person" or **"Persons related to each other"** and similar expressions have the meaning ascribed to Related Persons in the *Income Tax Act* (Canada).

"Requester Agreement" means the vehicle information requester agreement with the Ministry of Transportation attached as Schedule 18.

"Required Condition" means, at any time, the state or condition of the Project required pursuant to the Governing Documentation.

"Responding Party" has the meaning ascribed thereto in Section 25.4.

"Restriction on Transfer Agreement" means the agreement made the _______ day of __________________, 1999 among the Grantor, the Concessionaire, ______________________________ and ______________________________ attached as Schedule 19.

"Reversion Date" means the day immediately following the End Date.

"Safety and Standards Protocol" means the safety requirements, standards and procedures described in Schedule 20.

"Sales Tax" means all goods and services taxes, sales taxes, value added taxes, multi-stage taxes, business transfer taxes and other taxes imposed on the Concessionaire or the Grantor in respect of rent payable by the Concessionaire under this Agreement or in respect of the concession and ground lease granted to the Concessionaire under this Agreement or otherwise with respect to the Work.

"Senior Operating Officer" means the person designated by notice from time to time by the Concessionaire for the purposes of Article 25.

"Senior Responsible Official" means the person designated by notice from time to time by the Grantor for the purposes of Article 25.

"Single Arbitrator" has the meaning ascribed thereto in Section 25.4.

"Statement of Claim" has the meaning ascribed thereto in Subsection 25.6(a).

"Statement of Defence" has the meaning ascribed thereto in Subsection 25.6(b).

"Statement of Reply" has the meaning ascribed thereto in Subsection 25.6(c).

"Statement of Reply to Counterclaim" has the meaning ascribed thereto in Subsection 25.6(d).

"Surplus Lands" has the meaning ascribed thereto in Subsection 2.24(a).

"Taxes" means all Realty Taxes, Sales Tax and all other taxes, levies, imposts, stamp taxes, duties, land transfer taxes, fees, deductions, withholdings and similar impositions payable, levied, collected, withheld or assessed as of the Effective Date or at any time in the future.

"Term" means the term of the concession referred to in Section 2.2.

"Termination Damages" has the meaning ascribed thereto in Section 23.1.

"Toll Revenues" means all toll revenues charged by or on behalf of the Concessionaire in respect of vehicles using Highway 407, including fees and interest charged on unpaid tolls, transponder activation, video and other non-transponder fees and charges, usage and

account fees and other income earned from transponders or other toll services, but excluding fines, penalties, fees, monies, costs and expenses levied, charged or payable to the Province, except as may be otherwise agreed to in writing between the Province and the Concessionaire.

"Toll System" means the toll structures, equipment and facilities having the characteristics and meeting the specifications set out in Schedule 21.

"Total Completion", "Totally Completed" and similar terms mean that the Construction Work or relevant part thereof has been totally completed in compliance with the provisions of this Agreement and to the same extent as is or may be required for a contract to be deemed to be completed as provided in the *Construction Lien Act*, (Ontario).

"Total Completion Date" means the date upon which the Construction Work or relevant part thereof has been Totally Completed.

"Transfer" has the meaning ascribed thereto in Section 21.1.

"Unaffected Party" has the meaning ascribed thereto in Section 18.2.

"Utility Relocation Protocol" means the utility relocation protocol for the Project, attached as part of Schedule 3.

"Valuation Notice" has the meaning ascribed thereto in Subsection 23.2(d).

"Work" means

(i) the DDB Work and the OMM Work, and

(ii) all other work relating to the Project or otherwise to be performed by or on behalf of the Concessionaire as described in this Agreement.

1.2 Number and Gender

In this Agreement words in the singular include the plural and vice-versa and words in one gender include all genders.

1.3 Headings

The division of this Agreement into articles, sections and other subdivisions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement.

1.4 References to this Agreement

The words "herein", "hereby", "hereof", "hereto" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular portion of it.

1.5 References to any Agreement

Unless specified otherwise, a reference in this Agreement to an agreement, document or standard (including, for avoidance of doubt, this Agreement and any Ministry Safety Standard) at any time refers (subject to all relevant approvals) to that agreement, document or standard as amended, supplemented, restated, substituted, replaced, novated or assigned at such time.

1.6 Meaning of Including

In this Agreement the words "include", "includes" or "including" mean "include without limitation", "includes without limitation" and "including without limitation", respectively, and the words following "include", "includes" or "including" shall not be considered to set forth an exhaustive list.

1.7 Trade Meanings

Unless otherwise defined herein, words or abbreviations which have well-known trade meanings are used herein in accordance with those meanings.

1.8 Statutes

Unless specified otherwise, a reference in this Agreement to a statute refers to that statute as in force at the date hereof and as the same may be amended, re-enacted, consolidated and/or replaced from time to time, and any successor statute thereto. A reference to a statute shall be deemed to include any regulations made thereunder.

1.9 Currency

Unless specified otherwise, all statements of or references to dollar amounts or money in this Agreement are to lawful currency of Canada.

1.10 Generally Accepted Accounting Principles

All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with Canadian generally accepted accounting principles, consistently applied.

1.11 Calculation of Time

For purposes of this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern standard time or Eastern daylight time, as the case may be) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall be deemed to end at 5:00 p.m. (Eastern standard time or Eastern daylight time, as the case may be) on the next Business Day.

1.12 Performance on Holidays

If any action is required by this Agreement to be taken on or by a day which is not a Business Day, such action shall be valid if taken on or by the next succeeding Business Day.

1.13 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties hereto. There are no representations, warranties, conditions or other agreements, whether direct or collateral, or express or implied that form part of or affect this Agreement, or which induced any party hereto to enter into this Agreement or on which reliance is placed by any party hereto, except as specifically set forth in this Agreement. For the avoidance of doubt, the Concessionaire acknowledges and agrees that the Grantor has not made and is not making any representations and warranties as to the accuracy or completeness of the Reference Documents and that the Grantor shall not be responsible for any Losses incurred or suffered by the Concessionaire arising as a result of or in relation to any inaccuracy or deficiency therein.

1.14 Amendment

This Agreement may be amended, changed or supplemented only by a written agreement signed by the parties hereto.

1.15 Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party hereto giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.16 Invalidity

Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application thereof to any Person or circumstances is determined to be invalid or unenforceable to any extent, (i) the remainder of this Agreement or the application of such provision to any other Person or circumstance shall not be affected thereby, and (ii) the parties hereto shall negotiate in good faith to amend this Agreement to implement the provisions set forth herein. If the parties cannot agree on an appropriate amendment, either party may refer the matter for determination pursuant to the dispute resolution procedure in Article 25. If by means of the dispute resolution procedure the parties are unable, as a result of Laws and Regulations, to resolve the matter in a manner which effectively entitles the Grantor to have the same rights after the aforesaid determination of invalidity or unenforceability as before, the Grantor shall have the right to enact and cause to come into force any law or regulation to provide for the same or substantially the same rights as were determined to be invalid or unenforceable.

1.17 Governing Law

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdiction). Subject to Article 25,

each party hereto irrevocably submits to the exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

1.18 Schedules

The following schedules form part of this Agreement

Schedule 1	Affected Highway Protocol
Schedule 2	Affected Landowner Protocol
Schedule 3	Corridor Management Protocol
Schedule 4	Delivery Plan
Schedule 5	Description of Highway 407 Central
Schedule 6	Description of Highway 407 East Partial
Schedule 7	Description of Highway 407 Lands
Schedule 8	Highway 407 Lands Availability Schedule
Schedule 9	Description of Highway 407 West
Schedule 10	Known Archaeological/Historical Finds
Schedule 11	Known Hazardous Substances
Schedule 12	Management Plan
Schedule 13	Terms of MTO Enforcement Services Agreement
Schedule 14	Permits
Schedule 15	Police Services Agreement
Schedule 16	Description of Province Completed Facilities
Schedule 17	Reference Documents
Schedule 18	Requester Agreement
Schedule 19	Restriction on Transfer Agreement
Schedule 20	Safety and Standards Protocol
Schedule 21	Description of Toll System
Schedule 22	Tolling, Congestion Relief and Expansion Agreement
Schedule 23	Toll Collection/Enforcement Procedures

Schedule 24 Documents on Completion

1.19 Procedure for Approvals and Consents

Wherever the provisions of this Agreement require or provide for or permit an approval or consent by the Grantor of or to any action, Person, document, budget, list, plan or other matter contemplated by this Agreement, (unless it is expressly stated that such approval or consent may be unreasonably or arbitrarily withheld or is subject to the sole and absolute discretion of the Grantor, in which event the provisions of Article 25 and of clauses (iii) to (vii), inclusive, of this Section 1.19 shall not apply, or unless it is expressly stated that the time periods are to be otherwise, in which event this Section 1.19 shall apply but the time periods shall be adjusted accordingly), the following provisions shall apply

(i) such request for approval or consent must be in writing and

(A) contain or be accompanied by any documentation or information required for such approval or consent in reasonably sufficient detail, as determined by the Grantor,

(B) clearly set forth the matter in respect of which such approval or consent is being sought,

(C) form the sole subject matter of the correspondence containing such request for approval or consent, and

(D) state clearly that such approval or consent is being sought,

(ii) such approval or consent must be in writing,

(iii) such approval or consent shall not be unreasonably or arbitrarily withheld or delayed,

(iv) the Grantor shall, promptly after the giving of a notice by the Concessionaire requesting an approval or consent, advise the Concessionaire by notice either that it consents or approves or that it withholds its consent or approval, in which latter case it shall set forth, in reasonable detail, its reasons for withholding its consent or approval, which reasons may include the insufficiency, as determined by the Grantor acting reasonably, of the information or documentation provided,

(v) if the responding notice mentioned in clause (iv) of this Section 1.19 indicates that the Grantor does not approve or consent, the Concessionaire may take whatever steps may be necessary to satisfy the objections of the Grantor set out in the responding notice and, thereupon, may resubmit such request for approval or consent from time to time and the provisions of this Section 1.19 shall again apply until such time as the approval or consent of the Grantor is finally obtained,

(vi) if the disapproval or withholding of consent mentioned in clause (v) is subsequently overruled, such approval or consent shall be deemed to have been given on the date of the final determination of such overruling, and

(vii) any dispute as to whether a consent or approval has not been unreasonably withheld or delayed shall be resolved in accordance with the provisions of Article 25.

1.20 Approved Documents

Subject to the other provisions hereof, wherever in this Agreement approval or consent is required with respect to any document, proposal, certificate, plan, drawing, specification, contract, agreement, budget, schedule, report and/or other written instrument whatsoever (a "Document"), following such Approval such Document shall not be amended, supplemented, replaced, revised, modified, altered or changed in any manner whatsoever without obtaining a further Approval in accordance with the provisions of Section 1.19.

1.21 Conflict

(a) In the event of any conflict between the provisions of the documents mentioned below, the following order of precedence shall apply for interpretation purposes

(i) the provisions of this Agreement shall take precedence over the other Governing Documentation unless otherwise expressly stated in such other Governing Documentation, and

(ii) the provisions of this Agreement (excluding the Schedules) shall take precedence over the Schedules to this Agreement unless otherwise expressly stated in any such Schedule.

(b) This Agreement may contain provisions which expand on the provisions of the Highway 407 Act, omit provisions which are contained in the Highway 407 Act or otherwise differ from the provisions of the Highway 407 Act. Notwithstanding such expansion, omission or difference, all of the provisions of this Agreement and of the Highway 407 Act are intended to be given full effect according to their terms except to the extent the same are in conflict or inconsistent with each other, in which event, the provisions of the Highway 407 Act shall govern and prevail. Without limiting the foregoing and for the avoidance of doubt, nothing in this Agreement shall be construed as a contracting out of or waiver of any other rights or remedies of the Grantor or the Concessionaire under or pursuant to the Highway 407 Act. This Subsection 1.21(b) shall be subject to Section 1.25.

1.22 Statements, Certificates

The notices, plans, statements, certificates, proposals, schedules and/or reports required to be furnished by or on behalf of the Concessionaire in connection with this Agreement or the Work shall be submitted to the Grantor in a format prescribed by this Agreement or otherwise Approved by the Grantor and the Concessionaire shall ensure that the information contained therein is presented fairly and is true, accurate and complete in every material respect as at the dates and for the periods indicated and omits no material fact necessary to make such information or statements or any of them not misleading.

1.23 Scope of Work

With the exception of any Expansion or Extension expressly required or permitted by this Agreement, the scope of this Agreement is limited to the Work and does not pertain to any other Expansion or Extension of Highway 407. The Concessionaire acknowledges that, subject to Section 2.4, any such other Expansion or Extension of Highway 407 shall be undertaken in the sole and absolute discretion of the Grantor and any contract for the planning, design, development, construction, operation, management, maintenance, rehabilitation and tolling of any Expansion or Extension of Highway 407 or any portion thereof may be awarded to any Person other than the Concessionaire pursuant to such process as the Grantor may determine.

1.24 Performance by Grantor

Any obligation, duty, right or remedy of the Grantor under this Agreement or any other Project Agreement may be performed or exercised by the Province or any Provincial Advisor, as the Grantor may determine.

1.25 Enactment, Administration, Application and Enforcement of Laws and Regulations by the Grantor

Nothing in this Agreement shall fetter or otherwise interfere with the right and authority of the Grantor to enact, administer, apply and enforce Laws and Regulations. Save only for Discriminatory Actions, Governmental Authorizations of the type described in Subsection 3.9(b), the provisions of clause (iii) of Subsection 18.1(a) or Article 23, or unless compensation or other relief is otherwise available or provided for pursuant to applicable Laws and Regulations, the Concessionaire shall not be entitled to claim or receive any compensation or other relief whatsoever as a result of the enactment, administration, application or enforcement of Laws and Regulations by the Grantor.

1.26 References to Provincial Entities

A reference in this Agreement to any right, power, obligation or responsibility of any department, ministry, agency, board, commission, corporation or other entity of the Crown in Right of Ontario shall be deemed to be a reference to the department, ministry, agency, board, commission, corporation or entity of the Crown in Right of Ontario which, pursuant to Laws and Regulations, has such right, power, obligation or responsibility at the relevant time.

ARTICLE 2
CONCESSION, GROUND LEASE AND TRANSFER OF ASSETS

2.1 Grant of Concession

As of and with effect on the Effective Date, the Grantor grants to the Concessionaire the exclusive concession to develop, design and build the Highway 407 Central Deferred Interchanges, Highway 407 West and Highway 407 East Partial and to finance, operate, manage, maintain, rehabilitate and toll the Project in accordance with the provisions of this Agreement.

2.2 Term

The term of the concession granted under Section 2.1 shall be a period commencing on the Effective Date and expiring on the earlier of the ninety-ninth (99th) anniversary of the Effective Date and the Highway Purposes Termination Date, unless sooner terminated in accordance with the provisions of this Agreement.

2.3 Ground Lease

In order to give effect to the concession granted under Section 2.1, the Grantor demises and leases the Project Lands owned by the Grantor as of the Effective Date to the Concessionaire and the Concessionaire leases such Project Lands from the Grantor, as of and with effect on the Effective Date and in accordance with the provisions of this Agreement, to have and to hold for the Term. All lands leased by the Grantor to the Concessionaire under or pursuant to this Agreement are and shall be leased in an "as is" condition and the Grantor makes no representations or warranties with respect to such lands, other than as expressly set out herein.

2.4 Quiet Enjoyment

Subject to the provisions of this Agreement, the Concessionaire shall have and may peaceably enjoy and possess the Project Lands during the Term, without any interruption or disturbance whatsoever from the Grantor or any Person lawfully claiming from or under the Grantor. The Grantor shall defend its title to the Project Lands against any Person claiming any interest adverse to the Grantor in the Project Lands during the term, save and except where such adverse interest arises as a result of the act, omission, negligence or wilful misconduct of the Concessionaire or those for whom it is in law responsible.

2.5 Use

(a) The Highway 407 Lands may only be used by the Concessionaire for the purpose of the development, design, construction, operation, management, maintenance, rehabilitation and tolling of Highway 407 in compliance with the provisions of this Agreement.

(b) The Operations Centre Lands may only be used by the Concessionaire for an Operations Centre and other uses ancillary to the Project.

(c) The Patrol Yards Lands may only be used by the Concessionaire for Patrol Yards and other uses ancillary to the Project.

(d) Subject to this Agreement and applicable Laws and Regulations, the Concessionaire shall, at all times during the Term,

(i) permit and provide barrier free access to all Commissioned and Opened portions of Highway 407 by all vehicles which have access to Comparable Controlled Access Highways, and

(ii) cause each of the Commissioned and Opened portions of Highway 407 to be continuously open and operational for use by all members of the public for Highway Purposes as a controlled access highway, twenty-four (24) hours a day, every day, during the Term,

except only for closures expressly permitted hereunder or pursuant to the Highway 407 Act and without requiring any user of Highway 407 to (i) provide any pre-notification of such user's intended use, (ii) provide any post-notification of such user's actual use, (iii) obtain any pre-approval to use Highway 407 or (iv) make any pre-payment to use Highway 407. The Concessionaire shall permit a user, at the user's option, to make use of an anonymous account to use Highway 407 with a prepayment or pre-approval requirement.

(e) The Concessionaire shall not permit any portion of Highway 407 not then Commissioned and Opened to be used by the public and shall take all steps necessary to ensure that this provision is complied with at all times.

2.6 Rent

Yielding and paying for the Project Lands during the Term, in addition to all other payments to be made by the Concessionaire under this Agreement, rent in the amount of one dollar ($1) per annum, payable in advance, commencing on the Effective Date, which rent may be prepaid in its entirety. All rent is payable without any deduction, abatement, set-off or compensation whatsoever.

2.7 Transfer of Existing Improvements, Operations Centre and Patrol Yards

As of and with effect on the Effective Date, the Grantor transfers, conveys, assigns and quit claims to the Concessionaire all of the right, title and interest, if any, of the Grantor in and to the Existing Improvements (but not the Project Lands in, on, under or upon which the Existing Improvements are located) which are not owned by the Concessionaire on the Effective Date in an "as is" condition without representation or warranty, subject to the provisions of this Agreement. From and after such transfer of the Existing Improvements to and including the End Date, all Existing Improvements shall be owned by the Concessionaire as contemplated by Section 2.8. All goods and services taxes and provincial sales taxes payable on such transfer shall be payable on the Effective Date in accordance with Section 2.15.

2.8 Ownership of Improvements

As between the Grantor and the Concessionaire, during the Term the Project (excluding the Project Lands) shall be the separate property of the Concessionaire and not of the Grantor, subject to the provisions of this Agreement. All buildings, structures, improvements, appurtenances and fixtures constructed, erected or situated upon the Project Lands following the Effective Date and prior to the Grantor becoming the owner of the Project pursuant to Subsection

24.1(i) shall be owned by the Concessionaire and not the Grantor. As of the Reversion Date, in consideration of the Grantor assuming full responsibility for the design, development, construction, operation, management, maintenance and rehabilitation of the Project as provided in Subsection 24.1(i), all improvements on the Project Lands and all improvements comprising the Project (other than, for the avoidance of doubt, any vehicles, non-fixed equipment or inventories owned by the Concessionaire, which shall remain the property of, and may be removed by, the Concessionaire) shall become the absolute property of the Grantor without any payment therefor to the Concessionaire (save as set forth in Article 18, Article 19 and Article 23), free and clear of all Encumbrances other than Province Permitted Encumbrances (all of which, including any Permitted Encumbrances, but excluding any Province Permitted Encumbrances, the Concessionaire shall satisfy and discharge by the Reversion Date) and without any action whatsoever being necessary on the part of the Grantor. Any other interest in the Project that may now or hereafter be created by the Concessionaire and all dealings by the Concessionaire with the Project and any other improvements on the Project Lands that in any way affect title thereto shall be subject to this right of the Grantor.

2.9 Transfer of Permits

(a) As of and with effect from the Effective Date, the Grantor transfers and assigns to the Concessionaire all of the right, title and interest of the Grantor in, to and under all Permits, without representation or warranty. Where the consent of Her Majesty the Queen in Right of Canada or another federal agency is required for any such transfer or assignment, such transfer and assignment shall be subject to obtaining such consent and the Grantor shall use its commercially reasonable efforts to seek such consent and the Concessionaire shall co-operate with the Grantor in connection therewith.

(b) Subject to Subsection 2.9(a), the Concessionaire shall possess all the responsibilities, obligations, duties, powers, benefits and advantages under all Permits transferred and assigned pursuant to Subsection 2.9(a).

(c) As of and with effect from the Effective Date, the Grantor transfers and assigns to the Concessionaire all Governmental Authorizations and Other Authorizations that are specific in their application to Highway 407 that were possessed by the Province as of the Effective Date. Where the consent of Her Majesty the Queen in Right of Canada or another federal agency is required for any such transfer or assignment, such transfer and assignment shall be subject to obtaining such consent and the Grantor shall use its commercially reasonable efforts to seek the required consent and the Concessionaire shall co-operate with the Grantor in connection therewith.

(d) Subject to Subsection 2.9(c) the Concessionaire shall possess all the responsibilities, obligations, duties, powers, benefits and advantages under the Governmental Authorizations and Other Authorizations assigned or conferred upon it pursuant to Subsection 2.9(c).

(e) Notwithstanding the provisions of this Section 2.9, to the extent the Permits, Governmental Authorizations and Other Authorizations are not assignable or are not assignable without consent, the Grantor, at the request of the Concessionaire, shall extend or make available to the Concessionaire, such Permits, Governmental

Authorizations and Other Authorizations to the extent permitted or feasible in the circumstances, provided that the covenants and obligations thereunder shall be observed and performed by the Concessionaire and all benefits and obligations shall be for the account of the Concessionaire.

2.10 No Encumbrances

The Concessionaire shall not do any act or thing that will result in any Encumbrance (other than a Permitted Encumbrance or a Province Permitted Encumbrance) affecting the Project and shall promptly remove any Encumbrance (other than a Permitted Encumbrance) against the Project, unless the Encumbrance came into existence as a result of an act of or omission by the Province which in turn was not caused by an act or omission of the Concessionaire. The Concessionaire, if requested, shall use its commercially reasonable efforts, at the sole cost and expense of the Grantor, to assist the Grantor in attempting to remove any Encumbrance which has come into existence as a result of an act of or omission by the Province.

2.11 Observance of Governing Documentation and Laws and Regulations

During the Term, the Concessionaire shall comply with, and shall cause the Project and the development, design, construction, operation, management, maintenance, rehabilitation and tolling thereof to be in compliance with, all Governing Documentation and Laws and Regulations. For the avoidance of doubt, nothing in this Agreement shall abrogate or diminish any responsibilities or obligations of the Concessionaire under any Laws and Regulations.

2.12 Reservation of Rights in Favour of Grantor with Respect to Highway 407 Lands

Notwithstanding the lease of the Highway 407 Lands to the Concessionaire and the use by the Concessionaire of those lands for Highway Purposes, the Grantor shall continue to be able to use the Highway 407 Lands for the following purposes and hereby reserves unto itself all rights which may be necessary to achieve such purposes,

(i) Transitways. The Grantor may design, construct, operate, manage, maintain, repair and rehabilitate transitways for public or private mass transit on the Corridor Lands which will generally run alongside Highway 407. Such transitways may be partially located on the Highway 407 Lands, may at some points run along the median of Highway 407 and may cross and recross the Highway 407 Lands as may be required by the plans for such transitways approved by the Minister of Transportation. In the construction, maintenance, repair and rehabilitation of such transitways the Grantor shall use its commercially reasonable efforts to minimize physical disruption to the operation or construction of Highway 407 or physical damage to the Project. The Grantor shall compensate the Concessionaire only for its Losses directly relating to the Project resulting from any such physical disruption and/or physical damage. No such transitways shall be built in such a manner as to prevent or materially impede the Work, the Toll System, operation of Highway 407 or the Expansion or Extension of Highway 407 as required or permitted by Section 9.1.

(ii) Inspection Stations. In addition to the vehicle inspection and weigh stations to be constructed by the Concessionaire as described in the Governing Documentation, the Grantor may design, construct, operate, manage, maintain, repair and rehabilitate other vehicle inspection and weigh stations on the Corridor Lands and/or the Highway 407 Lands. The Grantor shall have the right to enter upon the Highway 407 Lands to construct linking and access roads or lanes allowing trucks and other vehicles to travel from Highway 407 to such other stations and to return to Highway 407 without incurring any additional tolls. In the design, construction, operation, management, maintenance, repair and rehabilitation of such other inspection and weigh stations the Grantor shall use its commercially reasonable efforts to minimize physical disruption to the operation or construction of Highway 407 or physical damage to the Project. The Concessionaire shall not be entitled to any compensation from the Grantor for any Losses resulting from such physical disruption or physical damage. No such linking or access roads shall be built in such a manner as to prevent or materially impede the Work, the Toll System, operation of Highway 407 or the Expansion or Extension of Highway 407 as required or permitted by Section 9.1.

(iii) Utilities. The Grantor may install, or authorize the installation of, utilities, including water and sewer lines, fibre optic cable and other electronic communications, in, along, under, across or through the Highway 407 Lands, provided that the Grantor will use its commercially reasonable efforts to minimize any physical disruption to the operation or construction of Highway 407 or physical damage to the Project. The Grantor shall compensate the Concessionaire only for its Losses directly relating to the Project resulting from any such physical disruption or physical damage. The Concessionaire shall not have the right to install the said utilities, except to the extent that the said utilities are necessary for the operation and maintenance of Highway 407, including the Tolling System. No such utilities shall be built in such a manner as to prevent or impede the Work, the Toll System, the operation of Highway 407 or the Expansion or Extension of Highway 407 as required or permitted by Section 9.1.

The Grantor shall have such easements for access, support, repair and maintenance as may be necessary for the aforesaid purposes.

2.13 Assignment of Plans and Contracts

At the request of the Grantor, the Concessionaire shall assign to the Grantor, in form and substance satisfactory to the Grantor, acting reasonably, all of the right, title and interest of the Concessionaire in, to and under all or any of the DDB/OMM Agreements and all present and future specifications, plans, drawings, information and documentation in relation to the development, design, construction, operation, management, maintenance, rehabilitation and/or tolling of the Project, including for avoidance of doubt, the DDB/OMM Agreements, (collectively, the "Plans and Contracts"). The assignment of the Plans and Contracts shall be as

collateral security to the Grantor for the observance and performance by the Concessionaire of its covenants and obligations under this Agreement and is referred to herein as the "Assignment of Plans and Contracts Security Agreement". The Concessionaire shall use commercially reasonable efforts to obtain the consent of all parties to all Plans and Contracts entered into or created on or prior to the Effective Date to the assignment of all of the right, title and interest of the Concessionaire in, to and under such Plans and Contracts. The Concessionaire covenants that all of the right, title and interest of the Concessionaire in, to and under all Plans and Contracts entered into or created after the Effective Date shall be assignable to the Grantor for the purposes of the Assignment of Plans and Contracts Security Agreement. The Grantor acknowledges that the Plans and Contracts may also be assigned as security to a Leasehold Mortgagee and that each of the Grantor and such Leasehold Mortgagee shall be entitled to use the Plans and Contracts in enforcing their respective security as hereinafter provided. Without limiting the generality of the foregoing, the Grantor shall be entitled to use the Plans and Contracts in each of the following events

(i) If the Grantor terminates this Agreement without a concession agreement being granted to a Leasehold Mortgagee or a nominee thereof pursuant to the provisions of Section 22.2.

(ii) If the Grantor elects to use the Plans and Contracts to remedy a default under this Agreement or any of the other Project Agreements.

Notwithstanding the foregoing, in the event that any such Leasehold Mortgagee has entered into possession or is diligently enforcing and continues to diligently enforce its security, whether by way of appointment of a receiver or receiver and manager, foreclosure or power of sale in accordance with Article 22, and is using the Plans and Contracts in respect of the development, design, construction, operation, management, maintenance, rehabilitation and/or tolling of the Project, the Grantor shall not be entitled to use the Plans and Contracts in enforcing its security, it being acknowledged that any assignment of the Plans and Contracts to a Leasehold Mortgagee shall have priority over the Assignment of Plans and Contracts Security Agreement. At the request of the Grantor, the Concessionaire shall promptly deliver to the Grantor, at the sole cost and expense of the Concessionaire, forthwith after completion or execution and delivery, a copy of each item of the Plans and Contracts.

2.14 Rights and Obligations of Grantor with Respect to Corridor Lands

The Grantor shall at all times have control over the Corridor Lands. Except in the case of an emergency (and then only to the extent necessary to avoid injury or death to individuals or damage to property), the Concessionaire shall not enter upon the Corridor Lands without the prior Approval of the Grantor.

2.15 Payment of Taxes

The Concessionaire shall pay when due all Taxes which are payable in respect of (i) the operations at, occupancy of, or conduct of business in or from the Project and (ii) fixtures or personal property included in the Project.

2.16 Right to Contest

The Concessionaire shall have the right to contest in good faith the validity or amount of any Taxes which it is responsible to pay under Section 2.15 provided that (i) the Concessionaire has given prior notice to the Grantor of each such contest, (ii) no contest by the Concessionaire may involve the possibility of forfeiture or sale of the Project, and (iii) upon the final determination of any contest by the Concessionaire, if the Concessionaire has not already done so, the Concessionaire shall pay the amount found to be due, together with any costs, penalties and interest.

2.17 Utilities

The Concessionaire shall pay when due all charges for gas, electricity, light, heat, power, telephone, water and other utilities and services used in or supplied to the Project during the Term. Upon request of the Grantor, the Concessionaire shall forward to the Grantor, within fifteen (15) days following the respective due dates, official receipts, photocopies thereof, or other evidence satisfactory to the Grantor, acting reasonably, of the payments required to be made by the Concessionaire in accordance with this Section 2.17.

2.18 Net Agreement

Except as otherwise expressly provided in this Agreement, this Agreement shall be a completely carefree net agreement for the Grantor. All charges, expenses, payments and costs of every nature and kind incurred in respect of the Project or for any matter or thing affecting the Project shall, except as otherwise expressly provided in this Agreement, be borne by the Concessionaire. The Grantor shall not be responsible for and the Concessionaire shall pay all charges, expenses, payments, costs, claims and liabilities in connection with the Project or the use of or occupancy of the Project Lands, except as otherwise expressly provided in this Agreement. Except as otherwise expressly provided in this Agreement or the Highway 407 Act, the Grantor shall be responsible for all employee and administrative costs incurred in respect of the performance of its obligations under this Agreement and the Highway 407 Act.

2.19 No Re-Entry

Unless expressly so stated in writing by the Grantor, any entry by the Grantor onto the Project Lands required or permitted under this Agreement shall not constitute a re-entry, trespass or a breach of the covenant for quiet enjoyment contained in this Agreement.

2.20 Highway 407 Lands

The Grantor shall cause the portions of the Highway 407 Lands required for Highway 407 West, Highway 407 East Partial and Highway 407 Central Deferred Interchanges that are identified in the Highway 407 Lands Availability Schedule to be made available to the Concessionaire in accordance with the Highway 407 Lands Availability Schedule and will terminate any leases identified in part 2 of Schedule 8 on or before the dates indicated therein at its sole cost and expense.

2.21 Conditions in Purchase Agreements

The Concessionaire shall be responsible, as part of the Work, for the observance and performance of all conditions contained in agreements of purchase and sale identified in Part 3 of

the Highway 407 Lands Availability Schedule, save and except those conditions relating to payment of the purchase price under such agreements and payment of land transfer tax in connection with such agreements, without any entitlement to any delay in the performance of the Work.

2.22 <u>Acquisition or Expropriation by Grantor of Additional Lands</u>

If the Concessionaire requires additional land for the purpose of an Expansion or Extension which is required or Approved pursuant to the terms of this Agreement, it shall submit a request to the Grantor for Approval describing the lands required, the estimated amount and, if applicable, the allocation of the costs and expenses relating to the acquisition or expropriation of the lands and such other particulars as are reasonably necessary.

The Grantor shall be entitled by notice to require the Concessionaire to provide such further supporting particulars as the Grantor may reasonably consider necessary. Promptly upon receipt of such notice and further particulars, if requested, the Grantor shall by notice advise the Concessionaire if the Grantor Approves of such request and agrees to initiate the proceedings to arrange for the acquisition or expropriation of such additional lands. In connection with the foregoing, it is agreed that the Approval of any request to acquire or expropriate additional lands for an Expansion or Extension which is not required to be implemented by the Concessionaire hereunder may be given or withheld in the sole and absolute discretion of the Grantor. If the Grantor Approves the request, the Grantor shall initiate and diligently pursue to completion the proceedings necessary. In such event, subject to Section 2.15 and clause (D) of Section 15.2, all costs and expenses in respect of such acquisition or expropriation, including all judgements and settlements in expropriation, all awards of compensation, costs and litigation expenses, all awards of damages, all costs incurred in prosecuting the expropriation action, including the cost of all legal and support services and the fees of all witnesses shall, in the case of an expropriation or acquisition of additional lands for an Expansion or Extension required to be implemented by the Concessionaire hereunder, be borne by the Grantor and otherwise shall be paid by the parties in accordance with the Approved request.

2.23 <u>Transfer</u>

Immediately upon the Grantor acquiring or expropriating any lands referred to in Sections 2.20 and 2.22, the Grantor shall demise and lease such lands to the Concessionaire in accordance with Section 2.3 and thereupon such lands shall be deemed to be Highway 407 Lands and subject to the concession and ground lease contained in Sections 2.1 and 2.3.

2.24 <u>Determination of Highway 407 Lands</u>

(a) From time to time during the course of the performance of the Design Work and/or the Construction Work, the Concessionaire and the Grantor shall jointly determine, having regard to the Highway 407 Act and the requirements of the Construction Work, whether an adjustment to the Highway 407 Lands is required to either add additional lands (the "Additional Lands") or delete surplus lands (the "Surplus Lands") from the grant of the concession and ground lease hereunder.

(b) Upon the Grantor and the Concessionaire making the determination set out in Subsection 2.24(a), any Additional Lands shall be deemed to be Highway 407 Lands subject to the concession and ground lease contained in Sections 2.1 and

2.2 and any Surplus Lands shall be released from the concession and ground lease herein provided at no cost to the Grantor and this Agreement shall cease to apply to such Surplus Lands and such Surplus Lands shall cease to be Highway 407 Lands for all purposes hereunder. In connection with the foregoing, the Concessionaire shall, and shall cause any Leasehold Mortgagee to, execute such releases, quitclaims, discharges and other instruments as may be reasonably requested or required by the Grantor to give effect to the foregoing, all at no cost to the Grantor.

(c) The Concessionaire acknowledges that as at the Effective Date, there may not be a registrable legal description available for the Highway 407 Lands or portions thereof. In this regard, as the extent of the Highway 407 Lands are determined in accordance with the provisions of this Section 2.24, the Grantor shall cause to be prepared, at its sole cost and expense and make available to the Concessionaire, a registrable legal description of such Highway 407 Lands.

(d) Appropriate revisions shall be made to Schedule 7 from time to time to reflect determinations relating to the extent and description of the Highway 407 Lands pursuant to this Section 2.24.

ARTICLE 3
GENERAL DUTIES OF CONCESSIONAIRE

3.1 General Duties and Standards

The Concessionaire shall carry out its duties under this Agreement, and shall cause, and shall take all steps and actions necessary to cause, the Work and each portion of the Work to be provided and performed in accordance with and so as to implement the Governing Documentation and all Laws and Regulations.

3.2 Standard of Care

Without limiting the obligations and liabilities of the Concessionaire under this Agreement, the Concessionaire shall carry out its duties hereunder diligently and expeditiously, in good faith, in a safe, reasonable and prudent manner and in accordance with good business practices and management techniques.

3.3 Changes

(a) Change Orders. The Concessionaire shall take steps to ensure that Change Orders issued during the performance of the Work are diligently complied with and implemented.

(b) Change Requests. The Concessionaire may submit or cause to be submitted Change Requests together with all appropriate supporting documentation to the Grantor. No Change Request shall be implemented or incorporated as part of the Work unless and until such Change Request has been Approved.

3.4 Status of Concessionaire

(a) Maintain Existence. The Concessionaire shall maintain in full force and effect its existence and all qualifications necessary to carry on its business pertaining to the Work, including, all rights, franchises, licences, privileges and qualifications required in connection with the Work.

(b) Conduct of Business. The Concessionaire shall conduct its business in a proper and prudent manner so as not to adversely affect its ability to perform and observe its obligations and covenants under this Agreement.

3.5 Payment of Costs

Subject to the provisions of this Agreement, the Concessionaire shall pay or cause to be paid all costs and expenses relating to the Work for which the Concessionaire is liable pursuant to this Agreement as and when the same are due and payable.

3.6 Notices

(a) Notice of Concessionaire Default. The Concessionaire shall promptly give notice to the Grantor if a Concessionaire Default occurs under this Agreement.

(b) Notice of Claim. The Concessionaire shall promptly give notice to the Grantor of all material claims, proceedings, disputes (including labour disputes) or litigation in respect of the Grantor, the Concessionaire or the Work (whether or not such claim, proceeding or litigation is covered by insurance) of which the Concessionaire is aware or should be aware using all reasonable due diligence. The Concessionaire shall provide the Grantor with all reasonable information requested by it from time to time concerning the status of such claims, proceedings or litigation.

3.7 Insurance

The Concessionaire shall negotiate, obtain and maintain or caused to be negotiated, obtained and maintained all required insurance at the levels specified in Article 16.

3.8 Construction Lien Matters

(a) Liens. The Concessionaire shall promptly give notice to the Grantor of all construction liens and other liens in connection with the Project in respect of which notice may have been given to the Concessionaire or which may be registered against or otherwise affect the Project Lands or the Grantor or impose or create a liability on the Grantor.

(b) Vacate Liens. The Concessionaire shall cause any and all construction liens and other liens for labour, services and materials alleged to have been furnished through the Concessionaire or to have been charged to or for the Grantor, the Concessionaire, any Concessionaire's Advisors or any of them, or on their own or its behalf at or for the Work for which notice may have been given to the Grantor or which may be registered against or otherwise affect the Project Lands or the Grantor or impose or create a liability on the Grantor, to be vacated, and if

registered, to be removed from title within thirty (30) days following the date on which the Concessionaire becomes aware of such lien or receives notice from the Grantor of any claim for any such lien. If the Concessionaire fails to so vacate or, if applicable, remove the lien from title within such thirty (30)-day period, the Grantor may so vacate or remove the lien by paying monies into a court of competent jurisdiction or posting security with the court. Any amount so paid or any amount attributable to or drawn under the security so posted and all costs and expenses in connection therewith incurred by the Grantor, shall be reimbursed to the Grantor by the Concessionaire on demand, without any days of grace.

(c) Holdbacks. The Concessionaire shall, subject to this Agreement, strictly comply with the holdback requirements of the *Construction Lien Act* (Ontario) insofar as such requirements relate to the Work and, at the request of the Grantor, shall provide evidence of such compliance to the Grantor.

3.9 Governmental Authorizations

(a) Except for the Governmental Authorizations described in Subsection 3.9(b), the Concessionaire shall cause all other Governmental Authorizations as are necessary in connection with the Work to be obtained, complied with, promptly renewed and maintained in good standing.

(b) Notwithstanding Subsection 3.9(a), if, after due and proper application for a Governmental Authorization necessary in connection with the Work, payment of the prescribed application fees (if any) and the diligent and best efforts in pursuit thereof, the Concessionaire is unable to obtain, comply with, promptly renew or maintain, or cause to be obtained, complied with, promptly renewed or maintained, or is delayed in obtaining, complying with or maintaining such Governmental Authorization by reason of

(i) the imposition of terms by the relevant Governmental Authority, utility or cable television supplier or railway operator, as the case may be, that cannot be satisfied by the Concessionaire, except by taking extraordinary steps or measures or incurring or assuming extraordinary obligations, or

(ii) the arbitrary refusal by the relevant Governmental Authority, utility or cable television supplier or railway operator, as the case may be, to provide or grant such Governmental Authorization,

as determined by the Concessionaire, acting reasonably, and as Approved by the Grantor, the consequences shall be dealt with as a Delay Event in accordance with the provisions of Article 18.

For the avoidance of doubt, for the purposes of this Subsection 3.9(b),

(A) "extraordinary steps or measures" includes an application to a court of competent jurisdiction for an injunction or other similar relief or the making of formal representations or other lobbying in a formal and organized manner for a change in legislation or regulation at any level of government,

(B) "extraordinary obligations" means incurring or assuming the costs and expenses required to take the extraordinary steps or measures and the posting of any bonds or the provision of any security in addition to that provided for in this Agreement, and

(C) "arbitrary refusal" means a non-judicious exercise of discretion at any relevant level of government, wherein such Governmental Authority, utility or cable television supplier or railway operator, as the case may be, unreasonably and without justification refuses to provide a requested authorization or fails to make a decision or delays making a decision beyond the time customarily encountered in making decisions of this nature.

3.10 Other Authorizations

In addition to Governmental Authorizations, the Concessionaire shall cause all other approvals, authorizations, consents, waivers and licences as are necessary in connection with the Work and/or to perform its obligations hereunder ("Other Authorizations") to be obtained, complied with, promptly renewed and maintained in good standing.

3.11 Utilities, Railroads and Roadways

(a) Utility Relocation Coordination

(i) The Concessionaire shall, in accordance with Schedule 3, be responsible for coordinating or ensuring the coordination of all Work with utilities and Persons having service lines, pipelines, transmission lines and other equipment, cables, systems and other apparatus in, on, under or over the Highway 407 Lands required for the temporary or permanent relocation of any lines, equipment, cables, systems and other apparatus affected by the Work and shall secure or cause to be secured any necessary Governmental Authorizations, Other Authorizations and, subject to Sections 3.12 and 3.13, the required construction and maintenance agreements, service contracts, indentures and easements relating thereto.

(ii) The Concessionaire shall, in accordance with Schedule 3, cause provision to be made for the removal or temporary or permanent relocation and restoration of utilities and other services which intersect, interfere, interface with or otherwise affect the Work and shall arrange for temporary rights of entry and access to utilities and other services to be made available, as may be necessary for the performance of the Work and as may be required pursuant to any applicable Governing Documentation and Laws and Regulations.

(b) Railroad Coordination

(i) The Concessionaire shall be responsible for coordinating or ensuring the coordination of all Work with affected railroads and shall, subject to Sections 3.12 and 3.13, secure or cause to be secured from any railroad and/or the National Transportation Agency, the required construction and

maintenance agreements, service contracts, indentures and easements relating thereto.

(ii) The Concessionaire shall cause provision to be made for the removal or temporary or permanent relocation and restoration of railroad facilities (including signals) which intersect, interfere, interface with or otherwise affect the Work and shall arrange for temporary right of entry and access to railroad property as may be necessary for the performance of Work required pursuant to any applicable Governing Documentation and Laws and Regulations.

(c) Affected Highway Coordination

(i) The Concessionaire shall be responsible for coordinating or ensuring the coordination of all Work with Affected Highways in accordance with the Affected Highway Protocol and shall, subject to Sections 3.12 and 3.13 secure or cause to be secured all relevant Governmental Authorizations, Other Authorizations and the required construction and maintenance agreements, service contracts, indentures and easements relating thereto.

(ii) The Concessionaire shall cause provision to be made for the temporary or permanent relocation or closure of roadways which intersect, interfere, interface with or otherwise affect the Work and shall arrange for temporary right of entry and access to the property of all relevant Governmental Authorities as may be necessary for the performance of the Work and as may be required pursuant to any applicable Governing Documentation (including the Affected Highway Protocol) and Laws and Regulations.

(iii) The obligations of the Concessionaire under or pursuant to the Affected Highway Protocol shall constitute Work and shall be performed by the Concessionaire in accordance with applicable Governing Documentation (including the Affected Highway Protocol).

3.12 Negotiations with Federal, Provincial and Municipal Governments

The Concessionaire shall, subject to Section 3.13, negotiate, settle and enter into or cause to be negotiated, settled and entered into, agreements with federal, provincial and municipal governments and other Persons as may be required in connection with the Work, provided that if the Grantor or the Province may incur any liability under such agreement, then the Concessionaire shall submit the agreement for Approval (which Approval may be arbitrarily withheld, unless the Concessionaire provides an indemnity in respect of such liability to the Grantor or the Province, as the case may be, in form and substance Approved by the Grantor) by the Grantor or the Province, as the case may be, prior to the execution and delivery thereof.

3.13 Government Agreements

Notwithstanding Sections 3.11 and 3.12, if it is appropriate in the circumstances for the Grantor or the Province to be a party to any agreements, contracts, indentures, easements, maintenance agreements or service contracts referred to in the referenced Sections (the

"Government Agreements"), in the place and stead of, or in addition to, the Concessionaire or the Concessionaire's Advisors, the Concessionaire shall assist the Grantor or the Province in entering into such Government Agreements; provided, however, that in providing such assistance, the Concessionaire shall in no way be relieved of any of its responsibilities set out in the referenced Sections and the form and substance of such Government Agreements shall be subject to the prior Approval (which Approval may be arbitrarily withheld) of the Grantor or the Province, as the case may be.

ARTICLE 4
DEVELOPMENT, DESIGN AND CONSTRUCTION

4.1 Design Work Duties

The Concessionaire shall cause each portion of the Design Work to be performed in accordance with Sections 3.1 and 3.2.

4.2 Duties Not Exhaustive

The Design Work set out in this Article 4 is not exhaustive and the Concessionaire is responsible for all aspects of the Design Work, namely those activities which in the ordinary and usual course of the design phase of a Comparable Controlled Access Highway would be recognized, followed or implemented by the Province.

4.3 Use of Designated Consultants

(a) Designated Consultants. The Concessionaire shall retain, employ and utilize the engineers, engineering firms and consultants in respect of the performance of any portion of the Design Work who or which are specifically listed in the Management Plan (each such engineer, engineering firm or consulting firm retained, employed or utilized being herein referred to as a "Designated Consultant").

(b) Engage Other Consultants. The Concessionaire shall not change or substitute any Designated Consultant in connection with the performance of any portion of the Design Work, except in each case, with the Approval of the Grantor.

(c) Acknowledgement by Concessionaire. The Concessionaire shall be fully responsible for the performance by the Designated Consultants of the Concessionaire's duties hereunder and all acts by or omissions of the Designated Consultants shall be deemed to be those of the Concessionaire.

4.4 Additional Information

The Concessionaire shall prepare or cause the Designated Consultants to prepare any additional explanatory information and documents concerning the Design Work as may be reasonably required by the Grantor or any Governmental Authority.

4.5 Construction Work Duties

The Concessionaire shall perform the Construction Work in accordance with Sections 3.1 and 3.2.

4.6 Duties Not Exhaustive

The Construction Work set out in this Article 4 is not exhaustive and the Concessionaire is responsible for all aspects of the Construction Work, namely those activities which in the ordinary and usual course of the construction of a Comparable Controlled Access Highway would be recognized, followed and/or implemented by the Province.

4.7 Use of Designated Contractors

(a) Designated Contractors. The Concessionaire shall retain, employ and utilize the contractors or subcontractors in respect of the performance and completion of any portion of the Construction Work who or which are specifically listed in the Management Plan (each such contractor, subcontractor and individual retained, employed or utilized being herein referred to as a "Designated Contractor").

(b) Engage Other Contractors. The Concessionaire shall not change or substitute any Designated Contractor in connection with the performance of any portion of the Construction Work except in each case with the Approval of the Grantor.

(c) Acknowledgement by Concessionaire. The Concessionaire shall be fully responsible for the performance by the Designated Contractors of the Concessionaire's duties hereunder, and all acts by or omissions of any of the Designated Contractors shall be deemed to be those of the Concessionaire.

(d) Approvals Required Before Construction Work May Proceed. The Concessionaire shall not permit any portion of the Construction Work to be carried out without first having obtained all Approvals, which pursuant to the terms hereof are to be obtained prior to commencement of such Construction Work, and without complying with all requirements of this Agreement, which pursuant to the terms hereof are to be complied with prior to commencement of such Construction Work.

(e) Archaeological/Historical Finds. The Concessionaire shall cause to be documented any property which appears to be of archaeological or historical significance located in, under or on the Project Lands. Any such property exposed or recovered as a result of excavation of the Project Lands shall become the property of the Province and shall be dealt with as the Grantor may direct in writing.

(f) Notice to Grantor. The Concessionaire shall give notice to the Grantor of any material damage to or destruction of any property, real or personal, which forms a part of any Construction Work.

(g) Reference Points and Layout. All permanent reference points in place as at the Effective Date and provided by or on behalf of the Grantor shall be carefully preserved by the Concessionaire. In the case of their destruction or removal, the Concessionaire shall cause such permanent reference points to be replaced at its sole cost and expense. The Concessionaire shall layout such stakes, markers and reference points as may be reasonably necessary or required to enable the Concessionaire to perform the Work and such stakes, markers and reference

points as may be reasonably necessary or required to enable the Grantor to perform testing to determine conformity by the Concessionaire with its obligations under this Agreement from time to time.

4.8 Use of Designated Personnel

(a) Designated Personnel. The Concessionaire shall retain, employ and utilize the personnel in respect of the performance and completion of any portion of the Work who or which are specifically listed in the Management Plan (the Persons retained, employed or utilized being herein collectively referred to as the "Designated Personnel").

(b) Engage Other Personnel. The Concessionaire shall not change or substitute any Designated Personnel in connection with the performance of any portion of the Work except in each case with the Approval of the Grantor.

(c) Acknowledgement by Concessionaire. The Concessionaire shall be fully responsible for the performance by the Designated Personnel of the Concessionaire's duties hereunder, and all acts by or omissions of any of the Designated Personnel shall be deemed to be those of the Concessionaire.

4.9 Control of the Design Work and Construction Work.

Subject to the provisions of this Agreement, the Concessionaire shall have complete control of the Design Work and Construction Work and shall effectively direct and supervise the Design Work and Construction Work and shall be solely responsible and liable for the means, methods, techniques, sequences and procedures for coordinating the various parts of the Design Work and Construction Work.

4.10 Documents on Completion

Within three (3) months following the Total Completion of the Construction Work or relevant portion thereof, the Concessionaire shall prepare and submit to the Grantor "record" drawings of the Construction Work or relevant portion thereof, in accordance with Schedule 24.

4.11 Integration of Province Completed Facilities

(a) The Concessionaire shall be responsible for integrating or causing the integration of the Province Completed Facilities with the Work. In this regard, the Concessionaire acknowledges having inspected and satisfied itself with respect to the state and condition of the Province Completed Facilities and the Governmental Authorizations obtained with respect thereto and agrees to perform any upgrades or additional work relating thereto as part of the Work to ensure that the Province Completed Facilities comply with the Governing Documentation and Laws and Regulations. The Concessionaire shall not be entitled to any delay or additional costs or to submit a Change Request with respect to the foregoing. The Grantor shall provide reasonable assistance to the Concessionaire in the enforcement of any rights, remedies and warranties it may have against third parties in respect of the Province Completed Facilities.

(b) The Concessionaire shall co-operate and cause the Concessionaire's Advisors to co-operate in all reasonable respects with the planning, development, design, construction, repair and maintenance of Affected Highways and other facilities which on the date hereof or in the future intersect or interface with the Project performed by Persons other than the Concessionaire.

4.12 Delivery Plan

The Concessionaire shall comply with the Delivery Plan attached as Schedule 4, and shall provide coordination and scheduling so as to ensure compliance with the Delivery Plan by the Concessionaire's Advisors.

4.13 Commencement of Design Work and Construction Work

The Concessionaire shall cause the Commencement of the Design Work and Construction Work to occur on or before the date set out therefor in the Delivery Plan and in compliance with the Governing Documentation.

4.14 Completion

(a) Completion of Work. The Construction Work or each identified portion thereof in the Delivery Plan shall be Totally Completed in accordance with the Delivery Plan.

(b) Late Commissioning and Opening. If any date for Commissioning and Opening for any identified portion of the Construction Work in the Delivery Plan does not occur on or before the date specified therefor in the Delivery Plan for any reason other than a Delay Event, the Concessionaire shall pay to the Grantor as liquidated damages in respect thereof (which, subject to the payment thereof by the Concessionaire, shall constitute the sole and exclusive remedy of the Grantor in respect of such delay) an amount (the "Late Payment") equal to, in the case of Highway 407 West, sixty thousand dollars ($60,000) and in the case of Highway 407 East Partial, twenty-three thousand dollars ($23,000), for each calendar day of delay to the Commissioning and Opening date after the specified date in the Delivery Plan. Late Payments shall be payable by the Concessionaire to the Grantor within five (5) Business Days following each applicable thirty (30) day period of delay (the "Delay Period"). If the Commissioning and Opening date occurs at any time prior to the expiry of the then current Delay Period, the Late Payment with respect to such partial Delay Period shall be pro-rated accordingly and shall be payable within five (5) Business Days following such Commissioning and Opening date.

ARTICLE 5
MODIFICATIONS

5.1 Change Orders

The Grantor may at any time or times during the Term issue a Change Order to the Concessionaire. Prior to implementation of such Change Order the Grantor and the Concessionaire shall jointly determine

(i) whether the Change Order will require a material expenditure of time and/or money by the Concessionaire in order to perform the work reasonably necessary in connection with the evaluation and costing of the implementation of the Change Order (the "Preparatory Work") and, if so, the Grantor will reimburse the Concessionaire for the reasonable costs incurred by the Concessionaire in connection with the Preparatory Work,

(ii) whether the Change Order will impact the timing of performance and obligations under this Agreement, and, if so, the parties will determine the manner and extent to which the timing of performance and obligations under this Agreement should be adjusted or otherwise altered, if at all,

(iii) the amount required to be paid by the Grantor to implement the Change Order and to compensate the Concessionaire for all Losses in relation thereto and the timing of payment therefor,

(iv) with respect to a Change Order requiring integration of the Toll System with other toll systems or tolling operations, whether such Change Order will be affected or restricted by any agreement between the Concessionaire and a third party relating to the Toll System and, if so, what procedures will be utilized to obtain a waiver or consent from such third party to facilitate the Change Order and the costs involved to do so, and

(v) any other material terms of the Change Order.

5.2 Determination

If the parties cannot agree

(i) as to whether the Preparatory Work will require a material expenditure of time and/or money,

(ii) as to whether the Change Order will impact the timing of performance and obligations under this Agreement,

(iii) as to the amount required to implement the Change Order and/or to compensate the Concessionaire for all Losses in relation thereto and the timing of payment therefor, or

(iv) as to any other material terms of the Change Order,

and the Grantor determines, in its sole and absolute discretion, that the Change Order is required to be proceeded with, the Grantor in the first instance, shall determine the cost of the Preparatory Work, the impact on the timing of performance and obligations under this Agreement, the amount required to implement the Change Order and/or to compensate the Concessionaire for all Losses in relation thereto and the timing of payment therefor and such other material terms subject to final resolution in the manner set out in Article 25 and the Concessionaire shall, pending such resolution, but subject to obtaining the waiver or consent referred to in Subsection 5.1(iv) or otherwise being saved harmless in respect thereof by the Grantor, nonetheless proceed to implement and perform the Change Order. Notwithstanding the foregoing, but subject to

Subsection 25.12(b), if the Concessionaire, acting reasonably, determines that the amount in dispute required to implement the Change Order and/or to compensate the Concessionaire for all Losses in relation thereto exceeds five million dollars ($5,000,000), the Concessionaire shall not be obligated to proceed with the implementation and performance of the Change Order until the matters set out in this Section 5.2 relating to such Change Order have been resolved.

5.3 Change Requests

The Concessionaire may, at any time, submit a Change Request to the Grantor for Approval by the Grantor. No Change Request shall be implemented or incorporated as part of the Work unless and until such Change Request has been Approved by the Grantor. For the avoidance of doubt, the Concessionaire shall be entitled to construct prior to the times required pursuant to Schedule 22 and without any requirement to submit a Change Request, additional lanes over and above the initial requirements of the Construction Work, up to and including (but not exceeding) the Ultimate Number of Core Lanes, as defined in Schedule 22.

5.4 Performance of Changes

Subject to the other provisions of this Article 5, the Concessionaire shall take steps to ensure that Change Orders and Approved Change Requests are diligently complied with and implemented in such manner that the costs and delays relating thereto are minimized.

5.5 Payment for Change Orders

The Grantor shall pay the amount required to implement the Change Order and/or to compensate the Concessionaire for all Losses in relation thereto as set out in Sections 5.1 and 5.2.

ARTICLE 6
MINISTRY SAFETY STANDARDS

6.1 Compliance with Ministry Safety Standards

Subject to Section 6.2, the Concessionaire shall comply with the Safety and Standards Protocol and all Ministry Safety Standards at all times throughout the Term. The Concessionaire acknowledges that the Ministry Safety Standards may change from time to time during the Term. The Concessionaire, at its cost and expense, shall comply with all such changes so long as

(i) such changes apply to any other Comparable Controlled Access Highways, and

(ii) the Concessionaire has received a notice advising it of such change, provided that no such notice shall be required if such change was known or (with reasonable due diligence including review of materials or publications generally available to Persons in the business of the development, design, construction, operation, management, maintenance, rehabilitation or tolling of Comparable Controlled Access Highways) should have been known by the Concessionaire or such change constituted a Law and Regulation.

The Concessionaire shall perform all work required to implement Ministry Safety Standards as part of the Work, at its sole cost and expense. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Concessionaire be excused from compliance with Ministry Safety Standards in accordance with the provisions of this Article 6. Without limiting the foregoing and for the avoidance of doubt, but subject to Subsection 18.1(a)(vii), in no event shall the Concessionaire be entitled to issue a Change Request as a result of the existence of or change to a Ministry Safety Standard, claim that an event of Force Majeure, a Delay Event or a Discriminatory Action has resulted from the existence of or change to a Ministry Safety Standard or, in the absence of any agreement to the contrary, claim that any such event or action relieves the Concessionaire from compliance with any Ministry Safety Standard in accordance with the provisions of this Article 6.

6.2 Timing and Manner of Compliance with Ministry Safety Standards

(a) The Concessionaire shall comply with and implement all Ministry Safety Standards in the same manner as the Ministry Safety Standards apply to other Comparable Controlled Access Highways.

(b) The Concessionaire shall not, except as expressly otherwise set out in this Agreement, be required to

(i) follow a safety standard that is more onerous than the safety standard which applies to other Comparable Controlled Access Highways, or

(ii) apply a safety standard in a manner that is more onerous than the manner in which it is applied to other Comparable Controlled Access Highways.

(c) For the avoidance of doubt, but without limitation,

(i) a Ministry Safety Standard shall not be considered to be more onerous or more onerously applied merely because (A) the Grantor requires additional time to implement such Ministry Safety Standard as a result of the extensive system of Comparable Controlled Access Highways for which the Grantor is responsible or (B) such Ministry Safety Standard applies only upon the occurrence of a condition or circumstance which has not yet occurred in respect of a Comparable Controlled Access Highway; and

(ii) a Ministry Safety Standard shall be deemed to apply to other Comparable Controlled Access Highways if the Grantor can demonstrate that such Ministry Safety Standard has been published, issued or made available to Persons in the business of the development, design, construction, operation, management, maintenance, rehabilitation or tolling of Comparable Controlled Access Highways or that such Ministry Safety Standard is or has been applied to any other Comparable Controlled Access Highways.

6.3 Permitted Equivalent Safety Standards

Notwithstanding anything to the contrary contained herein, with the Approval of the Grantor, the Concessionaire, at its cost and expense, may implement and comply with safety

standards other than the Ministry Safety Standards with respect to Highway 407 if, in the opinion of the Grantor, the proposed safety standards provide equivalent or increased safety protection to that which would have been provided by the applicable Ministry Safety Standards.

In connection with the foregoing, if the Concessionaire, at its cost and expense, wishes to implement and use safety standards other than the Ministry Safety Standards, the Concessionaire must provide notice of such proposal to the Grantor accompanied by its reasons for such proposal and all relevant supporting information, certificates, reports, studies, investigations and other materials as may be reasonably required by the Grantor in support of the Concessionaire's assertion that the proposed safety standards would provide equivalent or increased safety protection to that which would have been provided by the applicable Ministry Safety Standard. For the avoidance of doubt, (i) the Approval of the Grantor referred to herein may be withheld in the sole and absolute discretion of the Grantor and (ii) unless and until the Grantor provides its express Approval for the implementation of the Concessionaire's proposed safety standards, the Concessionaire shall not implement the proposed safety standards and shall implement and comply with the Ministry Safety Standards.

6.4 <u>Failure to Comply</u>

(a) Subject to Subsection 6.4(d), if, at any time, the Concessionaire fails to comply with any Ministry Safety Standards or the Grantor and the Concessionaire cannot reach an agreement regarding the interpretation or application of a Ministry Safety Standard within a period of time acceptable to the Grantor, acting reasonably, the Grantor shall have the absolute right and entitlement to undertake or direct the Concessionaire to undertake any work required to ensure implementation of and compliance with Ministry Safety Standards as interpreted or applied by the Grantor.

(b) To the extent that any work done pursuant to Subsection 6.4(a) is undertaken by the Grantor and is necessary to ensure implementation of and compliance with Ministry Safety Standards, the cost of such work plus an administration fee equal to fifteen percent (15%) of the cost of such work, shall be paid by the Concessionaire to the Grantor on demand, without any days of grace, and the Grantor (whether it undertakes the Work or has directed the Concessionaire to undertake the Work) shall have no obligation or liability to compensate the Concessionaire for any Losses suffered or incurred by the Concessionaire as a result thereof.

(c) To the extent that any Work done pursuant to Subsection 6.4(a) is not necessary to ensure implementation of and compliance with Ministry Safety Standards, the Grantor shall compensate the Concessionaire only for Losses relating to the Project suffered or incurred by the Concessionaire as a result thereof.

(d) Notwithstanding anything to the contrary contained in this Agreement, if in the reasonable judgment of the Grantor the failure of the Concessionaire to comply with any Ministry Safety Standards results in an emergency or danger to persons or property, and if the Concessionaire is not then diligently taking all necessary steps to rectify or deal with said emergency or danger, the Grantor may, in addition and without prejudice to its other remedies (but without obligation to do so), (i) immediately take such steps as may be reasonably necessary to rectify said

emergency or danger, in which event the provisions of Subsection 20.2(iii) shall apply *mutatis mutandis*, or (ii) if and to the extent reasonably necessary to protect persons or property, stop the progress of the Work and/or close or cause to be closed any and all portions of Highway 407 affected by the said emergency or danger, and the Grantor shall have no obligation or liability to compensate the Concessionaire for any Losses suffered or incurred by the Concessionaire as a result thereof, provided that immediately following rectification of said emergency or danger, as determined by the Grantor, acting reasonably, the Grantor allows the Work to continue or such portions of Highway 407 to be reopened, as the case may be.

6.5 Higher Ministry Safety Standards

If during the Term the Grantor is of the opinion that a Higher Ministry Safety Standard is required or desirable, the Grantor may negotiate an agreement with the Concessionaire to ensure that such Higher Ministry Safety Standard is implemented and complied with in connection with Highway 407 at the cost of the Province and the Concessionaire shall be compensated only for its Losses relating to the Project reasonably attributable thereto. If no such agreement is reached within a period of time acceptable to the Grantor, acting reasonably, the Grantor shall have the right to undertake the work necessary to ensure implementation of and compliance with the Higher Ministry Safety Standard or the Grantor may issue a Change Order with respect thereto. To the extent that such work is undertaken by the Grantor, the Concessionaire shall pay to the Grantor within ten (10) Business Days following demand therefor the costs of the portion of the work performed in order to comply with Ministry Safety Standards and the Grantor shall be responsible only for the incremental costs of the additional Work required in order to implement the Higher Ministry Safety Standards and the Concessionaire shall be compensated only for its Losses relating to the Project reasonably attributable thereto.

ARTICLE 7
ENVIRONMENTAL MATTERS

7.1 Environmental Protection

The Concessionaire shall ensure that all Environmental Laws are complied with at all times during the performance of each portion of the Work and at all times during the Term.

7.2 Disposal of Hazardous Substances

The Concessionaire shall identify Hazardous Substances affecting any portion of the Project and shall store, remove, transport and dispose of Hazardous Substances in compliance with all applicable Governing Documentation and Laws and Regulations.

7.3 Discharge of Hazardous Substances

At all times during the Term, spills or discharges of Hazardous Substances affecting or relating to any portion of the Project shall be reported immediately to the applicable Governmental Authority and shall be remedied by the Concessionaire, at its cost and expense, in each case, in accordance with all applicable Governing Documentation and Laws and Regulations.

ARTICLE 8
OMM WORK

8.1 OMM Work Duties

The Concessionaire shall cause each portion of the OMM Work to be performed in accordance with Sections 3.1 and 3.2.

8.2 Duties Not Exhaustive

The OMM Work set out in this Article 8 is not exhaustive and the Concessionaire shall be responsible for all aspects of the OMM Work, namely those activities which in the ordinary and usual course of the operation, management, maintenance, rehabilitation and tolling of a Comparable Controlled Access Highway would be recognized, followed or implemented by the Province.

8.3 Public Information

The Concessionaire shall prepare, as part of the OMM Work, any additional documentation of an explanatory or promotional nature concerning the OMM Work for public information purposes, as may be reasonably required by the Grantor, the Province and/or any Governmental Authority.

8.4 Ownership of Toll Revenues

All Toll Revenues shall be the sole and exclusive property of the Concessionaire.

8.5 Tolling, Congestion Relief and Expansion Agreement

The Concessionaire shall comply with the provisions of the Tolling, Congestion Relief and Expansion Agreement attached as Schedule 22.

8.6 Other Non-Toll Revenues

All sources of Other Non-Toll Revenues and activities generating Other Non-Toll Revenues shall be controlled by the Grantor and the Concessionaire shall have no right, title, entitlement or interest therein.

8.7 Toll Collection

The Concessionaire shall comply with the toll collection and enforcement procedures with respect to Toll Revenues set out in Schedule 23.

8.8 Access to Vehicle Permit Information

The Concessionaire shall access vehicle permit information from the Ministry of Transportation pursuant to the Requester Agreement attached hereto as Schedule 18 and shall use such information only for the purposes set out therein.

8.9 Change of Name

The name designated for Highway 407 is "Highway 407 ETR" and such name may not be changed without the prior Approval of the Grantor.

8.10 Inter-Agency Agreements

(a) The Province shall have the right, as often as it deems necessary or advisable, to make reciprocal arrangements and enter into agreements with the government of a Province of Canada or a State of the United States of America or other Persons in such jurisdictions providing for the collection of tolls and any matter related to their collection. Upon making such arrangement or agreement that affects Highway 407 or the Concessionaire, the Grantor shall notify the Concessionaire and shall provide the Concessionaire with appropriate and relevant details relating to such arrangement or agreement. The Grantor may issue a Change Order or the Concessionaire may submit a Change Request, when required, to implement compliance with such arrangement or agreement.

(b) The Concessionaire shall have the right, as often as it deems necessary or advisable, to make reciprocal arrangements with the government of a Province of Canada or a State of the United States of America or other Persons in such jurisdictions for the collection of tolls and any matter related to their collection provided that

(i) such agreement or arrangement complies with the Governing Documentation and Laws and Regulations, and

(ii) the Province shall not be bound by and shall not incur any obligations or liabilities thereunder without Approval (which Approval may be arbitrarily withheld unless the Concessionaire provides an indemnity in respect of such liability to the Grantor or the Province, as the case may be, in form and substance Approved by the Grantor).

(c) The Grantor shall, upon such terms (including terms as to reimbursement) as it may Approve, provide reasonable assistance to the Concessionaire so as to facilitate the making of reciprocal arrangements or agreements described in Subsection 8.10(b).

(d) The Grantor shall, to the extent such arrangements or agreements are assignable and to the extent the Minister of Transportation considers such assignment to be feasible in the circumstances, assign or cause to be assigned to the Concessionaire any rights the Minister of Transportation has pursuant to any reciprocal arrangement or agreement entered into with a government of a Province of Canada or a State of the United States of America or other Persons in such jurisdictions providing for the collection of tolls and any matter related to their collection and, to the extent such arrangements or agreements are not assignable, or are not assignable without consent, at the request of the Concessionaire, extend or make available to the Concessionaire such arrangements or agreements to the extent permitted or feasible in the circumstances, provided that the covenants and

obligations thereunder shall be observed and performed by the Concessionaire and all benefits and obligations shall be for the account of the Concessionaire.

8.11 Affected Highways and Affected Landowners

The Concessionaire shall implement and comply with the terms and provisions of the Affected Highway Protocol and the Affected Landowner Protocol, attached as Schedule 1 and Schedule 2, respectively.

ARTICLE 9
EXPANSION/EXTENSION

9.1 Required Expansions and Extensions

The Concessionaire shall be required to Expand and/or Extend Highway 407 in accordance with and subject to Schedule 22 and the other provisions of this Agreement. In addition, the Grantor may, at any time, issue a Change Order mandating the implementation of an Expansion or Extension.

9.2 Voluntary Expansion and Extension

The Concessionaire may initiate an Expansion or Extension by submitting a Change Request to the Grantor setting out all of the relevant particulars supporting the implementation of such Expansion or Extension.

9.3 Standards

Any Expansion or Extension implemented pursuant to the provisions of this Article 9, shall comply with the Ministry Safety Standards and if applicable, the Higher Ministry Safety Standards.

ARTICLE 10
REPORTING AND RECORD KEEPING BY CONCESSIONAIRE

10.1 Traffic Characteristics Report

In addition to any other traffic or traffic-related reports required pursuant to this Agreement, the Concessionaire shall provide to the Grantor a quarterly traffic characteristics report providing the following details for each toll site in a format specified by the Grantor

(i) traffic volume forecasts for each type of classification of vehicle for the next three (3) months,

(ii) traffic volume forecasts for the entire Fiscal Year, and

(iii) actual traffic counts.

The Concessionaire shall provide such reports to the Grantor within twenty (20) Business Days following the end of each quarter of each Fiscal Year.

The Concessionaire shall also provide, at its cost and expense, real time data reports for the purposes of the Freeway Traffic Management System of the Province of Ontario to a Ministry of Transportation designated point and in a manner and format requested by the Grantor.

10.2 Incident Management Reports

The Concessionaire shall report on a quarterly basis details of emergencies, accidents and incidents occurring on or at the Project. The specific details to be provided include the following

(i) type of incident - bodily injury, death, property damage,

(ii) classification of incident - road related, barrier hit, right of way, other,

(iii) number of incidents by type and classification,

(iv) number of claims and revenue received by type and classification; and

(v) costs to correct incidents by type and classification.

The Concessionaire shall provide such report to the Grantor within twenty (20) Business Days following the end of each quarter of each Fiscal Year.

10.3 Environmental Incident Report

The Concessionaire shall report, on a per occurrence basis, the discharge, dumping, spilling (accidental or otherwise) of any Hazardous Substances and the location at which the incident has occurred, the time, the agencies involved, the damage which has occurred and the remedial action taken.

The Concessionaire shall provide such report to the Grantor within seven (7) Business Days following the occurrence of each incident or such shorter time period as may be required pursuant to Laws and Regulations.

ARTICLE 11
ACCESS, TESTING, INSPECTION, REVIEW AND AUDIT RIGHTS

11.1 Audits, Assistance, Inspections and Approvals

Wherever in this Agreement reference is made to the Grantor or the Provincial Advisors providing assistance, services, Approvals or consents to or on behalf of the Concessionaire or the Concessionaire's Advisors, or to the Grantor or the Provincial Advisors performing an Audit or inspecting, testing, reviewing or examining the Project, the Work or any part thereof or the books, records, documents, budgets, proposals, requests, procedures, certificates, plans, drawings, specifications, contracts, agreements, schedules, reports, lists or other instruments of the Concessionaire or the Concessionaire's Advisors, such undertaking by the Grantor or the Provincial Advisors shall not relieve or exempt the Concessionaire from, or represent a waiver of, any requirement, liability, Default, covenant, agreement or obligation under this Agreement or at law or in equity and shall not create or impose any requirement, liability, covenant, agreement or obligation (including an obligation to provide other assistance, services or

Approvals) on the Grantor or Provincial Advisors not otherwise created or imposed pursuant to the express provisions of this Agreement.

11.2 Furnish Information

At the request of the Grantor, the Concessionaire shall, at the Concessionaire's cost and expense and at any and all reasonable times

(i) make available or cause to be made available (and, if requested by the Grantor, furnish or cause to be furnished) to the Grantor all Information relating to the Work, this Agreement, and/or the Project as may be specified in such request and as shall be in the possession or control of the Concessionaire or any of the Concessionaire's Advisors, and

(ii) permit the Grantor to discuss the obligations of the Concessionaire under this Agreement, with any of the directors, officers, employees or managers of the Concessionaire or the Concessionaire's Advisors,

for the purpose of enabling the Grantor to determine whether the Concessionaire is in compliance with the Governing Documentation and Laws and Regulations.

11.3 Inspection, Audit and Review Rights of the Grantor

In addition to the rights set out in Section 11.2, the Grantor may, at all reasonable times, upon twenty-four (24) hours prior notice, cause a Provincial Advisor designated by it to carry out an Audit of the Information required to be maintained and/or delivered by the Concessionaire under this Agreement in connection with the performance of the Work for the purpose of verifying the information contained therein and shall be entitled to make copies thereof and to take extracts therefrom, at its expense. The Concessionaire, at the cost and expense of the Concessionaire, shall make available or cause to be made available to the Grantor or the designated Provincial Advisor such reasonable information and material as may be required by the Grantor or the designated Provincial Advisor for its purposes and otherwise provide such co-operation as may be reasonably required by the Grantor or the designated Provincial Advisor.

11.4 Inspection of Project and OMM Work

The Grantor and the Provincial Advisors shall, at all times, have access to the Project and every part thereof and the Concessionaire, at the cost and expense of the Concessionaire, shall, and shall cause all of the Concessionaire's Advisors to, furnish the Grantor and the Provincial Advisors with every reasonable assistance for inspecting the Project and the Work for the purpose of Auditing the Information and/or ascertaining compliance with the Governing Documentation and Laws and Regulations.

11.5 The Grantor and Others May Perform Tests

The Grantor shall be entitled, at the sole cost and expense of the Grantor, and at any time and from time to time, to perform or cause to be performed any test, study or investigation in connection with the Project or the Work as the Grantor may determine to be reasonably necessary or advisable in the circumstances and the Concessionaire, at the cost and expense of the Concessionaire, shall, and shall cause each of the Concessionaire's Advisors, to furnish the Grantor or the Provincial Advisors with every reasonable assistance in connection with the

carrying out of such tests, procedures, studies and investigations. For the avoidance of doubt, in connection with the foregoing the Grantor and the Provincial Advisors shall be entitled to install machines, equipment, systems, monitors, counters and other devices in, on, under, over or adjacent to the Project to permit and facilitate any test, study, monitor, review or investigation of or relating to the Work or the Project.

11.6 Inspection, Review, Test and Audit Not Waiver

Failure by the Grantor or the Provincial Advisors to inspect, review, test or Audit the Work or any part thereof or the Information, shall not constitute a waiver of any of the rights of the Grantor hereunder or any of the obligations or liabilities of the Concessionaire hereunder. Inspection, review, testing or Audit not followed by a notice of Default shall not constitute a waiver of any Default or constitute an acknowledgement that there has been or will be compliance with the Governing Documentation and Laws and Regulations.

11.7 No Undue Interference

In the course of performing its inspections, reviews, tests and audits hereunder, the Grantor shall use commercially reasonable efforts to minimize the effect and duration of any disruption to the Work having regard to the nature of the inspections, reviews, tests and audits being performed.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties of the Grantor

The Grantor makes the following representations and warranties to the Concessionaire with respect to itself and acknowledges that the Concessionaire is relying upon such representations and warranties in entering into this Agreement

(i) It has the power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof.

(ii) This Agreement constitutes a valid and legally binding obligation of the Grantor, enforceable against the Grantor in accordance with the terms hereof, subject only to applicable bankruptcy, insolvency and similar laws affecting the enforceability of the rights of creditors generally, the general principles of equity and the exception that equitable remedies such as specific performance are not available against the Grantor.

(iii) Save as otherwise set out in Schedule 8, the Province has good title to the Project Lands described in Schedule 7 and when acquired, will have good title to all other Project Lands, subject only to Province Permitted Encumbrances. The Province shall not encumber any portion of the Highway 407 Lands, except for the Province Permitted Encumbrances, until a registrable legal description of such portion of the Highway 407 Lands has been made available to the Concessionaire and a reasonable

opportunity has been given to the Concessionaire to register this Agreement or notice thereof pursuant to Section 27.10.

12.2 Survival

All representations and warranties set forth in this Agreement or in any certificate or other document delivered by or on behalf of the Grantor pursuant hereto shall, unless expressly provided otherwise, survive the execution of this Agreement and any investigation at any time with respect thereto and continue indefinitely.

ARTICLE 13
FINANCE OBLIGATIONS

13.1 Concessionaire's Obligations

The Concessionaire shall be responsible for obtaining any financing for the performance of its obligations under this Agreement.

13.2 Grantor's Obligations

The Grantor shall have no responsibility to meet debt service or repayment obligations on any financing incurred by the Concessionaire in connection with the performance by the Concessionaire of its obligations under this Agreement. The Grantor shall, to the extent consistent with Laws and Regulations and at the sole cost and expense of the Concessionaire, co-operate with the Concessionaire with respect to documentation reasonably necessary to obtain, maintain and replace financing for the performance of the obligations of the Concessionaire hereunder. The Grantor's co-operation may include reviewing, approving and executing documents which substantiate the terms of this Agreement and making information and material available to the Concessionaire's lenders to facilitate financing to the extent permitted by Laws and Regulations and contractual obligations with third parties and to the extent the Grantor considers reasonable in the circumstances. In addition, the Grantor shall, promptly upon the request of the Concessionaire or any Leasehold Mortgagee, execute, acknowledge and deliver to the Concessionaire, or any of the parties specified by the Concessionaire, standard consents and estoppel certificates with respect to this Agreement and any of the other Project Agreements which may be qualified to the best of the knowledge and belief of a designated representative of the Grantor. Nothing herein shall require the Grantor to incur any additional obligations or liabilities or to take any action, give any consent or enter into any document inconsistent with the provisions of this Agreement.

13.3 Concessionaire's Obligation re: Estoppel Certificates

The Concessionaire shall, promptly upon the request of the Grantor, execute and deliver to the Grantor, or any of the parties specified by the Grantor, standard consents and estoppel certificates with respect to this Agreement and any of the other Project Agreements which may be qualified to the best of the knowledge and belief of a designated representative of the Concessionaire. Nothing herein shall require the Concessionaire to incur any additional obligations or liabilities or to take any action, give any consent or enter into any document inconsistent with the provisions of this Agreement.

ARTICLE 14
POLICE SERVICES AND MINISTER OF TRANSPORTATION ENFORCEMENT SERVICES

14.1 Engagement of Police

(a) Required Level of Police Service. The Concessionaire shall permit the OPP to maintain traffic patrol and provide other services which the OPP is required to perform pursuant to Laws and Regulations in respect of Highway 407. The Concessionaire shall perform and observe its covenants and obligations under the Police Services Agreement.

(b) Violations under *Highway Traffic Act* (Ontario). The Concessionaire acknowledges that the OPP is empowered to enforce the *Highway Traffic Act* (Ontario) on Highway 407.

14.2 No Private Enforcement Activities

The Concessionaire shall not engage private security services to provide traffic patrol or traffic law enforcement services on Highway 407.

14.3 Enforcement Services by Minister of Transportation

The Concessionaire shall permit the Minister of Transportation to enforce vehicle licensing requirements and safety standards under Laws and Regulations for Highway 407. The Concessionaire shall enter into and shall perform and observe its covenants and obligations under the MTO Enforcement Services Agreement.

ARTICLE 15
INDEMNIFICATION

15.1 Indemnification by Concessionaire

The Concessionaire shall

(i) indemnify and save harmless the Grantor against and from all claims, demands, actions, suits and proceedings by whomsoever made, brought or prosecuted, and

(ii) pay to the Grantor on demand, without any days of grace, the amount of any Losses incurred by the Grantor,

in either case in any manner based upon, arising out of, related to, occasioned by or attributable to

(A) any material inaccuracy in any representation or warranty made by the Concessionaire in any Project Agreement or in any document or certificate given by the Concessionaire pursuant to any Project Agreement,

(B) any failure by the Concessionaire to observe or perform any of its material covenants or obligations in this Agreement or any other Project Agreement,

(C) the existence of any defect or dangerous condition in the Work,

(D) any intentional wrongdoing or negligent act or omission in relation to the Project during the Term by the Concessionaire or any of the Concessionaire's Advisors, including any infringement of a patent, copyright, invention or any other kind of intellectual property,

(E) any damage to property, either real or personal whether owned by the Grantor or others (including any member of the public), howsoever occasioned as a result of the performance of the Work, or any personal or bodily injury to or death of any Person or Persons (including any member of the public), howsoever occasioned by or as a result of the Work, or

(F) any act which the Grantor takes or causes to be taken at the request of the Concessionaire, pursuant to Subsections 2.9(e) and 8.10(d),

provided that claims are made in writing within a period of six (6) years from the expiry of the Term or earlier termination of this Agreement or within such shorter period as may be prescribed by any limitation statute of the Province of Ontario. Subject to the foregoing, this Section 15.1 shall survive the termination or expiry of this Agreement.

Notwithstanding the preceding sentence, the Concessionaire's obligations under this Section 15.1 shall not apply to any matter to the extent that such matter is directly attributable to

(iii) any intentional wrongdoing or negligent act or omission by the Grantor, its servants, agents or contractors or those for whom the Grantor is in law responsible or any breach by the Grantor of this Agreement, or

(iv) any act which the Concessionaire is directed to perform by the Grantor, if this Agreement requires the Concessionaire to comply with such direction, and if the Concessionaire complies with such direction in a manner which is good and workmanlike, appropriate in the circumstances, without any negligence and in compliance with Laws and Regulations.

The Grantor shall allow the Concessionaire (if the Concessionaire so wishes) to be joined in any proceedings brought by any Person against the Grantor that leads or may lead to the indemnity obligation of the Concessionaire under this Section 15.1 being called upon, and shall consult with the Concessionaire as to any material action which the Grantor proposes to take in respect of such proceedings and give the Concessionaire such assistance (without an obligation to incur costs) as it shall reasonably require in respect of its participation in the defence.

If the Grantor intends to or does make a claim under this Section 15.1, the Grantor shall not settle or compromise any claim brought against it or make any payments in

connection with any such claim brought against it without the prior written consent of the Concessionaire, which consent shall not be unreasonably withheld or delayed.

If the Grantor becomes aware of any claim which could lead to the indemnity obligation of the Concessionaire under this Section 15.1 being called upon, the Grantor shall give notice thereof to the Concessionaire promptly. The failure to give such notice promptly shall not adversely affect the Grantor's rights under this Section 15.1 except to the extent that such failure materially and adversely affects the right of the Concessionaire to assert any reasonable defence to such claim.

The obligation of the Concessionaire to indemnify, save harmless and pay the Grantor under the provisions of this Section 15.1 shall, notwithstanding any other provision of this Agreement, survive the expiration of the Term and the termination of this Agreement.

15.2 Indemnification by Grantor

The Grantor shall

(i) indemnify and save harmless the Concessionaire against and from all claims, demands, actions, suits and proceedings by whomsoever made, brought or prosecuted, and

(ii) pay to the Concessionaire on demand, without any days of grace, the amount of any Losses incurred by the Concessionaire,

in either case in any manner based upon, arising out of, related to, occasioned by or attributable to

(A) any material inaccuracy in any representation or warranty made by the Grantor in any Project Agreement or in any document or certificate given by the Grantor pursuant to any Project Agreement,

(B) any failure by the Grantor to observe or perform any of its material covenants or obligations in this Agreement or in any other Project Agreement,

(C) any intentional wrongdoing or negligent act or omission in relation to the Project during the Term by the Province, its servants, agents or contractors or those for whom the Province is in law responsible,

(D) any and all land transfer taxes and goods and services taxes payable by the Concessionaire in connection with the grant of the concession and ground lease in respect of the Project Lands, the Existing Improvements and the registration of the Concessionaire's Interest against title to the Project Lands, provided that notwithstanding the foregoing, the Concessionaire shall be responsible for any and all land transfer taxes and goods and services taxes payable in connection with the acquisition of

additional lands for the purpose of any Expansion or Extension pursuant to Section 2.22, or

(E) the Crown in right of Ontario as represented by the Ministry of Transportation issuing an order at any time on or before the tenth (10th) anniversary of the completion of the sale of the shares of the Concessionaire by the Grantor for any reason other than the failure of the Concessionaire to comply with its obligations relating to the OMM Work under this Agreement to bring any portion of Highway 407 Central which, at the time of completion of such sale of shares, did not comply with a Ministry Safety Standard into compliance with such Ministry Safety Standard,

provided that claims are made in writing within a period of six (6) years of the expiry of the Term or earlier termination of this Agreement or within such shorter period as may be prescribed by any limitation statute of the Province of Ontario.. Subject to the foregoing, this Section 15.2 shall survive the termination or expiry of this Agreement.

Notwithstanding the preceding sentence, the Grantor's obligations thereunder shall not apply to any matter to the extent that such matter is directly attributable to any intentional wrongdoing or negligent act or omission by the Concessionaire, or its servants, agents or contractors or those for whom the Concessionaire is in law responsible or any breach by the Concessionaire of this Agreement.

If the Concessionaire becomes aware of any claim which could lead to the indemnity obligation of the Grantor under this Section 15.2 being called upon, the Concessionaire shall give notice thereof to the Grantor promptly. The failure to give such notice promptly shall not adversely affect the Concessionaire's rights under this Section 15.2 except to the extent that such failure materially and adversely affects the right of the Grantor to assert any reasonable defence to such claim.

The obligation of the Grantor to indemnify, save harmless and pay the Concessionaire under the provisions of this Section 15.2 shall, notwithstanding any other provision of this Agreement, survive the expiration of the Term and the termination of this Agreement.

ARTICLE 16
INSURANCE

16.1 Insurance During the Construction Work

(a) The Concessionaire shall, at its own cost and expense, purchase, provide and maintain in full force during the Construction Work, or cause to be purchased, provided and maintained in full force during the Construction Work, the following insurance with respect to the Project, the use and occupancy of the Project Lands, the Design Work and the Construction Work, all of which shall be dedicated to the Project

(i) **Wrap-Up Liability Insurance.** Comprehensive general liability insurance, written on a wrap-up basis in the joint names of the Grantor and

the Concessionaire. The Designated Consultants, Designated Contractors, all other contractors, subcontractors, suppliers and/or tradesmen while working on site, engineers, architects, consultants and/or sub-consultants, any other Person which the Grantor or the Concessionaire reasonably may require to be added as insured parties, and all of their successors and assigns, shall be included as Insureds or Additional Insureds. The said insurance shall provide coverage for property damage, personal injury and bodily injury (including death) arising out of all operations and activities pertaining to the Construction Work and control or use of the Project Lands by the Insureds. The said insurance shall be written on an occurrence basis and shall include the following coverages

(A) Premises and operations,

(B) Owner's and contractor's protective liability,

(C) Broad form products hazard and completed operations liability,

(D) Blanket written and oral contractual liability,

(E) Broad form occurrence property damage,

(F) Cross liability and severability of interest with respect to each Insured,

(G) Directors, officers, employees, shareholders, legislators and officials involved in the Project added as Insureds or Additional Insureds,

(H) Waiver of subrogation against Insureds and/or Additional Insureds,

(I) Non-owned automobile liability,

(J) Incidental medical malpractice liability,

(K) Employer's liability and contingent employer's liability,

(L) All risks tenant's legal liability,

(M) Fire fighting and forest fire fighting expense liability,

(N) Hoist liability,

(O) Shoring, blasting, excavating, under-pinning, demolition, pile driving and caisson work, work below and above ground surface, work below, on and above water, tunnelling and grading, and similar operations associated with the Construction Work, as applicable,

(P) Sudden and Accidental Pollution Liability with a discovery provision of not less than one hundred and twenty (120) hours and

a subsequent reporting provision of not less than one hundred and twenty (120) hours, and

(Q) If structured in layers, "drop down" provision for impaired or exhausted limits (automatic re-instatement of aggregate limits in underlying insurance an acceptable alternative).

The said insurance shall provide primary coverage with respect to the Construction Work without right of contribution of any insurance carried by the Grantor. Breach of any of the terms of the policy, any negligent or wilful act of, or omission or false representation by, an Insured or any other Person shall not invalidate the said insurance with respect to the Grantor or any of its directors, officers, employees, legislators and officials involved in the Project.

The policy limit of liability shall be not less than ten million dollars ($10,000,000) per occurrence or claim (which may be structured as primary plus supplementary layers, or primary plus Umbrella Liability and/or Excess Liability layers). The deductible for each occurrence or claim shall be not greater than two hundred and fifty thousand ($250,000), except that the deductible applicable to Sudden and Accidental Pollution coverage claims or incidents shall be not greater than one million dollars ($1,000,000) for each claim or incident.

Coverage under the said insurance shall be maintained continuously with respect to the performance of any aspect of the Construction Work until the Total Completion Date, provided, however, that Completed Operations coverage shall be provided for thirty-six (36) months after the Total Completion Date for the applicable Construction Work.

The said insurance shall be non-cancellable, except for non-payment of premiums, termination or indefinite postponement of the Project, loss of more than fifty percent (50%) of reinsurance or change in statutory law which places the Insurer in violation of the laws of its place of domicile or threatens its solvency. Each policy for the said insurance shall include agreement by the Insurer that the policy shall not be materially changed except on the annual anniversary date thereof and only upon ninety (90) days' prior written notice to the Grantor or its nominee. Each such policy shall include a provision permitting (but not obligating) the Grantor or its nominee, to assume direction and control of the policy in the event of a Concessionaire Default.

(ii) **Automobile Liability Insurance**. Automobile Liability insurance with a combined property damage and bodily injury limit of liability of two million dollars ($2,000,000) per accident covering all licensed vehicles owned, leased, operated or used by the Concessionaire or the Concessionaire's Advisors. The Concessionaire must ensure that evidence of comparable coverage is provided, prior to commencement of work at the site, to the Grantor by all contractors, subcontractors and workmen or tradesmen or other Persons working at the site. The deductible for each occurrence or claim shall be not greater than ten thousand dollars ($10,000) per accident.

(iii) **Umbrella and Excess Liability Insurance**. Umbrella Liability and/or Excess Liability insurance with respect to, and following the form of, the underlying Wrap-Up Liability and Automobile Liability insurance. Such insurance shall include the following provisions

(A) Limit of liability (including Wrap-Up Liability) shall be not less than seventy-five million dollars ($75,000,000) per occurrence (which may be structured as primary plus supplementary layers and Umbrella Liability and/or Excess Liability layers, or primary plus Umbrella and/or Excess).

(B) Annual aggregate limits permitted for Products Hazard and Completed Operations liability, Sudden and Accidental Pollution liability (if provided under this insurance) and employee benefits, errors and omissions liability (if provided under this insurance), no other policy aggregate limits are permitted.

(C) "Drop-down" provision for impaired or exhausted aggregates in underlying insurance (automatic reinstatement of aggregate limits in underlying insurance acceptable alternative).

(D) Sudden & Accidental Pollution coverage not required above ten million dollars ($10,000,000) limit per occurrence and in the aggregate annually.

(E) Deductible for each occurrence, claim or accident not covered by underlying insurance shall not be greater than two hundred and fifty thousand dollars ($250,000).

(F) Coverage for incidental medical malpractice liability, employer's liability and contingent employer's liability, all risks tenants' legal liability, employee benefits, errors and omissions liability, fire fighting and forest fire expense liability is not required above the ten million dollar ($10,000,000) limit required for Wrap-Up Liability Insurance.

The said insurance shall be non-cancellable, except for non-payment of premiums, termination or indefinite postponement of the Project, loss of more than fifty percent (50%) of reinsurance or change in statutory law which places the Insurer in violation of the laws of its place of domicile or threatens insolvency. Each policy for the said insurance shall include agreement by the Insurer that the policy shall not be materially changed except on the annual anniversary date thereof and only upon 90 days' prior written notice to the Grantor or its nominee.

Each policy shall include a provision permitting (but not obligating) the Grantor (or its nominee) to assume direction and control of the policy in the event of a Concessionaire Default.

(b) **Other Insurance**. Any other type, form or amount of insurance which may be required pursuant to Laws and Regulations or as otherwise may be reasonably requested by the Grantor.

16.2 Insurance During the OMM Work

The Concessionaire, at its own cost and expense, shall purchase, provide and maintain in full force, or shall cause to be purchased, provided and maintained in full force during the Term the following insurance with respect to the Project, the use and occupancy of the Project Lands and the OMM Work, all of which shall be dedicated to the Project

(i) **Comprehensive General Liability Insurance**. Comprehensive General Liability Insurance in the joint names of the Grantor, the Concessionaire, the Concessionaire's Advisors, any other Person which the Grantor or the Concessionaire reasonably may require to be added from time to time as insured parties, and all of their successors and assigns. The said insurance shall provide coverage for property damage, personal injury and bodily injury (including death) arising out of all operations and activities pertaining to the Project, the control or use and occupancy of the Project Lands by the Insureds and the OMM Work. The said insurance shall be written on an occurrence basis and include the following coverages

(A) Premises and operations,

(B) Owner's and contractor's protective liability,

(C) Broad form products hazard and completed operations liability,

(D) Blanket written and oral contractual liability,

(E) Broad form occurrence property damage,

(F) Cross liability and severability of interest with respect to each Insured,

(G) Directors, officers, employees, shareholders, legislators and officials involved in the Project added as Insureds or Additional Insureds,

(H) Waiver of subrogation against Insureds and/or Additional Insureds,

(I) Non-owned automobile liability,

(J) Incidental and non-owned aircraft and watercraft coverage,

(K) Incidental medical malpractice liability,

(L) Employer's liability and contingent employer's liability,

(M) All risks tenant's legal liability,

(N) Fire fighting and forest fire expense liability,

(O) Employee benefits errors and omissions liability, if employee benefit plans exist for employees of the Concessionaire,

(P) Hoist liability associated with the OMM Work, as applicable,

(Q) Shoring, blasting, excavating, under-pinning, demolition, pile driving and caisson work, work below and ground surface, work below, on and above water, tunnelling and grading, and similar operations associated with the OMM Work, as applicable,

(R) Sudden and Accidental Pollution Liability with a discovery provision of not less than one hundred and twenty (120) hours and a subsequent reporting provision of not less than one hundred and twenty (120) hours, and

(S) If structured in layers, "drop-down" provision for impaired or exhausted aggregates (automatic reinstatement of aggregate limits in underlying layers an acceptable alternative).

The said insurance shall provide primary coverage with respect to operations and activities pertaining to the Project, the control or use and occupancy of the Project Lands by the Insureds, the OMM Work and any other obligations set out in this Agreement, without right of contribution of any insurance carried by the Grantor. Breach of any of the terms of the policy, or any negligent or wilful act of, or omission or false representation by, an Insured or any other Person shall not invalidate the said insurance with respect to the Grantor or any of its directors, officers, employees, legislators and officials involved in the Project.

The policy limit of liability must be not less than ten million dollars ($10,000,000) per occurrence or claim (in any combination of primary, supplementary, umbrella and excess layers). The deductible for each occurrence or claim shall be not greater than two hundred and fifty thousand dollars ($250,000), except that the deductible applicable to Sudden and Accidental Pollution claims or incidents shall be not greater than one million dollars ($1,000,000) per claim or incident.

Coverage under the said insurance shall be maintained continuously, from and after the Effective Date and at all times thereafter during the Term, provided, however, that any coverage written on a claims made basis shall include provision for a twelve (12) month extended discovery and reporting period in the event of termination of this Agreement for any reason, including its expiration.

(ii) **Automobile Liability Insurance**. Automobile Liability Insurance with a combined property damage and bodily injury limit of liability of two million dollars ($2,000,000) per accident covering all licensed vehicles owned, leased, operated or used by the Concessionaire or the Concessionaire's Advisors in connection with the Project or the OMM Work. The Concessionaire must ensure that evidence, acceptable in form and content to the Grantor (or its nominee), of comparable coverage is provided, prior to commencement of work on the Project or

commencement of OMM Work to the Grantor or (its nominee) by all contractors, subcontractors or other Persons working on the Project, or involved in any OMM Work. The deductible for each occurrence or claim shall be not greater than ten thousand dollars ($10,000) per accident.

(iii) **Road Hazard Liability Insurance**. Road Hazard Liability Insurance with a limit of liability not less than ten million dollars ($10,000,000) per claim and in the aggregate ten million dollars ($10,000,000) annually covering the Concessionaire, Concessionaire's Advisors, the Grantor and all other Persons with an insurable interest for liability imposed by the Highway 407 Act and/or any liability arising out of the construction, maintenance, repair and resurfacing of Highway 407 or of any Affected Highway.

(iv) **Umbrella and Excess Liability Insurance**. Umbrella and Excess Liability Insurance with respect to, and following the form of, the underlying Comprehensive General Liability insurance, Automobile Liability insurance, Non-Owned Aircraft and Watercraft Liability coverages and any other, similar primary insurance. The said insurance shall be in an amount sufficient to provide an overall limit of liability not less than seventy-five million dollars ($75,000,000) per occurrence. Sudden and Accidental Pollution coverage for all insured perils shall be provided to an annual aggregate limit not less than ten million dollars ($10,000,000) each claim and is not required above this ten million dollars ($10,000,000) limit per occurrence and ten million dollars ($10,000,000) in the aggregate annually.

The said insurance can be structured as any combination of primary plus supplementary layers and Umbrella Liability and/or Excess Liability insurance. Coverage for Sudden and Accidental Pollution liability (if provided by this insurance), incidental medical malpractice liability, employer's liability and contingent employer's liability, all risks tenant's liability, employee benefits errors and omissions liability, fire fighting and forest fire fighting expense liability is not required above the ten million dollar ($10,000,000) limit required for Comprehensive General Liability insurance.

The said insurance must include the following provisions

(A) Annual aggregate limits permitted for Products Hazard and Completed Operations liability, Sudden and Accidental Pollution Liability (if provided under this insurance) and Employee Benefits Errors and Omissions Liability (if provided under this insurance), no other policy aggregates permitted.

(B) If structured in layers, "drop-down" provision for impaired or exhausted aggregates (automatic reinstatement of aggregate limits in underlying layers acceptable alternative) for Products Hazard and Completed Operations liability.

(C) Deductible for each occurrence or claim or accident not covered by underlying insurance shall be not greater than two hundred and fifty thousand dollars ($250,000).

Coverage under the said insurance shall be maintained continuously, from and after the Effective Date and at all times thereafter during the Term, provided, however, that any coverage written on a claims made basis shall include provision for a twelve (12) month extended discovery and reporting period in the event of termination of this Agreement for any reason, including its expiration.

(v) **Environmental Impairment Liability Insurance**. Environmental Impairment Liability Insurance with a limit of liability not less than ten million dollars ($10,000,000) per accident or incident or claim and in the aggregate ten million dollars ($10,000,000) annually covering the Concessionaire and all Concessionaire's Advisors involved in any OMM Work.

Coverage under the said insurance shall be maintained continuously, from and after the Effective Date and at all times thereafter during the Term. The said insurance shall cover pollution conditions emanating from the Project during the policy period that result in bodily injury or property damage, or that necessitate clean up, remediation or rehabilitation of property other than the Project. The said insurance may be used to meet the requirement for Sudden & Accidental Pollution coverage under Comprehensive General Liability insurance.

(vi) **Other Insurance**. Any other type, form or amount of insurance which may be required to protect any property or Persons associated with the operation, management, maintenance, rehabilitation and tolling of the Project or involved in any of the OMM Work with respect to risks or exposures that arise, or may arise, out of the particular nature, design or construction methods used, or intended to be used, in the Concessionaire's execution of the OMM Work, resulting from any obligations under this Agreement, imposed under any Laws and Regulations, or as otherwise may be requested by the Grantor, acting reasonably.

16.3 Notice of Cancellation or Material Change

Each of the Comprehensive General Liability, Umbrella and Excess Liability, Environmental Impairment Liability and Road Hazard Liability policies shall include agreement by the Insurer that such policy shall not be cancelled, except for non-payment of premium, or materially changed except only upon one hundred and twenty (120) days' prior written notice to the Grantor. Each such policy shall include a provision permitting (but not obligating) the Grantor (or its nominee) to assume direction and control of the policy in the event of a Concessionaire Default.

All other policies required to be maintained pursuant to this Article 16 shall include agreement by the Insurer that the policy or policies shall not be cancelled, except for non-payment of premium, or materially changed except upon ninety (90) days' prior written notice to the Grantor (or its nominee).

Each policy shall include a provision permitting (but not obligating) the Grantor and the Leasehold Mortgagee to pay any delinquent premiums before the cancellation date specified by the Insurer in any notice of cancellation for non-payment of premium in order to maintain such policy in full force and effect.

The Concessionaire shall not cancel, terminate, materially change to the detriment of the Grantor, or replace any insurance required to be maintained pursuant to this Article 16, except upon thirty (30) days' prior notice to the Grantor (or its nominee). Such notice shall provide in sufficient detail, acceptable to the Grantor, acting reasonably. the nature, scope and terms of the replacement insurance.

16.4 Premiums

The Concessionaire shall duly and punctually pay, or cause to be duly and punctually paid, all premiums and other sums of money payable by it or by any other Person for maintaining any insurance required to be maintained pursuant to this Article 16 and shall, if required from time to time by the Grantor, provide or cause to be provided to the Grantor evidence, acceptable to the Grantor, acting reasonably, of payment of premiums.

16.5 Evidence of Insurance

The Concessionaire shall deliver or cause to be delivered to the Grantor (or its nominee) certified copies of all insurance policies required to be obtained and maintained by it or by any other Person pursuant to this Article 16 or referred to in Section 16.14 on or before the Effective Date and shall provide or cause to be provided, not less than sixty (60) days prior to expiration of any then current policy, certified copies of policies or other documentation evidencing the renewal, extension or replacement of such insurance. With respect to the insurance policies required to be obtained and maintained by the Concessionaire or other Person pursuant to this Article 16, such policies and all documentation relating thereto shall be acceptable in form and content to the Grantor (or its nominee). The Concessionaire shall deposit or shall cause to be deposited promptly with the Grantor certified copies of all renewal, extension or replacement insurance policies. Delivery to and examination by the Grantor of any policy of insurance or certificate or other form of documentation evidencing such insurance shall not relieve the Concessionaire of any of its obligations pursuant to the provisions of this Article 16 and shall not operate as a waiver by the Grantor of any rights.

16.6 Co-Insurance

If any policy of insurance required to be maintained pursuant to this Article 16 contains any co-insurance clause, the Concessionaire shall maintain or cause to be maintained at all times a sufficient amount of such insurance to meet the requirements of any such co-insurance clause so as to prevent the Concessionaire or the Grantor from becoming a co-insurer under the terms of such policy and to permit full recovery up to the amount insured in the event of loss, less any applicable deductible.

16.7 Review of Required Insurance

(a) Review by Concessionaire at Each Third Anniversary Date. Not less than five (5) months before each succeeding third anniversary of the Effective Date (or at such other intervals as may be agreed upon from time to time between the

Concessionaire and the Grantor), the Concessionaire shall submit, or cause its insurance broker or other knowledgeable person, acceptable to the Grantor to submit to the Grantor a statement of the maximum foreseeable general liability and environmental liability losses for the OMM Work and the operations associated with this Agreement at that time. For insurance not susceptible to maximum foreseeable loss assessment, equivalent or comparable loss assessment methodology shall be used. At the same time, the Concessionaire shall submit to the Grantor a report outlining any proposed amendments to the minimum amounts, limits, sublimits, deductibles, coverages, policy forms, administrative requirements and any proposed alternative risk financing methods or vehicles and the proposed effective date for the insurance contemplated in Sections 16.1, 16.2 and 16.11.

(b) Implementation of Concessionaire Insurance Changes. Within sixty (60) days following receipt from the Concessionaire of the proposed insurance amendments, the Grantor shall confirm to the Concessionaire its acceptance or rejection of the proposed amendments and the proposed effective date for such amendments. The Concessionaire shall promptly effect the insurance amendments accepted by the Grantor and, subject to any agreement between the parties to the contrary, the additional cost of any such changes shall be borne by the Concessionaire.

(c) Review by Grantor at Each Third Anniversary Date. Not less than five (5) months before each succeeding third anniversary of the Effective Date (or at such other intervals as may be agreed from time to time between the Concessionaire and the Grantor), the Grantor shall submit, or cause to submit to the Concessionaire a report outlining any proposed amendments to the minimum amounts, limits, sublimits, deductibles, coverages, policy forms and administrative requirements and all such refinements to reflect known changes in liability insurance policies available in Canada on a commercially reasonable basis or known changes in liability insurance exposures associated with operations similar to the Project and the proposed effective date for such amendments, for the insurance contemplated in Sections 16.1, 16.2 and 16.11.

(d) Implementation of Grantor Insurance Changes. Within sixty (60) days following receipt by the Concessionaire of the proposed insurance amendments, the Concessionaire shall confirm to the Grantor its acceptance or rejection of the proposed amendments and the proposed effective date for such amendments. The Concessionaire shall promptly effect the accepted insurance amendments and, subject to any agreement between the parties to the contrary, the additional cost of any such changes shall be borne by the Grantor.

16.8 Approvals

Save as otherwise expressly set out herein, all insurance required to be maintained by this Article 16 shall be Approved by the Grantor from time to time as to terms, form, amounts, deductibles, loss payees, named and additional insureds and insurers. Each policy of insurance shall be signed by the insurer responsible for the risks insured against or by the insurer's authorized representative. For the purposes of this Section 16.8, the period of Approval by the Grantor shall be forty-five (45) days following receipt of a certified copy of the relevant insurance policy.

16.9 Liabilities of Concessionaire

The liabilities and obligations of the Concessionaire shall not be restricted to any sums mentioned in any of the insurance clauses contained herein and such insurance amounts provided for herein shall not be construed so as to relieve or limit the liability of the Concessionaire in excess of such coverage and shall not preclude the Grantor from taking such other actions as are available to it under any provision of this Agreement or otherwise at law or in equity.

16.10 Grantor's Right to Insure

The Concessionaire shall advise the Grantor of any cancellation, material alteration or lapse of any policy of insurance required to be provided pursuant to this Agreement, whether initiated by the insurer or by the Concessionaire or by any other Person under the financial or management control of the Concessionaire or by any Person acting on behalf of the Concessionaire. If the Concessionaire fails to obtain and maintain or cause to be obtained and maintained such insurance or there is a material alteration of such insurance or if such insurance is in an amount less than the amount required under this Agreement, the Grantor shall have the right (without any obligation to do so), upon two (2) days' notice to the Concessionaire in a non-emergency situation or forthwith in an emergency situation and without assuming any obligation in connection therewith, to effect such insurance and all costs and expenses of the Grantor in connection therewith shall be payable by the Concessionaire to the Grantor on demand without any days of grace, without prejudice to any other rights and remedies of the Grantor hereunder. Such insurance taken out by the Grantor shall not relieve the Concessionaire of its obligations to insure hereunder and the Grantor shall not be liable for any loss or damage suffered by the Concessionaire in connection therewith.

16.11 Insurance Requirements for Contractors

The Concessionaire shall require in each contract with any Designated Contractor and subcontractor retained in connection with the Work that all Designated Contractors and subcontractors obtain appropriate liability insurance comparable to liability insurance required to be obtained and maintained by the Concessionaire under Article 16 (where such Designated Contractors or subcontractors are not covered by the policies required under Section 16.1). Such policies shall insure the interests of the Grantor, its directors, officers, employees, legislators and officials involved in the Project, the Concessionaire and any other Designated Contractors and subcontractors in respect of the applicable Work and shall be subject to the same (or comparable) coverage and administrative requirements as are imposed on the Concessionaire pursuant to this Agreement. When requested to do so by the Grantor (or its nominee), the Concessionaire shall provide or cause to be provided to the Grantor certified copies of such insurance policies or such other evidence of insurance, acceptable in form and content to the Grantor, acting reasonably.

16.12 Cooperation

The Grantor and the Concessionaire shall do all acts, matters and things as may be reasonably necessary or required to expedite the adjustment of any loss or damage covered by insurance hereunder so as to expedite the release and dedication of proceeds of such insurance in the manner and for the purposes herein contemplated.

16.13 Extension of Policies

If the Grantor requires that any or all of the insurance policies described in this Article 16 remain in place for a period of time in addition to that provided for in this Article 16, the Grantor may

(i) arrange for replacement insurance policies for such additional period of time, at its sole cost and expense, or

(ii) request, in writing, that the Concessionaire extend the term of the relevant existing insurance policy, at the sole cost and expense of the Grantor,

provided that if the Concessionaire elects not to extend the term of the existing policy, the Grantor may arrange extended insurance coverage pursuant to Section 16.10.

16.14 Other Insurance Obtained by Concessionaire

If the Concessionaire obtains any property, liability or other insurance coverages in addition to those required pursuant to this Article 16, then the Grantor shall have the right, to be exercised in its sole and absolute discretion, to require the Concessionaire to cause the Grantor to be added as a Named Insured or Additional Insured, and its directors, officers, employees, legislators and officials involved in the Project to be added as Insureds or Additional Insureds under such additional insurance coverages.

ARTICLE 17
DELEGATION BY CONCESSIONAIRE

17.1 Restrictions

Subject to the restrictions herein contained respecting the Transfer by the Concessionaire of any or all of the Concessionaire's Interest and the restrictions set out in Sections 4.3 and 4.7, the Concessionaire may upon notice to the Grantor, delegate to one or more of the Concessionaire's Advisors, the performance, as agent for and on behalf of the Concessionaire, of specified duties and functions to be observed or performed by the Concessionaire as required or provided for under this Agreement. Following the giving of such notice by Concessionaire to the Grantor, the designated Concessionaire's Advisor shall have the authority for and on behalf of the Concessionaire to perform the said duties and functions specified in the notice to the same extent as if the said duties and functions were performed by the Concessionaire.

17.2 Revocation of Delegation

The Concessionaire shall have the right, from time to time, upon notice to the Grantor to revoke a delegation previously made to a Concessionaire Advisor and to appoint and designate one or more replacement Concessionaire's Advisors to perform the delegated duties or functions or to prospectively revoke, in whole or in part, on a temporary or permanent basis, the authority delegated to a Concessionaire's Advisor and to exercise such duties and functions itself.

17.3 Fully Liable

Notwithstanding any delegation by the Concessionaire of its duties or functions hereunder to one or more of the Concessionaire Advisors, the Concessionaire shall be fully

responsible for the performance of such duties and functions by each Concessionaire Advisor and errors or omissions by any such Concessionaire Advisor shall be deemed to be those of the Concessionaire hereunder.

ARTICLE 18
DELAY EVENTS

18.1 Delay Events

(a) For purposes of this Agreement, "Delay Event" means

(i) an event of Force Majeure,

(ii) a failure to obtain or delay in obtaining any Governmental Authorization of the type described in Subsection 3.9(b), provided that such failure or delay could not have been reasonably prevented by technical and scheduling measures of the Concessionaire,

(iii) a change to Laws and Regulations arising after the date of this Agreement,

(iv) delay caused by the performance of works carried out by a Governmental Authority or any utility or cable television supplier or railway operator,

(v) a failure by the Unaffected Party to perform or observe any of its covenants or obligations under this Agreement or any of the other Project Agreements, including a failure by the Grantor to comply with the provisions of Section 1.19,

(vi) delay caused by the presence in, on, under or around the Highway 407 Lands of Hazardous Substances other than Known Hazardous Substances,

(vii) delay caused by the presence in, under or on the Highway 407 Lands of Archaeological/Historical Finds, other than Known Archaeological/ Historical Finds,

(viii) delay to the Construction Work with respect to a portion of Highway 407 which is not then Commissioned and Opened caused by the introduction of a new Ministry Safety Standard or a change to an existing Ministry Safety Standard after the Effective Date, or

(ix) delay to the Construction Work relating to Highway 407 East Partial caused by a requirement to conduct a comprehensive study under the *Canadian Environmental Assessment Act* or a referral to a mediator or a review panel pursuant to such Act.

which results in or would result in a delay or interruption in the performance of any obligation under this Agreement provided that such delay or the cause thereof is not specifically dealt with in this Agreement or does not arise by reason of

(A) the negligence or wilful misconduct of the Affected Party or those for whom it is in law responsible,

(B) any act or omission by the Affected Party (or those for whom it is in law responsible) in breach of the provisions of this Agreement,

(C) lack or insufficiency of funds or failure to make payment of monies or provide required security on the part of the Affected Party,

(D) save and except to the extent such events constitute an event of Force Majeure, any strike, labour dispute or other labour protest involving any Person retained, employed or hired by the Concessionaire or any of the Concessionaire's Advisors to supply materials or services for or in connection with the Work and any strike, labour dispute or labour protest caused by or attributable to any act (including any pricing or other price or method of operation) or omission of the Concessionaire or any of the Concessionaire's Advisors,

(E) save and except to the extent such events constitute an event of Force Majeure, any weather conditions (including any flooding) whether or not such weather conditions or the severity of such weather conditions are not or have not ordinarily or customarily been encountered or experienced,

(F) any change or development in technology relating to tolling or toll highways,

(G) subject to Paragraph 18.1(a)(viii), the existence of a Ministry Safety Standard, the introduction of a new Ministry Safety Standard or a change to an existing Ministry Safety Standard, or

(H) a Discriminatory Action.

(b) For the avoidance of doubt, the Concessionaire shall not be entitled to any relief for any delay caused by, and the Grantor shall not be liable to pay any costs or damages incurred by the Concessionaire as a result of, any delay to the Construction Work, or otherwise in connection with the performance of the Work, arising as a result of the presence of Known Hazardous Substances or Known Archaeological/Historical Finds in, under or on the Project Lands.

18.2 Notice of Delay Event

If either the Grantor or the Concessionaire is affected by a Delay Event (the "Affected Party") it shall give notice within ten (10) Business Days following the date on which it first became aware (or should have been aware, using all reasonable due diligence) of the said Delay Event to the other party (the "Unaffected Party"), provided, however, in the case of the same Delay Event being a continuing cause of delay, only one notice shall be necessary. The said notice must include

(i) a statement of which Delay Event the claim is based upon,

(ii) details of the circumstances from which the delay arises, and

(iii) an estimate of the delay in the performance of obligations under this Agreement attributable to the said Delay Event and information in support thereof, if known at that time.

The Unaffected Party shall, after receipt of the said notice, be entitled by notice to require the Affected Party to provide such further supporting particulars as the Unaffected Party may reasonably consider necessary.

18.3 Notice to Unaffected Party

The Affected Party shall notify the Unaffected Party within ten (10) Business Days following the date on which it first became aware (or should have been aware, using all reasonable due diligence) that a Delay Event has ceased.

18.4 Extension of Time for Completion by Reason of Delay Event

Subject to the Affected Party giving the notice required in Section 18.2, a Delay Event shall excuse the Affected Party from whatever performance is prevented by the Delay Event referred to in such notice for such appropriate number of Business Days as the Grantor and the Concessionaire jointly determine, each acting reasonably. If the Grantor and the Concessionaire cannot agree upon the period of extension, then either party shall be entitled to refer the matter to the dispute resolution procedure in Article 25. This Section 18.4 shall not excuse the Affected Party from the performance and observance under this Agreement of all obligations and covenants not affected by the Delay Event. Notwithstanding the occurrence of a Delay Event, the Affected Party shall continue its performance and observance under this Agreement of all of its obligations and covenants to the extent that it is reasonably able to do so and shall use its commercially reasonable efforts to minimize the effect and duration of the Delay Event. Nothing herein shall permit or excuse non-compliance with a change to Laws and Regulations.

18.5 Termination for Force Majeure of Over One Year

If an event of Force Majeure occurs that is reasonably likely to have the effect of

(i) delaying the performance of any material obligation created by this Agreement beyond the time required for its performance under this Agreement,

(ii) causing physical damage or destruction to Highway 407 that results in Highway 407 being substantially unavailable for Highway Purposes, or

(iii) suspending toll collection,

and such effect continues for a period in excess of one (1) year, the Grantor and the Concessionaire may agree to terminate this Agreement, in which event the Grantor shall pay the Force Majeure Termination Value to the Concessionaire (i) on the Reversion Date or (ii) if the Force Majeure Termination Value is determined on a date subsequent to the Reversion Date, then not later than thirty (30) days following the date of determination of the Force Majeure Termination Value, together with interest at the Interest Rate from the Reversion Date to the date on which payment is due.

If the parties do not agree to terminate this Agreement as set out in this Section 18.5, then the other provisions of this Article 18 shall apply to the event of Force Majeure.

18.6 <u>Compensation for Termination by Reason of Force Majeure</u>

(a) "Force Majeure Termination Value" means the amount determined as set out in this Section 18.6.

(b) The Force Majeure Termination Value shall be the aggregate of

(i) an amount equal to the outstanding principal of any Bona Fide Leasehold Mortgages granted by the Concessionaire in accordance with Article 22 as at the date immediately preceding the occurrence of the event of Force Majeure to the extent the amount secured by such Bona Fide Leasehold Mortgages relates to the Project, together with accrued interest thereon (but excluding interest on overdue amounts, penalties and late payment charges) and Breakage Costs relating thereto during the period commencing on the date of the occurrence of the event of Force Majeure and ending on the End Date, plus

(ii) without duplication, the reasonable costs and expenses incurred by the Concessionaire as a result of such termination,

less

(iii) the amounts received or claimable by the Concessionaire or any Leasehold Mortgagee from any insurance policies payable (or that should have been payable pursuant to such policies but for the breach of an obligation to take out and maintain such insurance policy by the Concessionaire) as a result of the event of Force Majeure, except to the extent applied to repair the Project, and

(iv) expropriation proceeds received by the Concessionaire in respect of all or any portion of the Project as a result of the event of Force Majeure.

Notwithstanding anything else contained in this Section 18.6, the amount of the Force Majeure Termination Value shall not be less than one dollar ($1).

(c) The Grantor and the Concessionaire shall attempt to determine the Force Majeure Termination Value through negotiation, and any amount so agreed shall be the Force Majeure Termination Value. If such negotiation has not resulted in an agreement within thirty (30) days following the commencement of negotiations, the Force Majeure Termination Value shall be determined in accordance with the procedure set out in Subsections 18.6(d)and (e) and Article 25 shall not apply to such determination.

(d) If the negotiation described in Subsection 18.6(c) does not result in an agreement on the Force Majeure Termination Value, either party may by notice to the other require that the dispute be resolved by mediation as described below. The mediation shall be held within thirty (30) days following the end of the thirty (30) day negotiation period. Within seven (7) days following the end of such thirty

(30) day negotiation period, the parties shall jointly select and appoint a skilled and experienced commercial mediator to assist the parties to reach an agreement through mediation. The mediation shall be conducted under such mediation rules as the mediator recommends and the cost of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be resolved in writing, shall be signed by the parties and shall be binding on them. If the parties fail to agree on a mediator or the dispute is not resolved to the mutual satisfaction of the parties within thirty (30) days following the date of receipt of the notice of mediation, either party may by notice to the other require the dispute to be resolved by arbitration as set out below.

(e) If the procedures described above do not result in an agreement on the Force Majeure Termination Value, the Grantor and the Concessionaire shall, within thirty (30) days, jointly appoint a valuator to determine the Force Majeure Termination Value. The valuator so approved shall be a duly qualified business valuator having not less than fifteen (15) years' experience in the field of business valuation. If the parties are unable to agree upon a valuator within such period, the Grantor and the Concessionaire shall jointly make application (provided that if a party does not participate in such application, the other party may make application alone) under the *Arbitration Act, 1991* (Ontario) to a judge of the Ontario Court (General Division) to appoint a valuator, and the provisions of the *Arbitration Act. 1991* (Ontario), shall govern such appointment. The valuator shall determine the Force Majeure Termination Value within sixty (60) Business Days following his or her appointment. The Grantor and the Concessionaire shall each pay fifty percent (50%) of the fees and expenses of the valuator.

(f) In order to facilitate the determination of the Force Majeure Termination Value by the valuator, each of the Grantor and the Concessionaire shall provide to the valuator such information as may be requested by the valuator, acting reasonably, and the Concessionaire shall permit the valuator and his representatives to have reasonable access during normal business hours to the Information and the Financial Information and to take extracts therefrom and make copies thereof.

(g) The Force Majeure Termination Value as determined by the valuator shall be final and conclusive and not subject to any appeal.

(h) Subject to Subsection 24.1(vii), payment of the Force Majeure Termination Value by the Grantor to the Concessionaire shall constitute full and final satisfaction of all amounts that may be claimed by the Concessionaire for and in respect of the termination of this Agreement pursuant to Section 18.5 and, upon such payment, the Grantor shall be released and forever discharged by the Concessionaire from any and all liability in respect of such termination hereunder.

ARTICLE 19
DISCRIMINATORY ACTION

19.1 Discriminatory Action

A "Discriminatory Action" shall occur if the Province takes action of any nature whatsoever after the date hereof, including the coming into force or application of any law, by-

law, code, order, rule, regulation, policy or statute or fails to perform its obligations as prescribed by Laws and Regulations including, for the avoidance of doubt, the revocation or repeal, or any amendment having the effect of revoking or repealing, any or all of the provisions of the Highway 407 Act, and the effect is principally borne by the Concessionaire, if such action or failure materially and adversely affects the fair market value of the Project, except where such action is in response to any act or omission on the part of the Concessionaire which is illegal (other than an act or omission rendered illegal by virtue of the Discriminatory Action) or such action is otherwise permitted under this Agreement. Notwithstanding the preceding sentence, none of the following shall be a Discriminatory Action

(i) An increase in taxes of general application,

(ii) The development, construction or operation of any mode of transportation, including a highway, that may result in the reduction of Toll Revenues or in the number of vehicles using Highway 407, provided that for the avoidance of doubt, the development, construction or operation by the Province of such mode of transportation within the Parkway Belt Lands (save and except the development, construction or operation of transitways for public or private mass transit as contemplated in Subsection 2.12(i)) shall constitute a Discriminatory Action,

(iii) A Ministry Safety Standard or Higher Ministry Safety Standard or any Laws and Regulations relating to the enforcement thereof,

(iv) The enactment of any law or regulation referred to in Section 1.16, or

(v) The coming into force of any law or regulation (provided that the Grantor has the right to do so under the Tolling, Congestion Relief and Expansion Agreement attached as Schedule 22) to provide for the same or substantially the same level of compensation to the Grantor as contemplated by Sections 3.2 and 3.4 of such agreement on the assumption that Sections 3.2 and 3.4 are enforceable in accordance with their terms.

19.2 Consequences of Discriminatory Action

If a Discriminatory Action occurs, the Concessionaire shall have the right to

(i) obtain compensation from the Grantor in order to restore the Concessionaire to the same economic position the Concessionaire would have been in if such Discriminatory Action had not occurred (the "Discriminatory Action Compensation"), or

(ii) terminate this Agreement by giving notice in the manner described in Section 19.3.

19.3 Notice of Discriminatory Action

The Concessionaire shall give a notice (the "Preliminary Notice") to the Grantor within thirty (30) Business Days following the date on which the Concessionaire first became aware (or should have been aware, using reasonable due diligence) of the Discriminatory Action stating

that a Discriminatory Action has occurred. Within one hundred and eighty (180) days following the giving of the Preliminary Notice, the Concessionaire must give another notice (the "Notice of Discriminatory Action"). A Notice of Discriminatory Action must include

(i) a statement of the Discriminatory Action which has occurred,

(ii) details of the effect of the said occurrence which is prinicipally borne by the Concessionaire,

(iii) details of the material adverse effect of the said occurrence on the economic position of the Concessionaire.

(iv) a statement as to which right in Section 19.2 the Concessionaire elects to exercise, and

(v) if the Concessionaire elects to exercise the right to compensation under Section 19.2, the amount claimed as Discriminatory Action Compensation and details of the calculation thereof.

The Grantor shall, after receipt of the Notice of Discriminatory Action, be entitled by notice to require the Concessionaire to provide such further supporting particulars as the Grantor may reasonably consider necessary.

If the Grantor wishes to dispute the occurrence of a Discriminatory Action or the amount of Discriminatory Action Compensation, if any, claimed in the Notice of Discriminatory Action, the Grantor shall give notice of dispute (the "Notice of Dispute") to the Concessionaire within thirty (30) days following the date of receipt of the Notice of Discriminatory Action stating the grounds for such dispute.

If neither the Notice of Discriminatory Action nor the Notice of Dispute has been withdrawn within thirty (30) days following the date of receipt of the Notice of Dispute by the Concessionaire, the matter shall be submitted to the dispute resolution procedure in Article 25.

(vi) If the Grantor does not dispute the occurrence of a Discriminatory Action or the amount of Discriminatory Action Compensation, if any, claimed in the Notice of Discriminatory Action, then if the Concessionaire has elected to exercise its right to compensation, the Grantor shall pay the amount of Discriminatory Action Compensation claimed to the Concessionaire

(A) within sixty (60) days following the date of receipt of the Notice of Discriminatory Action, or

(B) if a Notice of Dispute has been given, then not later than sixty (60) days following the date of determination of the Discriminatory Action Compensation, together with interest at the Interest Rate from the date of receipt of the Notice of Discriminatory Action to the date on which payment is due, or

(vii) if the Concessionaire has elected to exercise its right to terminate this Agreement, this Agreement, subject to Section 19.5, shall terminate sixty

(60) days following the date of receipt of the Notice of Discriminatory Action by the Grantor and the Grantor shall pay an amount equal to the aggregate of

(A) the Discriminatory Action Termination Value, plus

(B) without duplication, the reasonable costs and expenses incurred by the Concessionaire as a result of such termination, less

(C) expropriation proceeds received by the Concessionaire in respect of all or any portion of the Project as a result of the occurrence of a Discriminatory Action,

(collectively, the "Discriminatory Action Damages") to the Concessionaire (I) on the Reversion Date or (II) if the Discriminatory Action Damages are determined on a date subsequent to the Reversion Date, then not later than thirty (30) days following the date of determination of the Discriminatory Action Damages, together with interest at the Interest Rate from the Reversion Date to the date on which payment is due,

(viii) no Notice of Discriminatory Action given by the Concessionaire to the Grantor in which the Concessionaire states that it elects to exercise its right of termination of this Agreement shall be valid for any purpose unless the Concessionaire has first obtained and delivered to the Grantor the written consent of each Leasehold Mortgagee to such Notice of Discriminatory Action, and

(ix) subject to Subsection 24.1(vii), payment of the Discriminatory Action Damages or the Discriminatory Action Compensation, as the case may be, by the Grantor to the Concessionaire, shall constitute full and final satisfaction of all amounts that may be claimed by the Concessionaire for and in respect of the occurrence of the Discriminatory Action and, upon such payment, the Grantor shall be released and forever discharged by the Concessionaire from any and all liability in respect of such Discriminatory Action.

19.4 Compensation for Termination by Reason of Discriminatory Action

(a) "Discriminatory Action Termination Value" means the amount determined as set out in this Section 19.4.

(b) The Discriminatory Action Termination Value shall be the aggregate of

(i) the amount (including Breakage Costs) required under the terms of all Bona Fide Debt or Bona Fide Leasehold Mortgages to repay such debt or the amounts secured by such Leasehold Mortgages on the End Date to the extent such Bona Fide Debt or the amounts secured by such Bona Fide Leasehold Mortgages relate to the Project, plus

(ii) such further amount, if any, as may be required to ensure that following receipt by the Concessionaire of the Discriminatory Action Termination Value and repayment by the Concessionaire on the End Date of the amounts referred to in Paragraph 19.4(b)(i), but before consideration of any amounts received by the Concessionaire referred to in clause (C) of Subsection 19.3(vii), the value of the Concessionaire on the End Date is the same as it would have been had the Discriminatory Action not occurred.

(c) The Discriminatory Action Damages shall be determined as if no Discriminatory Action has occurred. Notwithstanding anything else contained in this Article 19, the amount of the Discriminatory Action Damages shall not be less than one dollar ($1).

(d) The Grantor and the Concessionaire shall attempt to determine the Discriminatory Action Damages through negotiation, and any amounts so agreed shall be the Discriminatory Action Damages. If negotiation does not result in an agreement within thirty (30) days following the commencement of negotiations, the Discriminatory Action Damages shall be determined in accordance with the procedure set forth in Subsections 19.4(e) and (f) and Article 25 shall not apply to such determination.

(e) If the negotiation described in Subsection 19.4(d) does not result in an agreement on the Discriminatory Action Damages, either party may by notice to the other require that the dispute be resolved by mediation as described below. The mediation shall be held within thirty (30) days following the end of the thirty (30) day negotiation period. Within seven (7) days following the end of such thirty (30) day negotiation period, the parties shall jointly select and appoint a skilled and experienced commercial mediator to assist the parties to reach an agreement through mediation. The mediation shall be conducted under such mediation rules as the mediator recommends and the cost of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be resolved in writing, shall be signed by the parties and shall be binding on them. If the parties fail to agree on a mediator or the dispute is not resolved to the mutual satisfaction of the parties within thirty (30) days following the date of receipt of the notice of mediation, either party may by notice to the other require the dispute to be resolved by arbitration as set out below.

(f) If the procedures described above do not result in an agreement on the Discriminatory Action Damages, the Grantor and the Concessionaire shall, within thirty (30) Business Days, jointly appoint a valuator to determine the Discriminatory Action Damages. The valuator so appointed shall be a duly qualified business valuator having not less than fifteen (15) years' experience in the field of business valuation. If the parties are unable to agree upon a valuator within such period, the Grantor and the Concessionaire shall jointly make application (provided that if a party does not participate in such application, the other party may make application alone) under the *Arbitration Act, 1991* (Ontario) to a judge of the Ontario Court (General Division) to appoint a valuator, and the provisions of the *Arbitration Act, 1991* (Ontario), shall govern such appointment. The valuator shall select the Discount Rate to be applied and determine the

Discriminatory Action Damages within sixty (60) Business Days following his or her appointment.

(g) In order to facilitate the determination of the Discriminatory Action Damages by the valuator, each of the Grantor and the Concessionaire shall provide to the valuator such information as may be requested by the valuator, acting reasonably, and shall permit the valuator and his representatives to have reasonable access during normal business hours to its Information and Financial Information and to take extracts therefrom and to make copies thereof. The Grantor shall pay the fees and expenses of the valuator.

(h) The Discriminatory Action Damages as determined by the valuator shall be final and conclusive and not subject to any appeal.

19.5 Right of Grantor to Remedy Discriminatory Action

If the Grantor wishes to remedy the occurrence of a Discriminatory Action, the Grantor shall give notice thereof to the Concessionaire within thirty (30) days following the date of receipt of the Notice of Discriminatory Action. If the Grantor gives such notice it must remedy the Discriminatory Action within one hundred and eighty (180) days following the date of receipt of the Notice of Discriminatory Action or, if a Notice of Dispute has been given, within one hundred and eighty (180) days following the final award pursuant to Article 25 to the effect that a Discriminatory Action occurred. If the Grantor remedies the occurrence of a Discriminatory Action within the applicable period of time, the right of the Concessionaire shall be limited to a claim for Discriminatory Action Compensation.

ARTICLE 20
DEFAULTS

20.1 Default by Concessionaire

The occurrence of any one or more of the following events shall constitute a Concessionaire Default under this Agreement

(i) If the Concessionaire fails to make any payment of any amount due to the Grantor under this Agreement or any other Project Agreement and such default continues unremedied for a period of ninety (90) days following notice thereof from the Grantor to the Concessionaire.

(ii) If any material representation or warranty made by the Concessionaire in this Agreement or in any document or certificate given pursuant to this Agreement or, subject to any applicable limitation period set out therein, in any other Project Agreement or any document or certificate given pursuant to any such other Project Agreement proves to have been incorrect in any material respect (unless such representation and warranty is already qualified as to materiality) when made and such incorrect representation or warranty, if capable of being remedied, continues unremedied for a period of ninety (90) days following notice thereof (giving particulars of the incorrect representation or warranty in reasonable detail) from the Grantor to the Concessionaire or for such

longer period as may be reasonably necessary to cure such failure, provided, in the latter case, that the Concessionaire has demonstrated to the satisfaction of the Grantor, acting reasonably, that

(A) it is proceeding, and will proceed, with all due diligence to cure or cause to be cured such failure, and

(B) its proceeding can be reasonably expected to cure or cause to be cured such failure within a reasonable period of time acceptable to the Grantor, acting reasonably, and

(C) if such failure is in fact cured within such period of time.

(iii) If the Concessionaire fails to perform or observe any of its material obligations or covenants under this Agreement (other than as otherwise referred to in this Section 20.1) or any other Project Agreement, and such failure continues unremedied for a period of sixty (60) Business Days following notice thereof (giving particulars of the failure in reasonable detail) from the Grantor to the Concessionaire or for such longer period as may be reasonably necessary to cure such failure, provided, in the latter case, that the Concessionaire has demonstrated to the satisfaction of the Grantor, acting reasonably, that

(A) it is proceeding, and will proceed, with all due diligence to cure or cause to be cured such failure,

(B) its proceeding can be reasonably expected to cure or cause to be cured such failure within a reasonable period of time acceptable to the Grantor, acting reasonably, and

(C) such failure is in fact cured within such period of time.

(iv) If there is a default by the Concessionaire under any Project Agreement (other than this Agreement and other than as referred to in Subsection 20.1(xi)) which is not cured prior to the expiry of the applicable notice and cure period, if any, relating thereto and which has a material and adverse effect on the ability of the Concessionaire to perform or cause the performance of the Work in accordance with the Governing Documentation and Laws and Regulations.

(v) If the Concessionaire fails to comply with the requirements or directives of a final award in a matter arbitrated in accordance with Article 25 and such default continues unremedied for a period of ninety (90) days following notice thereof from the Grantor to the Concessionaire.

(vi) If any resolution is passed for the dissolution, liquidation or winding-up of the Concessionaire or for the suspension of operations of the Concessionaire.

(vii) If a decree or order of a court having jurisdiction is issued or entered adjudging the Concessionaire bankrupt or insolvent, ordering the winding-

up or liquidation of the Concessionaire or approving any reorganization, arrangement, compromise, composition, compounding, extension of time, moratorium or adjustment of liabilities of the Concessionaire under the *Companies' Creditors Arrangement Act* (Canada), the Bankruptcy and *Insolvency Act* (Canada) or the *Winding-up and Restructuring Act* (Canada) or any other bankruptcy, insolvency, moratorium, reorganization or analogous law of any applicable jurisdiction and such decree or order continues unstayed and in effect and is not withdrawn, dismissed, overturned or set aside within the period of ninety (90) days following its issuance or entry.

(viii) If execution or any analogous process is issued or filed against the Concessionaire or against all or a substantial part of its property or assets and such execution or other process continues unstayed and in effect and is not withdrawn, dismissed, overturned or set aside within the period of thirty (30) Business Days following its issuance or filing and the same has a material and adverse effect on the Work.

(ix) If a trustee, receiver, receiver and manager, interim receiver, custodian, liquidator, provisional liquidator, agent for a secured creditor or other Person with similar powers is appointed in any manner in respect of the Concessionaire or in respect of all or a substantial portion of its property or assets and such appointment continues unstayed and in effect and is not withdrawn, overturned, set aside or revoked within the period of ninety (90) days following the appointment.

(x) If the Concessionaire becomes insolvent, admits its inability to pay or fails to pay its debts generally as they become due, acknowledges its insolvency, makes an assignment in bankruptcy or makes any other assignment for the benefit of creditors, or files any proposal, notice of intention or petition or otherwise commences or consents to or acquiesces in the commencement of any proceeding seeking any reorganization, arrangement, compromise, composition, compounding, extension of time, moratorium or adjustment of liabilities of the Concessionaire under the *Companies' Creditors Arrangement Act* (Canada), the *Bankruptcy and Insolvency Act* (Canada) or the *Winding-up and Restructuring Act* (Canada) or any other bankruptcy, insolvency, moratorium, reorganization or analogous law of any applicable jurisdiction, or consents to or acquiesces in the appointment in any manner of a trustee, receiver, receiver and manager, interim receiver, custodian, liquidator, provisional liquidator, agent for a secured creditor or other Person with similar powers in respect of the Concessionaire or in respect of all or a substantial portion of its property or assets.

(xi) If a Disposition (as defined in the Restriction on Transfer Agreement) occurs that is not permitted under the Restriction on Transfer Agreement.

(xii) If (A) there is a pattern over an aggregate period of one (1) year or more of the Concessionaire repeatedly failing to perform or observe any of its material obligations or covenants under any of Section 6.1, 6.2 or 6.5

and/or under any notice of non-compliance issued by the Province pursuant to Schedule 20 and (B) notice of each such failure shall have been given to the Concessionaire and (C) in respect to each such failure, the Grantor has taken action under Subsections 6.4(d), 20.2(iii), or 20.2(viii).

20.2 Remedies of the Grantor

Upon the occurrence of a Concessionaire Default, the Grantor may by notice to the Concessionaire, with a copy to each Leasehold Mortgagee of whom the Grantor has been given notice pursuant to Subsection 22.1(iv), declare the Concessionaire to be in default and may, subject to the provisions of this Section 20.2 and Articles 22 and 25, do any or all of the following as the Grantor, in its sole and absolute discretion, shall determine

(i) The Grantor may terminate this Agreement by

(A) giving sixty (60) days' prior notice to the Concessionaire upon the occurrence of a Concessionaire Default pursuant to Subsection 20.1(iii) consisting of a failure by the Concessionaire to perform or observe any of its obligations or covenants under Section 2.5, or

(B) giving sixty (60) days' prior notice to the Concessionaire upon the occurrence of a Concessionaire Default described in Subsection 20.1(xii) provided the Concessionaire shall be entitled to cure such Concessionaire Default by providing the Grantor with a written work plan within such sixty (60) day period outlining the actions by which the Concessionaire will ensure future compliance with its obligations and covenants under Sections 6.1, 6.2, 6.5 and Schedule 20, which work plan is Approved by the Grantor, provided further that any failure of the Concessionaire to comply in any material respect with the Approved work plan following sixty (60) days' notice of such failure from the Grantor to the Concessionaire shall be deemed to be a Concessionaire Default described in Subsection 20.1(xii) and the entitlement of the Concessionaire to cure such Concessionaire Default by the delivery of an Approved work plan shall not apply thereto.

(ii) If the Concessionaire is in default under this Agreement by reason of the failure to pay any monies, the Grantor may (without obligation to do so) make payment on behalf of the Concessionaire of such monies. Any amount so paid by the Grantor shall be payable by the Concessionaire to the Grantor on demand, without any days of grace.

(iii) The Grantor may cure the Concessionaire Default (but this shall not obligate the Grantor to cure or attempt to cure a Concessionaire Default or, after having commenced to cure or attempted to cure a Concessionaire Default, to continue to do so) and all costs and expenses incurred by the Grantor in curing or attempting to cure the Concessionaire Default, together with an administrative fee equal to fifteen percent (15%) of such costs and expenses shall be payable by the Concessionaire to the Grantor

on demand, without any days of grace. No such action by the Grantor shall be deemed to be a termination of this Agreement. The Grantor shall not incur any liability to the Concessionaire for any act or omission of the Grantor or any other Person in the course of remedying or attempting to remedy any Concessionaire Default.

(iv) The Grantor may seek specific performance, injunction or other equitable remedies, it being acknowledged that damages are an inadequate remedy for a Concessionaire Default.

(v) The Grantor may seek to recover its Losses and any amounts due and payable under this Agreement and, in connection therewith, exercise any recourse available to any Person who is owed damages or a debt.

(vi) With respect to those Concessionaire Defaults which entitle the Grantor to terminate this Agreement pursuant to Subsection 20.2(i), the Grantor may re-enter the Project Lands in the name of the whole and have again, repossess and enjoy the Project Lands as of the Grantor's former estate. No re-entry by the Grantor shall be construed as an election on its part to terminate this Agreement unless a notice of such intention is given to the Concessionaire. Despite a reletting without termination, the Grantor may at any time thereafter elect to terminate this Agreement for the previous breach. Any re-entry or termination of this Agreement made in accordance with this Agreement as against the Concessionaire shall be valid and effectual against the Concessionaire even though made subject to the rights of a Leasehold Mortgagee to cure any default of the Concessionaire and continue as in the place of the Concessionaire under this Agreement or a new concession and ground lease agreement as provided herein.

(vii) The Grantor may, subject to Laws and Regulations, distrain against any of the Concessionaire's goods which are situate on the Project Lands and the Concessionaire waives any statutory protections and exemptions in connection therewith.

(viii) The Grantor may stop the progress of the Work and/or close any and all portions of Highway 407.

(ix) The Grantor may exercise any of its other rights and remedies provided for hereunder.

20.3 Default by the Grantor

The occurrence of any one or more of the following events shall constitute a Grantor Default under this Agreement

(a) If the Grantor defaults in the payment of any amount due to the Concessionaire under this Agreement or any other Project Agreement and such default continues unremedied for a period of ninety (90) days following notice thereof from the Concessionaire to the Grantor.

(b) If any material representation or warranty made by the Grantor in this Agreement, any other Project Agreement or in any document or certificate required to be given pursuant to this Agreement or any other Project Agreement proves to have been incorrect in any material respect (unless such representation and warranty is already qualified as to materiality) when made and such incorrect representation or warranty, if capable of being remedied, has not been remedied within a period of ninety (90) days following notice thereof (giving particulars of the incorrect representation or warranty in reasonable detail) from the Concessionaire to the Grantor.

(c) If the Grantor fails to perform or observe any of its material obligations or covenants under this Agreement (other than a Discriminatory Action or as referred to in Subsection 20.3(a)) or any other Project Agreement and such failure continues unremedied for a period of ninety (90) days following notice thereof (giving particulars of the failure in reasonable detail) from the Concessionaire to the Grantor or for such longer period as may be reasonably necessary to cure such failure, provided, in the latter case, that the Grantor has demonstrated to the satisfaction of the Concessionaire, acting reasonably, that

(i) it is proceeding with all due diligence to cure or cause to be cured such failure, and

(ii) its proceeding can be reasonably expected to cure or cause to be cured such failure within a reasonable period of time acceptable to the Concessionaire, acting reasonably,

and if such failure is in fact cured within the period of time acceptable to the Concessionaire, acting reasonably, then such failure shall not be a Grantor Default.

(d) If the Grantor fails to comply with the requirements or directives of a final award in a matter arbitrated in accordance with Article 25 and such default continues unremedied for ninety (90) days following notice thereof from the Concessionaire to the Grantor.

20.4 Remedies of Concessionaire

Upon the occurrence of a Grantor Default by the Grantor under this Agreement, the Concessionaire may by notice to the Grantor declare the Grantor to be in default and may, subject to the provisions of Article 25, do any or all of the following as the Concessionaire, in its sole and absolute discretion, shall determine

(a) The Concessionaire may terminate this Agreement by giving sixty (60) days' prior notice to the Grantor.

(b) The Concessionaire may seek such equitable remedies as are available to it.

(c) The Concessionaire may seek to recover its Losses and any amounts due and payable under this Agreement and, in connection therewith, exercise any recourse available to any Person who is owed damages or a debt.

(d) The Concessionaire may exercise any of its other rights and remedies provided for hereunder.

ARTICLE 21
ASSIGNMENT AND RESTRICTIONS ON TRANSFERS

21.1 Assignment by the Concessionaire

Except as permitted in or pursuant to this Agreement, the Concessionaire shall not grant or permit to exist any Encumbrance other than a Permitted Encumbrance or a Province Permitted Encumbrance upon any or all of the Concessionaire's Interest to or in favour of any Person.

The Concessionaire acknowledges that its right to sell, convey, assign, sublease, transfer or otherwise dispose of (a "Transfer") any or all of the Concessionaire's Interest to or in favour of any person (a "Transferee") is restricted pursuant to the Restriction on Transfer Agreement. On the expiry of such restriction, the Concessionaire shall not Transfer any or all of the Concessionaire's Interest to or in favour of a Transferee unless

(i) the proposed Transferee, unless it is a Leasehold Mortgagee permitted under Article 22, enters into an agreement with the Grantor in form and substance satisfactory to the Grantor, acting reasonably, wherein the Transferee acquires the rights and assumes the obligations of the Concessionaire and agrees to perform and observe all of the obligations and covenants of the Concessionaire in respect of the agreements and other assets and property to which the portion of the Concessionaire's Interest which is the subject of the Transfer relates, and

(ii) the Concessionaire agrees with the Grantor in form and substance satisfactory to the Grantor, acting reasonably, to be jointly and severally liable with the Transferee in respect of the performance and observance of all of the obligations and covenants of the Concessionaire under the agreements and other assets and property to which the portion of the Concessionaire's Interest which is the subject of the Transfer relates,

provided that the Concessionaire may in the ordinary course of business Transfer any part of the Project which has become worn out, unserviceable, undesirable or unnecessary for use in the operation thereof.

No Transfer shall be made or have any force or effect if at the time of such Transfer there has occurred a Concessionaire Default which has not been remedied or an event which with the lapse of time, the giving of notice or otherwise would constitute a Concessionaire Default.

Consolidation, merger or amalgamation of the Concessionaire with any other Persons shall be deemed to be a Transfer which shall be subject to the foregoing provisions.

21.2 Assignment by the Grantor

The Grantor shall have the right to Transfer any or all of the Grantor's Interest, provided that it be jointly and severally liable with the Transferee for the performance and observance of the obligations and covenants of the Grantor under this Agreement and any agreement entered into

by the Grantor under this Agreement (including agreeing directly with any Leasehold Mortgagee to be bound by the agreement entered into in accordance with Section 22.3.

ARTICLE 22
LENDER'S RIGHTS AND REMEDIES

22.1 Leasehold Mortgages

Notwithstanding Article 21, at any time and from time to time during the Term the Concessionaire shall have the right, at its sole cost and expense, to charge, mortgage, pledge, grant a security interest in, assign or sublease the Concessionaire's Interest or enter into any deed of trust or similar instrument with respect to all or any part of the Concessionaire's Interest as security for any indebtedness, liability or obligation of the Concessionaire, including bonds or debentures issued under a trust indenture (the holder of any such charge, mortgage, pledge, security interest, assignment or sublease and the beneficiary of any such deed of trust or similar instrument being referred to herein as a "Leasehold Mortgagee" and for the avoidance of doubt, in the case of a deed of trust or similar instrument securing bonds or debentures, only the trustee in respect thereof shall be the Leasehold Mortgagee and the holder of any such bonds or debentures shall be deemed not to hold an interest in the Leasehold Mortgage, as hereinafter defined and the charge, mortgage, pledge, security interest, assignment, sublease or deed of trust or similar instrument together with any amendment, change, supplement, restatement, extension, renewal or modification being referred to herein as a "Leasehold Mortgage"), upon and subject to the following conditions

(i) Leasehold Mortgages may be made for any amounts and upon any terms (including terms of the loans, interest rates, payment terms and prepayment privileges or restrictions) as desired by the Concessionaire, except as otherwise provided in this Agreement.

(ii) A Leasehold Mortgage may not cover any real or personal property of the Concessionaire not related to the Project, but for the avoidance of doubt, may cover shares in the capital of the Concessionaire.

(iii) No Leasehold Mortgage shall affect or encumber in any manner the Grantor's freehold title to the Project Lands. Except as expressly otherwise provided under this Agreement, the Grantor shall have no liability whatsoever for payment of the principal sum secured by any Leasehold Mortgage, or any interest accrued thereon or any other sum secured thereby or accruing thereunder; and the Leasehold Mortgagee shall not be entitled to seek any damages against the Grantor for any or all of the same.

(iv) No Leasehold Mortgage shall be binding upon the Grantor in the enforcement of the Grantor's rights and remedies herein and by law provided, unless and until a copy of the original thereof and the registration details if applicable, together with written notice of the address of the Leasehold Mortgagee to which notices may be sent have been delivered to the Grantor by the Concessionaire or the Leasehold Mortgagee; and in the event of an assignment of such Leasehold Mortgage, such assignment shall not be binding upon the Grantor unless

and until a copy thereof and the registration details if applicable, together with written notice of the address of the assignee thereof to which notices may be sent, have been delivered to the Grantor by the Concessionaire or the Leasehold Mortgagee.

(v) Each Leasehold Mortgage shall provide that if the Concessionaire is in default under the Leasehold Mortgage and the Leasehold Mortgagee gives notice of such default to the Concessionaire then the Leasehold Mortgagee shall give notice of such default to the Grantor and no such notice shall be valid for any purpose as against the Concessionaire unless and until such notice has also been given to the Grantor.

(vi) A Leasehold Mortgage permitted hereunder may secure two or more separate debts, liabilities or obligations in favour of two or more separate Leasehold Mortgagees, provided that such Leasehold Mortgage complies with the provisions of this Article.

(vii) Any number of permitted Leasehold Mortgages may be outstanding at any one time, provided that each such Leasehold Mortgage complies with the provisions of this Article.

(viii) All rights acquired by a Leasehold Mortgagee under any Leasehold Mortgage shall be subject and subordinate to all of the provisions of this Agreement, and to all of the rights of the Grantor hereunder. While any Leasehold Mortgage is outstanding, the Grantor and the Concessionaire shall not amend, change or supplement this Agreement or any Project Agreement or agree to a voluntary surrender or termination of this Agreement or any Project Agreement without the consent of the Leasehold Mortgagee, provided that such consent shall not be unreasonably withheld or delayed. A Leasehold Mortgagee must use its reasonable best efforts to respond within a reasonable period of time to any request to amend, change or supplement this Agreement or for a voluntary surrender.

(ix) Notwithstanding any enforcement of the security of any Leasehold Mortgage, the Concessionaire shall remain liable to the Grantor for the payment of all sums owing to the Grantor hereunder and under the other Project Agreements and the performance and observance of all of the Concessionaire's covenants and obligations under this Agreement and the other Project Agreements.

(x) The Leasehold Mortgagee must agree with the Grantor to discharge its Leasehold Mortgage for no consideration upon the expiry of the Term or earlier termination of this Agreement and the payment of amounts, if any, owing by the Grantor to the Concessionaire hereunder as a result of such termination subject to Section 22.2.

(xi) The Leasehold Mortgagee shall not, by virtue of its Leasehold Mortgage acquire any greater rights or interest in the Project Lands and the Project than the Concessionaire has at the material time under this Agreement, provided that the foregoing shall in no way be construed as restricting the

right of the Leasehold Mortgagee from being named as loss payee and named insured together with the Grantor and other Persons contemplated in Article 16 under any policy of insurance required pursuant to Article 16.

22.2 Rights and Obligations of Leasehold Mortgagees

While any Leasehold Mortgage remains outstanding, and if the Grantor has received the notice referred to in Subsection 22.1(iv) or the contents thereof are embodied in the Agreement entered into by the Grantor in accordance with Section 22.3, the following provisions shall apply

(i) No Concessionaire Default shall be grounds for the termination by the Grantor of this Agreement or re-entry by the Grantor on the Project Lands unless and until

(A) any notice required to be given under Section 20.1 has been given by the Grantor to the Concessionaire and to the Leasehold Mortgagee,

(B) the notice required to be given under Section 20.2 has been given to the Concessionaire and to the Leasehold Mortgagee,

(C) the cure period set forth in Subsection 22.2(ii) has expired without a cure having been completed; and

(D) The period set out in Section 22.2(iv) has expired without the Leasehold Mortgagee having taken the actions therein contemplated.

(ii) In the event the Grantor has given any notice required to be given under Section 20.1, the Leasehold Mortgagee shall, within the applicable cure period, if any, and otherwise as herein provided, have the right (but not the obligation) to remedy such default, and the Grantor shall accept such performance by such Leasehold Mortgagee as if the same had been performed by the Concessionaire. The Leasehold Mortgagee shall have one hundred and eighty (180) days following delivery by the Grantor of the notice required under Subsection 20.2(i) to cure the default or cause the same to be cured. provided, however, that such one hundred and eighty (180) day period shall be extended if the default is other than the payment of money and the default complained of in such notice may be cured but cannot reasonably be cured within one hundred and eighty (180) days and the Leasehold Mortgagee begins to cure such default within such one hundred and eighty (180) day period and thereafter proceeds with all due diligence to cure such default within a reasonable period of time acceptable to the Grantor, acting reasonably.

(iii) If a Concessionaire Default occurs which entitles the Grantor to terminate this Agreement under Paragraph 20.2(i)(A) and if before the expiration of one hundred and eighty (180) days following the Leasehold Mortgagee's receipt of the notice required under Subsection 20.2(i) the Leasehold

Mortgagee has complied or is engaged in complying with all the requirements of this Agreement (if any) then in default and with which the Leasehold Mortgagee is capable of complying, the Grantor shall not be entitled to terminate this Agreement.

(iv) Any payment to be made or action to be taken by a Leasehold Mortgagee hereunder as a prerequisite to keeping this Agreement in effect shall be deemed properly to have been made or taken by the Leasehold Mortgagee if such payment is made or action is taken by a nominee, agent or assignee of the rights of such Leasehold Mortgagee.

(v) A Leasehold Mortgagee shall be entitled to the Concessionaire's rights and benefits contained in this Agreement and shall become liable for the Concessionaire's obligations under this Agreement solely as provided herein. A Leasehold Mortgagee may, subject to the provisions of this Agreement, save and except that it shall not be bound by the Restriction on Transfer Agreement in any realization, including any realization against the issued and outstanding shares of the Concessionaire, enforce any Leasehold Mortgage and acquire the Concessionaire's Interest in any lawful way and, without limitation, a Leasehold Mortgagee may, by its representatives or a receiver or a receiver and manager, take possession of and manage the Project and, upon foreclosure of, or without foreclosure upon exercise of any contractual or statutory power of sale under such Leasehold Mortgage, may, subject to the provisions of Article 21 (other than Subsection 21.1(ii) and the Restriction on Transfer Agreement), applied to the Leasehold Mortgagee as if it were the Concessionaire, sell or assign the Concessionaire's Interest.

(vi) Unless and until a Leasehold Mortgagee (A) forecloses or has otherwise taken ownership of the Concessionaire's Interest or (B) has taken possession or control of the Concessionaire's Interest, whether directly or by an agent as a mortgagee in possession or a receiver or receiver and manager has taken possession or control of the Concessionaire's Interest by reference to the Leasehold Mortgage, the Leasehold Mortgagee shall not be liable for any of the Concessionaire's obligations under this Agreement or be entitled to any of the Concessionaire's rights and benefits contained in this Agreement or the other Project Agreements except by way of security. If the Leasehold Mortgagee itself or by an agent or a receiver or a receiver and manager is the owner or is in control or possession of the Concessionaire's Interest, it shall be bound by all liabilities and obligations of the Concessionaire under this Agreement. Once the Leasehold Mortgagee goes out of possession or control of the Concessionaire's Interest or Transfers the Concessionaire's Interest to another Person in accordance with the provisions of this Agreement, the Leasehold Mortgagee shall cease to be liable for any of the Concessionaire's obligations under this Agreement and shall cease to be entitled to any of the Concessionaire's rights and benefits contained in this Agreement, except, if the Leasehold Mortgage remains outstanding, by way of security.

(vii) Notwithstanding anything else contained in this Agreement, any Person to whom the Leasehold Mortgagee Transfers the Concessionaire's Interest shall take the Concessionaire's Interest subject to any of the Concessionaire's obligations under this Agreement other than any obligations which the Leasehold Mortgagee was not required to assume. No Transfer by a Leasehold Mortgagee shall be effective unless the Transferee has entered into an agreement with the Grantor in form and substance satisfactory to the Grantor, acting reasonably, wherein the Transferee agrees to assume (to the extent indicated in the preceding sentence) and to perform and observe the assumed obligations and covenants of the Concessionaire in respect of the Concessionaire's Interest.

(viii) In the event of the termination of this Agreement prior to the expiration of the Term due to a Concessionaire Default, the Grantor shall notify each Leasehold Mortgagee of such termination and shall deliver to each Leasehold Mortgagee a statement of all sums which would at that time be due under this Agreement then known to the Grantor. Subject to the provisions of this Article 22 the Leasehold Mortgagee shall thereupon have the option to obtain from the Grantor a concession and ground lease agreement in accordance with the following terms

(A) Upon receipt of the written request of the Leasehold Mortgagee within sixty (60) days following its receipt of the notice required under this Subsection 22.2(viii) the Grantor shall enter into a concession and ground lease agreement with the Leasehold Mortgagee or the nominee of the Leasehold Mortgagee, including any Transferee.

(B) Such concession and ground lease agreement shall be effective as of the date of termination of this Agreement and shall be for the remainder of the Term at the time this Agreement was terminated and otherwise upon the terms contained in this Agreement. Title to the Grantor's interest to the Project Lands shall be subject to the Province Permitted Encumbrances and any Encumbrances permitted by this Agreement or consented to by the Leasehold Mortgagee. The Grantor's obligation to grant a concession and ground lease agreement is conditional upon the Leasehold Mortgagee (I) paying all sums which would, at the time of the execution thereof, be due under this Agreement but for such termination, (II) otherwise fully remedying any defaults under this Agreement existing immediately prior to termination of this Agreement to the extent the Leasehold Mortgagee is capable of remedying such defaults, and (III) paying all reasonable costs and expenses including legal fees (on a solicitor and client basis) incurred by the Grantor in connection with such default and termination, the recovery of possession of the Project and the preparation, execution and delivery of such concession and ground lease agreement and related agreements and documents provided, however, that with respect to any default which could not be cured

by such Leasehold Mortgagee until it obtains possession, such Leasehold Mortgagee shall have a reasonable time after it obtains possession to cure such default.

(ix) Anything herein contained to the contrary notwithstanding, the provisions of this Article 22 shall enure only to the benefit of the holders of Leasehold Mortgages. If the holders of more than one such Leasehold Mortgage make written requests of the Grantor in accordance with this Section 22.2 to obtain a concession and ground lease agreement, the Grantor shall accept the request of the holder whose Leasehold Mortgage had priority immediately prior to the termination as between the Leasehold Mortgagees making such request and thereupon the written request of each other Leasehold Mortgagee shall be deemed to be void. In the event of any dispute or disagreement as to the respective priorities of any such Leasehold Mortgages, the Grantor may in its sole and absolute discretion rely upon the opinion as to such priorities of any law firm qualified to practice law in the Province of Ontario retained by the Grantor or may apply to a court of competent jurisdiction for a declaration as to such priorities, which opinion or declaration shall be conclusively binding upon all parties concerned.

(x) The parties hereto shall give the Leasehold Mortgagee notice of any expropriation proceedings affecting the Project.

22.3 Co-operation

The Grantor and the Concessionaire shall enter into an agreement with any Leasehold Mortgagee for the purpose of implementing the Leasehold Mortgagee protection provisions contained in this Agreement, including a subordination agreement to give effect to the provisions of Section 2.13. The Grantor, acting reasonably, shall consider any request jointly made by the Concessionaire and a Leasehold Mortgagee or proposed Leasehold Mortgage to facilitate a provision of a Leasehold Mortgage or proposed Leasehold Mortgage that may require an amendment to this Agreement, provided that the rights of the Grantor are not adversely affected thereby and the consent of any other Leasehold Mortgagee to such amendment has been obtained by the Concessionaire or the Leasehold Mortgagee making the request for the amendment.

ARTICLE 23
DAMAGES PAYABLE TO CONCESSIONAIRE FOR TERMINATION BY GRANTOR

23.1 Termination

The Grantor shall not have the right under this Agreement to terminate this Agreement for any reason other than under Sections 18.5 or 20.2. If, notwithstanding the preceding sentence, the Grantor terminates this Agreement for any reason other than under Sections 18.5, or 20.2, the Grantor shall pay to the Concessionaire an amount equal to the aggregate of

(i) the Project Fair Market Value plus

(ii) without duplication, the reasonable costs and expenses incurred by the Concessionaire as a result of such termination, less

(iii) expropriation proceeds received by the Concessionaire in respect of all or any portion of the Project as a result of the termination of this Agreement (collectively, the "Termination Damages").

on the Reversion Date. If an event of Force Majeure has occurred at any time prior to the Reversion Date and the effects of such event of Force Majeure have not been remedied prior to the Reversion Date, the amounts received or claimable by the Concessionaire or any Leasehold Mortgagee from any insurance policies payable (or that should have been payable pursuant to such policies but for the breach of an obligation to take out and maintain such insurance policy by the Concessionaire) as a result of such event of Force Majeure, except to the extent applied to repair the Project, shall, to the extent not used to remedy such effects, be deducted from the amount payable by the Grantor to the Concessionaire.

23.2 Termination Damages

(a) "Project Fair Market Value" means the amount determined as set out in this Section 23.2.

(b) The Project Fair Market Value shall be the aggregate of

(i) the amount (including Breakage Costs) required under the terms of all Bona Fide Debt or Bona Fide Leasehold Mortgages to repay such debt or the amounts secured by such Leasehold Mortgages on the End Date to the extent such Bona Fide Debt or the amounts secured by such Leasehold Mortgages relate to the Project, plus

(ii) such further amount, if any, as may be required to ensure that following receipt by the Concessionaire of the Project Fair Market Value and repayment by the Concessionaire on the End Date of the amounts referred to in Paragraph 23.2(b)(i), but before consideration of any amounts received by the Concessionaire referred to in Subsection 23.1(iii), the value of the Concessionaire on the End Date is the same as it would have been had the termination of this Agreement not occurred.

(c) The Termination Damages shall be determined as if neither an event of Force Majeure entitling the Grantor to terminate this Agreement nor any Discriminatory Action had occurred. Notwithstanding anything else contained in this Article 23, the amount of the Termination Damages shall not be less than one dollar ($1).

(d) The Grantor may give to the Concessionaire a notice (the "Valuation Notice"), from time to time, setting out an amount that the Grantor proposes as the Termination Damages, together with details of the calculations. If the Concessionaire does not give notice (the "Non-Acceptance Notice") to the Grantor stating that it does not accept the Termination Damages proposed by the Grantor within thirty (30) days following receipt of the Valuation Notice, the Concessionaire shall be deemed to have accepted the Termination Damages so proposed. A Non-Acceptance Notice shall set out the amount that the Concessionaire proposes as the Termination Damages. If the Non-acceptance Notice is given, the Grantor and the Concessionaire shall attempt to determine the Termination Damages through negotiation, and any amount so agreed shall be the

Termination Damages. If a negotiation has not resulted in an agreement within thirty (30) days following the giving of the Non-Acceptance Notice, the Termination Damages shall be determined in accordance with the procedure set forth in Subsections 23.2(e) and (f) and Article 25 shall not apply to such determination.

(e) If the negotiation described in Subsection 23.2(d) does not result in an agreement on the Termination Damages, either party may by notice to the other require that the dispute be resolved by mediation as described below. The mediation shall be held within thirty (30) days following the end of the thirty (30) day negotiation period. Within seven (7) days following the end of such thirty (30) day negotiation period, the parties shall jointly select and appoint a skilled and experienced commercial mediator to assist the parties to reach an agreement through mediation. The mediation shall be conducted under such mediation rules as the mediator recommends and the cost of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be resolved in writing, shall be signed by the parties and shall be binding on them. If the parties fail to agree on a mediator or the dispute is not resolved to the mutual satisfaction of the parties within thirty (30) days following the date of receipt of the notice of mediation, either party may by notice to the other require the dispute to be resolved by arbitration as set out below.

(f) If the procedures described above do not result in an agreement on the Termination Damages, the Grantor and the Concessionaire shall, within thirty (30) days, jointly appoint a valuator to determine the Termination Damages. The valuator so appointed shall be a duly qualified business valuator having not less than fifteen (15) years' experience in the field of business valuation. If the parties are unable to agree upon a valuator within such period, the Grantor and the Concessionaire shall jointly make application (provided that if a party does not participate in such application, the other party may make application alone) under the *Arbitration Act, 1991* (Ontario) to a judge of the Ontario Court (General Division) to appoint a valuator, and the provisions of the *Arbitration Act, 1991* (Ontario) shall govern such appointment. The valuator shall determine the Termination Damages within sixty (60) Business Days following his or her appointment. The Grantor shall pay the fees and expenses of the valuator.

(g) In order to facilitate the determination of the Termination Damages by the valuator, each of the Grantor and the Concessionaire shall provide to the valuator such information as may be requested by the valuator, acting reasonably, and the Concessionaire shall permit the valuator and his representatives to have reasonable access during normal business hours to its Information and Financial Information and to take extracts therefrom and to make copies thereof.

(h) The Termination Damages as determined by the valuator shall be final and conclusive and not subject to any appeal.

(i) Subject to Subsection 24.1(vii), payment of the Termination Damages by the Grantor to the Concessionaire shall constitute full and final satisfaction of all amounts that may be claimed by the Concessionaire for and in respect of the termination of this Agreement and upon such payment, the Grantor shall be

released and forever discharged by the Concessionaire from any and all liability in respect of such termination hereunder.

ARTICLE 24
CONSEQUENCES OF TERMINATION OR REVERSION

24.1 General Provisions

Upon the termination of this Agreement, notwithstanding any claims the parties may have against each other and subject to Subsections 20.2(v), 20.4(c) and Article 22, the following shall apply

(i) Subject to Subsection 24.1(ii), the Grantor shall, as of the Reversion Date, become the owner of the Project and as consideration therefor, assume full responsibility for the design, development, construction, operation, management, maintenance, rehabilitation and/or tolling of the Project.

(ii) The Concessionaire shall be liable for all costs and expenses incurred in connection with the design, development, construction, operation, management, maintenance, rehabilitation and/or tolling of the Project up to but not including the Reversion Date and the Grantor shall be liable for all such costs and expenses incurred in connection with such activities on and as of the Reversion Date.

(iii) The Grantor shall have the option of requiring that the Concessionaire assign all of its right, title and interest in, to and under all or any of the Plans and Contracts to the Grantor or its nominee for the remainder of their respective terms. The Grantor may exercise such option by giving a notice to such effect to the Concessionaire. If the Grantor exercises such option, the right, title and interest of the Concessionaire in, to and under the Plans and Contracts shall be assigned to the Grantor or its nominee as of the Reversion Date and the Grantor shall assume the Concessionaire's obligations under the DDB/OMM Agreements which arise in respect of, or relate to, any period of time falling on and after the Reversion Date. If the Grantor does not exercise such option, the Concessionaire shall, unless the Grantor has granted to a Leasehold Mortgagee or its nominee, a new concession agreement containing the same provisions as are contained in this Agreement, take such steps as are necessary to terminate the DDB/OMM Agreements.

(iv) Subject only to the continuing rights of the other parties (other than the Concessionaire) to the DDB/OMM Agreements, if the DDB/OMM Agreements are assigned to the Grantor or its nominee as provided in Subsection 24.1(iii), the Concessionaire shall surrender the Project to the Grantor and shall cause all Persons claiming under or through the Concessionaire to do likewise.

(v) The Concessionaire, at its sole cost and expense, shall deliver to the Grantor all records and other documents relating to the Toll Revenues and

all other records and information relating to the Project as the Grantor, acting reasonably, may request.

(vi) The Concessionaire shall assist the Grantor in such manner as the Grantor may require to ensure the orderly transition of design, development, construction, control, operation, management, maintenance, rehabilitation and tolling of the Project, and shall, if appropriate and if requested by the Grantor, take all steps as may be necessary to enforce the provisions of the DDB/OMM Agreements pertaining to the surrender of the Project.

(vii) The Grantor and the Concessionaire shall make appropriate adjustments, including adjustments relating to any DDB/OMM Agreements assigned to the Grantor, tolls, fees and other similar charges collected on and after the Reversion Date that are incurred prior to the Reversion Date, and utilities. Any adjustments and payment therefor shall be made by the appropriate party on the Reversion Date, but shall be subject to readjustment if necessary because of error in matters such as information, calculation, payments and omissions that are identified within the period of one hundred and eighty (180) days following the Reversion Date. The Grantor and the Concessionaire acknowledge that certain adjustments or readjustments may have to be made when a third party provides to the Grantor or the Concessionaire a final adjustment amount in respect of a matter, and for such matters the adjustment and readjustment date shall each be correspondingly extended.

(viii) Subject to Subsection 24.1(vii), if this Agreement is terminated as a result of an event of Force Majeure, a Discriminatory Action or as contemplated in Article 23, the payment by the Grantor to the Concessionaire of the amounts required under Article 18, Article 19 or Article 23 shall constitute full and final settlement of any and all Claims the Concessionaire may have against the Grantor for and in respect of the termination of this Agreement and upon such payment, the Concessionaire shall execute and deliver all such releases and discharges as the Grantor may reasonably require to give effect to the foregoing.

ARTICLE 25
DISPUTE RESOLUTION

25.1 Limitation

The Concessionaire shall accept and shall have no recourse whatsoever to challenge the reasonableness, appropriateness or content of any Ministry Safety Standards or Higher Ministry Safety Standards.

25.2 Amicable Negotiations

Unless otherwise provided herein, in the event of any dispute arising between the Grantor and the Concessionaire under or relating in any way to this Agreement, including a dispute with respect to the giving or withholding of an Approval, the obligations of the Concessionaire or the Grantor hereunder or the occurrence of a default hereunder, a Concessionaire's Default or a

Grantor's Default, such dispute shall be referred, in the first instance, by notice from either party to the other requiring the dispute to be resolved, to the Senior Responsible Official of the Grantor and the Senior Operating Officer of the Concessionaire for resolution. If the dispute is not resolved to the mutual satisfaction of the parties within fifteen (15) Business Days (or such longer period as the parties may agree) following such notice. the dispute shall, by notice from either party to the other requiring the dispute to be resolved at a higher level, be referred to the then chief executive officer of the Concessionaire and the then responsible Minister of the Grantor or such Minister's designee. If the dispute is not resolved to the mutual satisfaction of the parties within thirty (30) Business Days following such latter notice, either party may by notice to the other require that the dispute be resolved by mediation as set out below.

25.3 Mediation

The mediation shall be held within thirty (30) Business Days following the end of the thirty (30) Business Day negotiation period. Within seven (7) Business Days following the end of such thirty (30) Business Day negotiation period. the parties shall jointly select and appoint a skilled and experienced commercial mediator to assist the parties to reach an agreement through mediation. The mediation shall be conducted under such mediation rules as the mediator recommends and the cost of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be resolved in writing, shall be signed by the parties and shall be final and binding on them. If the parties fail to agree on a mediator within seven (7) Business Days or the dispute is not resolved to the mutual satisfaction of the parties within thirty (30) Business Days following the date of receipt of the notice of mediation, either party may by notice to the other require the dispute to be resolved by arbitration as set out below.

25.4 Initiation of Arbitration Proceedings

If the procedures described above do not result in the resolution of the dispute, arbitration proceedings shall be commenced by the party desiring arbitration (the "Initiating Party") giving notice (the "Initiation Notice") to the other party (the "Responding Party"). The Initiation Notice must state the nature of the dispute, the amount involved, if any, and the remedy sought and request an arbitration. Within fifteen (15) Business Days following receipt of the Initiation Notice by the Responding Party, the Initiating Party and the Responding Party shall designate one (1) arbitrator (the "Single Arbitrator") acceptable to both of them. If the parties fail to appoint a Single Arbitrator within such period of time, the Initiating Party shall, by notice to the Responding Party, appoint an arbitrator. The Responding Party shall, within fifteen (15) Business Days following receipt of such notice, appoint an arbitrator by notice to the Initiating Party, and the two (2) arbitrators so appointed shall select a third arbitrator acceptable to both arbitrators. If the Responding Party fails to appoint an arbitrator within such period of time (or such additional period of time as the parties may agree) the Initiating Party may appoint an arbitrator on behalf of the Responding Party and is hereby appointed the agent of the Responding Party for such purpose. If the two (2) arbitrators so appointed are unable to agree upon the third arbitrator within fifteen (15) Business Days following the appointment of the arbitrator by the Responding Party, either party shall be entitled to make application under the *Arbitration Act*, 1991 (Ontario) to a judge of the Ontario Court (General Division) to appoint the third arbitrator, and the provisions of the *Arbitration Act*, 1991 (Ontario) shall govern such appointment.

25.5 Qualified to Act

The Single Arbitrator or panel of arbitrators appointed to act hereunder (the "Arbitrator") shall have appropriate qualifications by profession or occupation to decide the matter in dispute.

25.6 Submission of Written Statements

(a) Within fifteen (15) Business Days following the appointment of the Single Arbitrator or the third arbitrator, as the case may be, the Initiating Party shall send to the Responding Party and the Arbitrator a statement of claim (the "Statement of Claim") stating in sufficient detail the facts and any contentions of law on which the Initiating Party relies and the relief that it claims.

(b) Within thirty (30) Business Days following the receipt of the Statement of Claim, the Responding Party shall send to the Initiating Party and the Arbitrator a statement of defence and, if applicable, counterclaim, (collectively, the "Statement of Defence") stating in sufficient detail which of the facts and contentions of law in the Statement of Claim the Responding Party admits or denies, on what grounds, and any other facts and contentions of law on which it relies.

(c) Within fifteen (15) Business Days following receipt of the Statement of Defence, the Initiating Party may send to the Responding Party and the Arbitrator a statement of reply and, if applicable, defence to counterclaim collectively, (the "Statement of Reply").

(d) Within fifteen (15) Business Days following receipt of the Statement of Reply, the Responding Party may send to the Initiating Party a statement of reply to counterclaim (the "Statement of Reply to Counterclaim").

(e) Every Statement of Claim, Statement of Defence, Statement of Reply and Statement of Reply to Counterclaim shall be accompanied by copies (or, if they are especially voluminous, lists) of all essential documents and other materials on which the party concerned relies.

(f) After submission of the Statement of Claim, the Statement of Defence, the Statement of Reply and the Statement of Reply to Counterclaim, if any, the Arbitrator shall forthwith meet with and give directions to the parties for the further conduct of the arbitration.

(g) There shall be no oral discovery unless ordered by the Arbitrator.

25.7 Meetings and Hearings

(a) Meetings and hearings of the Arbitrator shall take place in the City of Toronto or in such other place as the parties agree upon and such meetings and hearings shall be conducted in the English language unless otherwise agreed by such parties and the Arbitrator. Subject to the foregoing, the Arbitrator may at any time fix the date, time and place of meetings and hearings in the arbitration, and shall give the parties adequate notice thereof. Subject to any adjournments which the Arbitrator allows, the arbitration hearing shall be continued on successive Business Days until it is concluded.

(b) All meetings and hearings shall be in private unless the parties otherwise agree.

(c) Each party may be represented at any meetings or hearings by legal counsel.

(d) Each party may examine and re-examine its witnesses and cross-examine those of the other parties at the arbitration.

25.8 The Decision

(a) Subject to the provisions of the *Arbitration Act. 1991* (Ontario), the Arbitrator shall send a decision in writing to the parties within thirty (30) Business Days following the conclusion of all hearings referred to in Section 25.7 unless such period of time is extended for a fixed period by the Arbitrator on written notice to each party because of illness or other cause beyond the Arbitrator's control and, unless the parties otherwise agree, shall state the reasons for the decision.

(b) If the Arbitrator is a panel, the decision of the majority of the panel shall be deemed to be the decision of the Arbitrator.

(c) Subject to the provisions of the *Arbitration Act, 1991* (Ontario), and with the exception of monetary claims in excess of ten million dollars ($10,000,000) or errors in law, the decision of the Arbitrator shall be final and binding on the parties and shall not be subject to any appeal or review procedure, provided that the Arbitrator has followed the rules and procedures herein in good faith and has proceeded in accordance with the principles of natural justice.

(d) If the decision results in an award in excess of ten million dollars ($10,000,000) the decision of the Arbitrator may be appealed on a question of fact or on a question of mixed fact and law pursuant to the provisions of the *Arbitration Act, 1991* (Ontario).

(e) If the decision is alleged to have been based upon an error in law, a party may appeal the decision in that regard pursuant to the provisions of the *Arbitration Act, 1991* (Ontario).

25.9 Jurisdiction and Powers of the Arbitrator

(a) The object of an arbitration hereunder shall be to ensure the just, expeditious, economical and final determination of any dispute.

(b) Without limiting the jurisdiction of the Arbitrator at law, a submission to arbitration hereunder shall confer on the Arbitrator the jurisdiction to

(i) determine any question of law arising in the arbitration,

(ii) determine any question as to the Arbitrator's jurisdiction,

(iii) determine any question of good faith or dishonesty arising in the dispute,

(iv) order any party to furnish further details of its case, in fact or in law to the other parties,

(v) proceed in the arbitration notwithstanding the failure or refusal of any party to comply with these provisions or with the Arbitrator's orders or directions. or to attend any meeting or hearing, but only after giving such party notice that the Arbitrator intends to do so,

(vi) receive and take into account such written or oral evidence tendered by the parties as the Arbitrator determines is relevant, whether or not strictly admissible in law,

(vii) make one or more interim awards, including the appointment of a receiver or receiver and manager in connection with the collection and retention of Toll Revenues pending the final resolution of any dispute hereunder,

(viii) hold meetings and hearings and make a decision (including a final decision) in Ontario or elsewhere with the concurrence of parties hereto,

(ix) order the parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any books and records, documents, materials and other information in their possession or control which the Arbitrator determines to be relevant,

(x) order the preservation or storage of any property or thing relevant to the subject matter of the arbitration under the control of any of the parties,

(xi) make any order as to the payment of costs of the arbitration, including legal fees on a solicitor and client basis, and

(xii) include, as part of any award, the payment of interest at the rate set out in this Agreement from an appropriate date as determined by the Arbitrator.

(c) The jurisdiction and powers referred to in Subsection 25.9(b) shall be exercised at the discretion of the Arbitrator subject to only to Laws and Regulations and the provisions of this Agreement.

25.10 *Arbitration Act, 1991* (Ontario)

The *Arbitration Act, 1991* (Ontario) shall apply to any arbitration conducted hereunder except to the extent that its provisions are modified by the express provisions of this Article 25 or by agreement of the parties.

25.11 Provisional Remedies

No party shall be precluded from initiating a proceeding in a court of competent jurisdiction for the purpose of obtaining any emergency or provisional remedy to protect its rights that may be necessary and that is not otherwise available under this Agreement, including temporary and preliminary injunctive relief and restraining orders and the appointment of a receiver or receiver and manager in connection with the collection and retention of Toll Revenues.

25.12 Continuing Performance

(a) At all times, notwithstanding the existence of any dispute, the Grantor and the Concessionaire shall continue to perform their respective obligations in accordance with the provisions of this Agreement without prejudice to the right to contest, dispute and challenge the relevant matter in accordance with the provisions of this Agreement. For example, in the event of a dispute with respect

to the reasonableness of any Approval by the Grantor, the Concessionaire shall comply with such decision but shall have the right to submit the question of reasonableness to the Arbitrator pursuant to this Article 25.

(b) Subject to the express provisions of this Agreement, where there is any dispute as to the amount of monies owing by any party to any other party hereunder, the portion of the amount owing that is not contested, disputed or challenged, if any, shall be paid when due hereunder. but without prejudice to the rights of the parties to contest, dispute or challenge the disposition of the remaining portion of the monies claimed hereunder.

25.13 Direction of Work

The Concessionaire shall undertake all Work directed by the Grantor, notwithstanding any dispute as to the entitlement of the Grantor to require such Work. The responsibility for the cost of such work shall be determined, if necessary, pursuant to this Article 25.

25.14 Rights Pending the Final Resolution of Disputes

If the party receiving a notice of termination of this Agreement disputes the right of the party giving such notice to terminate this Agreement by making application to the dispute resolution procedure in this Article 25. it must state in the notice of dispute if it elects to accept such termination without prejudice to its right to assert a claim for damages for the alleged wrongful termination of this Agreement or to any other rights to which it is entitled under this Agreement. Such election shall be irrevocable and the party making the election shall only be entitled to seek its damages. if any. If the disputing party does not so elect, subject to the rights of the Leasehold Mortgagee under Article 22, the termination of this Agreement shall occur upon the expiry of a period of thirty (30) days following a final decision of the Arbitrator to the effect that the right to terminate was validly exercised.

25.15 Costs of Arbitration

Pending determination by the Arbitrator, the parties shall share equally and be responsible for their respective shares of all costs relating to the Arbitrator.

25.16 Leasehold Mortgagee to Participate in Arbitration

Provided that notice of the Leasehold Mortgage has been given to the Grantor pursuant to Subsection 22.1(iv), the Leasehold Mortgagee shall be entitled to notice of and, at the request of the Concessionaire, to participate in any arbitration conducted under this Article 25 in the place and stead of the Concessionaire, provided that, subject to Section 25.8, the Leasehold Mortgagee agrees to bound by the decision of the arbitrator hereunder.

ARTICLE 26
CONFIDENTIALITY

26.1 Confidentiality

Each party shall hold in confidence all documents and other information, whether technical or commercial, supplied by or on behalf of the other party (including all documents,

information supplied in the course of proceedings under the dispute resolutions procedure) and shall not publish or otherwise disclose the same otherwise than for the purposes contemplated by this Agreement, save

(i) with the other party's written consent,

(ii) as may necessarily be required by Laws and Regulations, or any relevant stock exchange or other competent regulatory authority,

(iii) as the Grantor may require for the purpose of the Project in the event of termination of this Agreement, or

(iv) that which is in or enters the public domain other than as a result of a breach of the obligations imposed by this Section 26.1,

provided that the provisions of this Section 26.1 shall not apply to the documents comprising this Agreement or the reports to be provided by the Concessionaire to the Grantor pursuant to this Agreement or restrict any party from passing such documents and information to its professional advisors and that the Concessionaire may, subject to appropriate confidentiality restrictions, pass to any Leasehold Mortgagee or prospective Leasehold Mortgagee such documents and other information as is reasonably required by such Leasehold Mortgagee or prospective Leasehold Mortgagee.

ARTICLE 27
MISCELLANEOUS

27.1 Notice

All notices, other communications and Approvals required or permitted by this Agreement shall be in writing and shall be delivered, sent by telecopier or by registered mail (return receipt requested) to:

in the case of the Grantor, at:
Address: 56 Wellesley Street West
Suite 600
Toronto, Ontario
M7A 1C1
Attention: CEO, Privatization Secretariat

Fax Number: (416) 325-4576

in the case of the Concessionaire, at:
Address: 200 King Street West
20th Floor
Toronto, Ontario
M5H 3T5
Attention: President

Fax Number: (416) 326-6460

or at such other address or fax number of which the addressee may from time to time have notified the addressor. A notice, other communication or Approval shall be deemed to have been sent and received (i) on the day it is delivered or on the day on which transmission is confirmed by the sender's telecopier records, if telecopied, or if such day is not a Business Day or if the notice is received after ordinary office hours (time of place of receipt), the notice, other communication or Approval shall be deemed to have been sent and received on the next Business Day, or (ii) on the fourth Business Day after mailing if sent by registered mail.

27.2 Time of the Essence

Time is of the essence of every provision of this Agreement. Extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

27.3 Further Acts

The parties shall do or cause to be done all such further acts and things as may be reasonably necessary or desirable to give full effect to this Agreement. Without limiting the foregoing, each party will at any time and from time to time execute and deliver or cause to be executed and delivered such further instruments and take such further actions as may be reasonably requested by the other party or parties in order to cure any defect in the execution and/or delivery of this Agreement.

27.4 Holding Over

If the Concessionaire remains in possession of the Project Lands after the expiration of the Term, such holding over shall not be deemed to extend the Term or to renew the concession and ground lease granted hereunder, but the Concessionaire shall be, and be deemed to be, occupying the Project Lands as a tenant from month to month at a monthly rent equal to one-sixth (1/6th) of the Toll Revenues received or collected during the immediately preceding twelve (12) months and otherwise subject to the provisions of this Agreement, modified as is appropriate to such monthly tenancy.

27.5 Interest

Any amount not payable when due under this Agreement shall bear interest at a variable nominal rate per annum equal on each day to the Bank Rate then in effect plus three percent (3%), from the date such payment is due until payment and both before and after judgment.

27.6 Costs

Except as otherwise provided in this Agreement, each party shall be responsible for its own costs and expenses incurred in connection with performing and observing its obligations and covenants under this Agreement.

27.7 Enurement and Binding Effect

This Agreement shall enure to the benefit of the parties hereto and their respective permitted successors and assigns and be binding upon the parties hereto and their respective successors and assigns.

27.8 No Partnership

Nothing contained in this Agreement shall constitute or be deemed to create a partnership, joint venture or principal and agent relationship between the Grantor and the Concessionaire.

27.9 Cumulative Remedies

The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

27.10 Registration of Agreement

Subject to Approval by the Grantor, this Agreement or a notice thereof may be registered against title to the Highway 407 Lands.

27.11 Counterparts

This Agreement may be executed in any number of counterparts which, taken together, shall constitute one and the same agreement. This Agreement shall be effective when it has been executed by each of the parties hereto and delivered to all parties hereto.

27.12 Facsimile Execution

To evidence the fact that it has executed this Agreement, a party hereto may send a copy of its executed counterpart to all other parties hereto by facsimile transmission. Such party shall be deemed to have executed and delivered this Agreement on the date it sent such facsimile transmission. In such event, such party shall forthwith deliver to the other parties hereto an original counterpart of this Agreement executed by such party.

27.13 Language

The parties hereto hereby confirm their request that this Agreement and all documents related directly or indirectly thereto be drafted in the English language. Les parties aux présentes reconnaissent avoir requis que la presénte convention ainsi que tous les documents qui s'y rattachent directement ou indirectement soient rédigés en langue anglaise.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto.

THE CROWN IN RIGHT OF ONTARIO, AS REPRESENTED BY THE MINISTER WITHOUT PORTFOLIO WITH RESPONSIBILITY FOR PRIVATIZATION

By: ______________________________

Name:
Title:

407 ETR CONCESSION COMPANY LIMITED

By: ______________________________

Name: H. SCOTT CARSON
Title: DIRECTOR

G22\SALZMANC\1263522.15

AMENDMENT NO. 1 TO THE HIGHWAY 407
CONCESSION AND GROUND LEASE AGREEMENT

THIS AMENDMENT NO.1 TO THE HIGHWAY 407 CONCESSION AND GROUND LEASE AGREEMENT is made as of the 22nd day of December 2000

B E T W E E N:

**THE CROWN IN RIGHT OF ONTARIO
AS REPRESENTED BY THE MINISTER OF TRANSPORTATION**

(the "Grantor")

- and –

407 ETR CONCESSION COMPANY LIMITED

(the "Concessionaire")

WHEREAS the Crown in right of Ontario as represented by the Minister Without Portfolio with Responsibility for Privatization and the Concessionaire entered into the CGLA (as hereinafter defined);

AND WHEREAS responsibility as the Crown representative for the CGLA was transferred to the Minister of Transportation by Order-in-Council;

AND WHEREAS the parties wish to amend certain provisions of the CGLA with respect to the design and construction of Highway 407;

NOW THEREFORE, for consideration, the receipt and sufficiency of which are acknowledged by each of them, the parties hereto covenant and agree as follows:

**ARTICLE 1
INTERPRETATION**

1.1 Definitions

"Agreement" means this Amendment No. 1 to the Highway 407 Concession and Ground Lease Agreement, including, for the avoidance of doubt, all schedules referred to herein, as the same may be amended, supplemented, restated or replaced from time to time.

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"CGLA" means the Highway 407 Concession and Ground Lease Agreement made as of the 6th day of April, 1999 between the Crown in Right of Ontario, as represented by the Minister Without Portfolio with Responsibility for Privatization and the Concessionaire.

"Direction" means the direction dated June 16, 2000 issued by the Grantor pursuant to Subsection 6.4(a) of the CGLA, the letter dated December 27, 2000 from the Concessionaire to the Grantor and the letter dated December 28, 2000 from the Grantor to the Concessionaire.

1.2 Other Definitions

Unless defined herein or the context otherwise requires it, capitalized terms used in this Agreement have the meanings ascribed to them in the CGLA.

1.3 Number and Gender

In this Agreement words in the singular include the plural and vice-versa and words in one gender include all genders.

1.5 Meaning of Including

In this Agreement the words "include", "includes" or "including" mean "include without limitation", "includes without limitation" and "including without limitation", respectively, and the words following "include", "includes" or "including" shall not be considered to set forth an exhaustive list.

1.6 Calculation of Time

For purposes of this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern standard time or Eastern daylight time, as the case may be) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall be deemed to end at 5:00 p.m. (Eastern standard time of Eastern daylight time, as the case may be) on the next Business Day.

1.7 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties hereto. There are no representations, warranties, conditions or other agreements, whether direct or collateral, or express or implied that form part of or affect this Agreement, or which induced any party hereto to enter into this Agreement or on which reliance is placed by any party hereto, except as specifically set forth in this Agreement.

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1.8 Headings

The division of this Agreement into articles, sections and other subdivisions is for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement.

1.9 Amendment

This Agreement may be amended, changed or supplemented only by a written agreement signed by the parties hereto.

1.10 Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party hereto giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.11 Governing Law

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdiction). Subject to Section 6.10, each party hereto irrevocably submits to the exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

1.12 Schedules

The following schedule forms part of this Agreement:

Schedule "A" Direction

ARTICLE 2
PHM-125 DRAWINGS

2.1 Highway 407 East Partial

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Subsections 2.10(i) through 2.10(vi) of Schedule 6 of the CGLA are deleted therefrom and the following is substituted therefor:

"(i) Where the Concessionaire is the road authority having jurisdiction over the intersection, it shall prepare PHM-125 Drawings and provide technical and legal approval for the traffic control signal system. For the avoidance of doubt, the Concessionaire shall be responsible for the design, construction, maintenance and operation of the traffic signal system at such locations."

(ii) Where the Ministry has jurisdiction over the intersection, the Concessionaire shall, at its sole cost and expense, prepare and submit PHM-125 Drawings to the Ministry for review and legal approval."

2.1 <u>Highway 407 West</u>

Subsections 2.10(i) through 2.10(vi) of Schedule 9 of the CGLA are deleted therefrom and the following is substituted therefor:

"(i) Where the Concessionaire is the road authority having jurisdiction over the intersection, it shall prepare PHM-125 Drawings and provide technical and legal approval for the traffic control signal system. For the avoidance of doubt, the Concessionaire shall be responsible for the design, construction, maintenance and operation of the traffic signal system at such locations."

(ii) Where the Ministry has jurisdiction over the intersection, the Concessionaire shall, at its sole cost and expense, prepare and submit PHM-125 Drawings to the Ministry for review and legal approval."

ARTICLE 3
KIPLING AVENUE AND CENTRE STREET INTERCHANGES

3.1 <u>Amendments to Paragraph 1 of Schedule 5 of the CGLA</u>

Section 1 of Schedule 5 of the CGLA is amended by adding thereto the following:

"In this <u>Schedule 5</u>, "Study" means a study of the Kipling Avenue interchange and the Centre Street interchange to be conducted by an independent expert chosen jointly by the parties hereto for the purpose of determining whether the Commissioning and Opening and the Total Completion of such interchanges should be further deferred beyond 2020."

3.2 <u>Further Amendments to Schedule 5 of the CGLA</u>

Schedule 5 of the CGLA is amended by adding thereto the following:

"4 Kipling Avenue and Centre Street Interchanges

4.1 Deferral

The Grantor and the Concessionaire acknowledge that the obligation of the Concessionaire to complete construction of the Kipling Avenue interchange and the Centre Street interchange, to Commission and Open the Kipling Avenue interchange and the Centre Street interchange and to Totally Complete the Kipling Avenue interchange and the Centre Street interchange shall be deferred until 2020.

For the avoidance of doubt, the Grantor shall not, prior to 2020, issue a Change Order, Direction or use any other provision contained in the CGLA to require the Concessionaire to complete construction of the Kipling Avenue interchange and the Centre Street Interchange, or any part thereof, to Commission and Open the Kipling Avenue interchange and the Centre Street interchange or to Totally Complete the Kipling Avenue interchange and the Centre Street interchange.

4.2 Study

During 2015 the Grantor and the Concessionaire shall jointly commission the Study. The Grantor and the Concessionaire shall agree upon the terms of reference of the Study which shall, in relation to the entire Highway 407, address the technical and financial viability of each of the Kipling Avenue interchange and the Centre Street interchange as they will be in 2020. The Study shall also determine, on the basis of technical and financial viability, whether the construction of either or both of such interchanges should be further deferred. If the Grantor and the Concessionaire shall not be able to agree on the independent expert to conduct the Study the independent expert shall be appointed by a court of competent jurisdiction pursuant to the *Arbitration Act, 1991*.

4.3 Further Deferral

Upon receipt of the Study, the Grantor and the Concessionaire may agree to a further deferral beyond 2020 of the Commissioning and Opening and the Total Completion of either or both of the Kipling Avenue interchange and the Centre Street interchange.

4.4 Additional Study

If a further deferral is granted under Section 4.3, the Grantor and the Concessionaire shall, prior to the deferral year determined under Section 4.3, agree to commission an additional Study, on the same terms and conditions as set out in Section 4.2. Upon receipt of the additional Study, the Grantor and the Concessionaire may agree to a further deferral of the

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Commissioning and Opening and the Total Completion of either or both of the Kipling Avenue interchange and the Centre Street interchange.

4.5 Costs of Study

The Concessionaire shall be responsible for all costs associated with the Study and any additional Study. The Concessionaire shall remain responsible for all design, construction and maintenance costs and other costs associated with the Commissioning and Opening and the Total Completion of the Kipling Avenue interchange and the Centre Street interchange in accordance with this Agreement. For the avoidance of doubt, the design of such interchanges shall be in accordance with the then current Ministry Safety Standards.

4.6 Exclusion

The Concessionaire and the Grantor may, at any time before the Grantor and the Concessionaire have commissioned the Study, agree to delete all or any part of either the Kipling Avenue interchange or the Centre Street interchange from the Work under this Schedule 5.

4.7 Governmental Authorizations

The Concessionaire shall be responsible for obtaining all necessary Governmental Authorizations to delete all or any part of either the Kipling Avenue interchange or the Centre Street interchange, or both, from the Work if agreed to pursuant to Section 4.6 of this Schedule 5."

ARTICLE 4
WOODBINE AVENUE INTERCHANGE

4.1 Amendments to Section 1 of Schedule 5 of the CGLA

Section 1 of Schedule 5 to the CGLA is amended by adding the following:

In this Schedule 5, "Approved DCR Design" means the final design and construction report submitted by the Concessionaire on October 27, 2000.

"In this Schedule 5, "Design" means the design for the northwest quadrant of the Woodbine Avenue interchange chosen by the Grantor from the three (3) design alternatives pursuant to Section 5.2, which is to be constructed by the Concessionaire.

In this Schedule 5, "Grantor's Delay" has the meaning ascribed thereto in Section 5.5."

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In this Schedule 5, "Missed Date" has the meaning ascribed thereto in Section 5.5."

4.2 **Further Amendments to Schedule 5 of the CGLA**

Schedule 5 of the CGLA is amended by adding thereto the following:

"5 **Woodbine Avenue Interchange**

5.1 **Obligation to Construct**

The Concessionaire shall construct the Woodbine Avenue interchange at its sole cost and expense and in accordance with the provisions of this Agreement and within the time periods set out in this Agreement.

5.2 **Northwest Quadrant**

The Concessionaire acknowledges receipt of three (3) design alternatives for the northwest quadrant ramp of the Woodbine Avenue interchange. The Grantor shall advise the Concessionaire of the Design before February 28, 2001. The Grantor shall provide the Concessionaire with full access to the properties required to implement the Design on or before March 31, 2001.

5.3 **Southwest Quadrant, Burncrest Road Side**

The Grantor shall provide the Concessionaire with full access to the properties required to implement the Approved DCR Design for the southwest quadrant, Burncrest Road side, on or before March 31, 2001. The Concessionaire shall be responsible at its sole cost and expense for the termination of Burncrest Road in a cul-de-sac and the connection of Burncrest Road to Shields Court in compliance with the Approved DCR Design.

5.4 **Southeast Quadrant, Miller Avenue Side**

5.4 **Property Request**

The Grantor acknowledges receipt from the Concessionaire of a request for property that the Concessionaire considers necessary for construction of the Approved DCR Design for the southeast quadrant, Miller Avenue Side and for the relocation of Miller Avenue and its intersection with Woodbine Avenue in compliance with the Approved DCR Design. The Grantor shall provide the Concessionaire with full access to the properties required to implement the Approved DCR Design for the southeast quadrant, Miller Avenue side, on or before March 31, 2002. The parties acknowledge that any such property shall not be owned by the

Concessionaire and shall not be a part of the Highway 407 Lands. The Concessionaire shall be responsible at its sole cost and expense for the construction of the relocation of Miller Avenue and its intersection with Woodbine Avenue in compliance with the Approved DCR Design.

5.5 Grantor Delay

If the Grantor is delayed in performing any of its obligations under section 5.4 of this Schedule 5 for any number of Business Days, which delay is not caused by any action or omission of the Concessionaire or the Concessionaire's Advisors (the "Grantor's Delay") any date required to be met by the Concessionaire that is affected by the Grantor's Delay (the "Missed Date") shall be extended by an equal number of Business Days. If, however, the Grantor's Delay has the effect of extending a Missed Date beyond November 15th of any year, the number of Business Days' delay after November 15th shall be applied to extend the Missed Date to the date that is an equal number of Business Days after May 1st of the year following such year. In addition, the Grantor shall pay to the Concessionaire any incremental costs of construction of the Southeast Quadrant, Miller Avenue side of Woodbine Avenue interchange that result from a Grantor's Delay in providing access to the properties as provided in this section 5.4 of this Schedule 5. The Concessionaire shall only be entitled to the payment of such incremental costs, so long as such costs have been incurred in good faith and the Concessionaire has used commercially reasonable efforts to minimize such costs. The Concessionaire shall have no other Claims or remedies for the Grantor's Delay in performing any of its obligations under section 5.4 of this Schedule 5.

5.6 Concessionaire Delay

If the Concessionaire is delayed in performing any of its obligations under this Schedule 5 for any number of Business Days, any date required to be met by the Grantor that is affected by the Concessionaire's delay shall be extended by an equal number of Business Days.

5.7 Hazardous Substances

The Grantor confirms that all property in the Southeast Quadrant, Miller Avenue side to which access is to be provided pursuant to this Section 5 shall be free of Hazardous Substances to the extent that such Hazardous Substances would prevent construction and operation of the Miller Avenue relocation. If it is necessary to remove Hazardous Substances from the land, the land shall be reinstated to its original ground elevation with suitable clean fill, properly compacted after such removal if necessary for the construction of the Miller Avenue relocation. This work

is to be completed prior to the Concessionaire commencing the construction Work"

ARTICLE 5
OTHER AMENDMENTS

4.1 **Amendments to Schedule 4 of the CGLA**

Paragraph 1 of Schedule 4 of the CGLA is deleted therefrom and the following substituted therefor:

1.	**Highway 407 Central Deferred Interchanges other than the Kipling Avenue, Centre Street and Woodbine Avenue Interchanges**	(a)	Required Commencement of Construction Date – As soon as possible following the completion of the purchase and sale of the shares of OTCC and receipt of all Governmental Authorizations required for such Commencement of Construction
		(b)	Required Commissioned and Opened Date – December 31, 2001
		(c)	Required Total Completion Date – December 31, 2001
1.1	**Woodbine Avenue Interchange, Northwest Quadrant**	(a)	Required Commencement of Construction Date – As soon as possible following the completion of the purchase and sale of the shares of OTCC and receipt of all Governmental Authorizations required for such Commencement of Construction
		(b)	Required Commissioned and Opened Date – December 31, 2001
		(c)	Required Total Completion Date – December 31, 2001
1.2	**Woodbine Avenue Interchange, Southwest Quadrant, Burncrest Road side**	(a)	Required Commencement of Construction Date – As soon as possible following the completion of the purchase and sale of the shares of OTCC and receipt of all Governmental Authorizations required for such Commencement of Construction
		(b)	Required Commissioned and Opened Date – December 31, 2001

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		(c)	Required Total Completion Date – December 31, 2001

1.3	**Woodbine Avenue Interchange, Southeast Quadrant, Miller Avenue side**	(a)	Required Commencement of Construction Date – As soon as possible following the completion of the purchase and sale of the shares of OTCC and receipt of all Governmental Authorizations required for such Commencement of Construction
		(b)	Required Commissioned and Opened Date – December 31, 2002
		(c)	Required Total Completion Date – December 31, 2002
1.4	**Kipling Avenue and Centre Street Interchanges**	(a)	Required Commencement of Construction Date – As soon as required following the completion of the Study (as defined in Schedule 5) and receipt of all Governmental Authorizations required for such Commencement of Construction
		(b)	Required Commissioned and Opened Date – as determined by Schedule 5.
		(c)	Required Total Completion Date – as determined by Schedule 5.

5.1 <u>Further Amendment to Schedule 5 of the CGLA</u>

Schedule 5 of the CGLA is amended by adding thereto the following:

"6 Ministry Safety Standards

6.1 Corrective Measures

The Concessionaire shall review items 1 through 8 in the following table and submit a report to the Grantor for its Approval. Such report shall identify what Work, if any, is required to make each item comply with Ministry Safety Standards. The Concessionaire shall, with respect to each such item, undertake and complete the Work Approved by the Grantor in accordance with the provisions of this Agreement at its sole cost and expense on or before the first anniversary of the date of execution of this Agreement. The Concessionaire shall undertake and complete the Work set out in the second column of items 9 and 10 of the following table, on or before the first anniversary of the date of execution of this Agreement.

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Where the Concessionaire fails to include any item in the report or if the Grantor does not Approve of any such Work proposed by the Concessionaire, the Grantor reserves all rights it has pursuant to Section 6.4 of this Agreement with respect to such Work.

CONSTRUCTION ISSUES RELATED TO 407 CENTRAL

Item	Action Required if not in Compliance with Ministry Safety Standards
Highway 404	
1. Concrete barrier protection is too short for the high mast light pole & berm located on the right side just south of the advance turn off sign for Highway 7.	To be determined pursuant to Section 6.1.
2. Concrete barrier protection is too short for the high mast light pole & berm located on the right side just south of the 404S-407W ramp structure.	To be determined pursuant to Section 6.1.
3. "Safe-hit" devices located at the gore area for Highway 407W-404S ramp have been placed on both sides of the ramp; should only be on one side to allow for snow removal.	To be determined pursuant to Section 6.1.
4. Highway 407 bridge piers may be within clear zone.	To be determined pursuant to Section 6.1
Highway 407	
5. Existing 6" crushed stone slope paving at bridges that are not protected by guide rail.	To be determined pursuant to Section 6.1.
410S-Derry Rd. E/W	
6. Temporary concrete barrier was installed to protect the bridge abutments of the 407E-W-410S ramp.	To be determined pursuant to Section 6.1.
Derry Rd. E/W-410N	
7. Temporary concrete barrier has been installed to protect for the 407E-410N structure. Permanent barrier is required.	To be determined pursuant to Section 6.1.

CONSTRUCTION ISSUES RELATED TO 407 CENTRAL

Item	Action Required if not in Compliance with Ministry Safety Standards
8. The east side embankment south of the 410S-407E ramp appears to exceed recoverable slope criteria.	To be determined pursuant to Section 6.1.
Highway 400 SB Signing	
9. The "For Toronto Downtown use Highway 11A" sign in the vicinity of Highway 407W-400S ramp was taken down during construction and needs to be replaced.	Provide new sign.
Highway 427 NB Signing	
10. The turn off sign for Highway 407 indicates a two lane exit on the overhead sign. There are actually three lanes at the gore.	Review and modify markings and signing accordingly.

6.2 Waiver

The Concessionaire hereby waives any right it might have to be indemnified by the Grantor, including any right under paragraph 15.2(E) of the CGLA in relation to any Work referred to in this Article 6. The Concessionaire confirms that all Work required to be done pursuant to this Article 6 shall be done at the Concessionaire's sole cost and expense."

5.2 Further Amendment to Schedule 9 of the CGLA

Section 2.16 of Schedule 9 of the CGLA is amended by adding thereto the following:

"In addition to its obligation to be responsible for the costs of constructing the carpool lots, the Concessionaire shall be responsible for the additional costs related to the easterly relocation of the carpool lot along Highway 5 (Dundas Street). The Dundas Street East Highway 407 ramp shall not be modified from the Works designed and constructed as of October 2000."

5.3 Amendment to Schedule 22 of the CGLA

Section 1.1 of Schedule 22 of the CGLA is amended by adding thereto the following after the definition of "Specific User Charges":

"Specified Interchanges" means (i) the Woodbine Avenue interchange, the Kipling Avenue interchange and the Centre Street interchange as described in Schedule 5 of the Concession Agreement, and (ii) the Markham Road Bypass Interchange, the North Road Interchange and the Sideline 24 Interchange as set forth in Schedule 6 of the Concession Agreement."

5.4 **Further Amendment to Schedule 22 of the CGLA**

Article 1 of Schedule 22 of the CGLA is amended by adding thereto the following:

"**1.23 Section Commencement Dates**

Notwithstanding the definition of Section Commencement Date, whether or not any of the Specified Interchanges are Totally Completed or Commissioned and Opened shall not affect the determination of any Section Commencement Date."

ARTICLE 6
GENERAL

6.1 **Reservation of Rights**

For the avoidance of doubt, if the Concessionaire fails to complete any Work required by the amendments herein to the CGLA by the dates specified in such amendments, including the Woodbine Avenue interchange, the Kipling Avenue interchange and the Centre Street interchange, in addition to the remedies available for a Concessionaire's Default the Grantor shall have all remedies available to it at law for such failure.

6.2 **Release**

The Concessionaire and the Grantor acknowledge that all of the disputes related to the design and construction of Highway 407 existing as of the date of execution of this Agreement in any way or in any manner whatsoever, relating to, or arising in respect of or in connection with the Direction, the commuter carpool lots or Woodbine Avenue, have been settled by the terms of this Agreement. Nothing in this Agreement or any document or agreement relating hereto constitutes an acknowledgement by the Grantor that any Claims or Delay Events exist.

The Concessionaire and the Grantor hereby each remises, releases and forever discharges the other from all Claims, including any Claims for Losses, arising out of or in connection with the Direction, the commuter carpool lots or Woodbine Avenue, existing at any time up to the date of execution of this Agreement, which either now has or may have against the other.

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The Concessionaire and the Grantor each represent and warrant to the other that it has not assigned to any Person any Claim that it remises, releases or discharges under this Section 6.2.

Neither the Concessionaire nor the Grantor shall make any Claim or take any proceedings, including proceeding under the Dispute Resolution provisions of the CGLA, against any other Person who might claim contribution or indemnity in respect of the matters remised, released or discharged under this Section 6.2.

6.3 Effect on CGLA

Except as specifically set out in this Agreement none of the parties' rights or obligations under the CGLA are affected in any way by this Agreement.

6.4 Leasehold Mortgagee Consent

This Agreement shall not be effective until (i) each Leasehold Mortgagee, including any beneficiary of any deed of trust or similar instrument securing bonds or debentures representing a Leasehold Mortgage, has consented to this Agreement to the extent necessary under any Leasehold Mortgage, under Article 22 of the CGLA or under any agreement between the Grantor, the Concessionaire and any Leasehold Mortgagee pursuant to Article 22 of the CGLA; (ii) the Concessionaire has provided to the Grantor satisfactory evidence in writing of such consent; and (iii) the Concessionaire has provided to the Grantor a legal opinion from the Concessionaire's Counsel that all necessary consents have been obtained.

6.5 Notice

All notices, and other communications and Approvals required or permitted by this Agreement shall be in writing and shall be delivered, sent by telecopier or by registered mail (return receipt requested) to:

In the case of the Grantor, at:

Address: Ministry of Transportation
77 Wellesley Street West
3d Floor
Ferguson Block
Toronto, Ontario
M7A 1Z8

Attention: Assistant Deputy Minister, Policy, Planning and Standards Division
Telephone: (416) 327-8521
Fax Number: (416) 327-8746

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In the case of the Concessionaire, at:

Address:	6300 Steeles Avenue West Woodbridge, Ontario L4H 1J1
Attention:	Chief Financial Officer
Telephone:	(905) 264-5222
Fax Number:	(905) 265-4071

6.6 Further Acts

The parties shall do or cause to be done all such further acts and things as may be reasonably necessary or desirable to give full effect to this Agreement. Without limiting the foregoing, each party shall at any time and from time to time execute and deliver or cause to be executed and delivered such further documents and take such further actions as may be reasonably requested by the other party or parties in order to cure any defect in the execution and/or delivery of this Agreement.

6.7 Enurement and Binding Effect

This Agreement shall enure to the benefit of the parties hereto and their respective permitted successors and assigns and be binding upon the parties hereto and their respective successors and permitted assigns.

6.8 Counterparts

This Agreement may be executed in any number of counterparts which, taken together, shall constitute one and the same agreement. This Agreement shall be effective when it has been executed by each of the parties hereto and delivered to all parties hereto.

6.9 Facsimile Execution

To evidence the fact that it has executed this Agreement, a party hereto may send a copy of its executed counterpart to all other parties hereto by facsimile transmission. Such party shall be deemed to have executed and delivered this Agreement on the date it sent such facsimile transmission. In such event, such party shall forthwith deliver to the other parties hereto an original counterpart of this Agreement executed by such party.

SCHEDULE "A"

DIRECTION

6.10 Dispute Resolution

Except for disputes with respect to Section 6.1, all disputes between the parties to this Agreement that relate to this Agreement shall be resolved as provided by the CGLA.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement.

THE CROWN IN RIGHT OF ONTARIO AS REPRESENTED BY THE MINISTER OF TRANSPORTATION

Per: David Turnbull
Title: Minister of Transportation

407 ETR CONCESSION COMPANY LIMITED

Per: ____________________
Name: Ken Walker
Title: CFO + Secretary

Per: ____________________ c/s
Name: José María López de Fuentes
Title: CEO + President

SCHEDULES

TO

HIGHWAY 407

CONCESSION AND

GROUND LEASE AGREEMENT

INDEX